UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (Amendment No.        )

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

REYNOLDS AMERICAN INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

In accordance with Rule 14a-6(d) under Regulation 14A of the Securities Exchange Act of 1934, as amended, please be advised that RAI intends to release definitive copies of the proxy statement to security holders on or about March 23, 2016.

PRELIMINARY COPY

March      , 2016

Dear Fellow Shareholder:

You are cordially invited to attend the 2016 annual meeting of shareholders of Reynolds American Inc. The meeting will be held at 9:00 a.m. (Eastern Time) on Thursday, May 5, 2016, in the Reynolds American Plaza Building Auditorium at RAI’s corporate offices, 401 North Main Street, Winston-Salem, North Carolina.

The matters to be acted on at the annual meeting are described in the accompanying notice of meeting and proxy statement. Please give careful attention to these proxy materials.

Pursuant to rules promulgated by the U.S. Securities and Exchange Commission, we are providing to most of our shareholders access to our proxy materials over the Internet through a process informally called “e-proxy.” We believe these rules allow us to deliver proxy materials to our shareholders in a cost-efficient and an environmentally sensitive manner, while preserving the ability of shareholders to receive paper copies of these materials if they wish.

It is important that your shares be represented and voted at the annual meeting regardless of the size of your holdings. Whether or not you plan to attend the annual meeting, we encourage you to vote your shares in advance of the annual meeting by using one of the methods described in the accompanying proxy materials.

Attendance at the annual meeting will be limited to our shareholders as of the record date of March 7, 2016, and to guests of RAI, as more fully described in the proxy statement. Admittance tickets will be required. If you are a shareholder and plan to attend, you MUST pre-register for the meeting and request an admittance ticket no later than Wednesday, April 27, 2016, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. If your shares are not registered in your own name, evidence of your stock ownership as of March 7, 2016, must accompany your letter. You can obtain this evidence from your bank or brokerage firm, typically in the form of your most recent monthly statement. You may confirm receipt of your pre-registration request by calling (336) 741-1657. An admittance ticket will be held in your name at the registration desk, not mailed to you in advance of the meeting. Proper identification will be required to obtain your admittance ticket at the registration desk.

We anticipate that a large number of shareholders will attend the meeting. Seating is limited, so we suggest that you arrive early. The auditorium will open at 8:30 a.m. (Eastern Time).

If you have questions or need assistance in voting your shares, please contact our Shareholder Services Department at (866) 210-9976 (toll-free).

Thank you for your support and continued interest in RAI.

Sincerely,

Thomas C. Wajnert

Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON THURSDAY, MAY 5, 2016

March      , 2016

To our Shareholders:

The 2016 annual meeting of shareholders of Reynolds American Inc. will be held at 9:00 a.m. (Eastern Time) on Thursday, May 5, 2016, in the Reynolds American Plaza Building Auditorium at RAI’s corporate offices, 401 North Main Street, Winston-Salem, North Carolina. At the meeting, shareholders will be asked to take the following actions:

(1)	to elect two Class II directors to serve until the 2018 annual meeting of shareholders and five Class III directors to serve until the 2019 annual meeting of shareholders;

(2)	to approve an amendment to RAI’s Amended and Restated Articles of Incorporation to declassify the Board of Directors;

(3)	to approve an amendment to RAI’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of RAI common stock, par value $.0001 per share, from 1,600,000,000 to 3,200,000,000;

(4)	to approve, on an advisory basis, the compensation of RAI’s named executive officers;

(5)	to ratify the appointment of KPMG LLP as RAI’s independent registered public accounting firm for 2016;

(6)	to act on two shareholder proposals, if presented by their proponents; and

(7)	to transact any other business as may be properly brought before the meeting or any adjournment or postponement thereof.

Only holders of record of RAI common stock as of the close of business on March 7, 2016, are entitled to notice of, and to vote at, the 2016 annual meeting of shareholders of RAI.

Whether or not you plan to attend the meeting, we urge you to vote your shares using a toll-free telephone number or the Internet, or by completing, signing and mailing the proxy card that either is included with these materials or will be sent to you at your request. Instructions regarding the different voting methods are contained in the accompanying proxy statement.

By Order of the Board of Directors,

McDara P. Folan, III

Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 5, 2016

RAI’s Notice of Annual Meeting, Proxy Statement, Annual Report on Form 10-K for the year ended December 31, 2015, and a letter from our Chairman of the Board and our President and CEO are available at www.reynoldsamerican.com/Investors/Financials-and-Filings/Annual-Reports.

i

AUDIT MATTERS	98
Audit Committee Report	98
Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy	99
Fees of Independent Registered Public Accounting Firm	99

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	106
Related Person Transaction Approval Policy	106
2015 Related Person Transactions	107
OTHER	109

ii

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The Board of Directors, sometimes referred to as the Board, of Reynolds American Inc. is soliciting your proxy to vote at our 2016 annual meeting of shareholders (or any adjournment or postponement of the annual meeting). References in this proxy statement to “RAI,” “we,” “our,” or “us” are references to Reynolds American Inc. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the 2016 annual meeting. Please read it carefully.

In accordance with certain rules of the U.S. Securities and Exchange Commission, referred to as the SEC, we are making our proxy materials (consisting of this proxy statement and proxy card, our 2015 Annual Report on Form 10-K and a letter from our Chairman of the Board and our President and Chief Executive Officer, also referred to as CEO) available over the Internet, rather than mailing a printed copy of our proxy materials to every shareholder, which process we refer to as e-proxy. We began mailing a Notice of Internet Availability of Proxy Materials, referred to as the Notice, on or about March      , 2016, to all shareholders entitled to vote, except shareholders who already had requested a printed copy of our proxy materials and except participants in our 401k Plan and SIP, defined below, to whom we began mailing proxy materials (including a proxy card) on or about March      , 2016. More information about e-proxy is provided in the following set of questions and answers, including information on how to receive by mail, free of charge, paper copies of the proxy materials, in the event you received a Notice.

When and where will the annual meeting be held?

The date, time and place of our 2016 annual meeting are set forth below:

Date and Time:	Thursday, May 5, 2016 at 9:00 a.m. (Eastern Time)

Place:	Reynolds American Plaza Building Auditorium 401 North Main Street, Winston-Salem, North Carolina

What is required to attend the annual meeting?

Attendance at our 2016 annual meeting will be limited to our shareholders as of the record date of March 7, 2016, referred to as the record date, and to pre-approved guests of RAI. All shareholder guests must be pre-approved by RAI and will be limited to spouses, persons required for medical assistance and properly authorized representatives of our shareholders as of the record date. Admittance tickets will be required to attend the meeting. If you are a shareholder and plan to attend, you MUST pre-register and request an admittance ticket for you (and any guest for whom you are requesting pre-approval) no later than Wednesday, April 27, 2016, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. If your shares are not registered in your own name, evidence of your stock ownership as of March 7, 2016, must accompany your letter. You can obtain this evidence from your bank or brokerage firm, typically in the form of your most recent monthly statement. You may confirm receipt of your pre-registration request by calling (336) 741-1657. An admittance ticket will be held in your name at the registration desk — not mailed to you in advance of the meeting. Proper identification will be required to obtain your admittance ticket at the registration desk.

The 2016 annual meeting is a private business meeting. In accordance with RAI’s Amended and Restated Bylaws, referred to as our Bylaws, and North Carolina law, our Chairman of the Board has the right and authority to determine and maintain the rules, regulations and procedures for the conduct of the meeting, including, but not limited to, maintaining order and the safety of those in attendance, dismissing business not properly submitted, opening and closing the polls for voting and limiting time allowed for discussion of the business at the meeting. Failure to abide by the meeting rules will not be tolerated and may result in expulsion from the meeting. A copy of the meeting rules will be provided to all properly pre-registered shareholders and guests with their admittance ticket.

We anticipate that a large number of shareholders will attend the meeting. Seating is limited, so we suggest you arrive early. The auditorium will open at 8:30 a.m. (Eastern Time).

If you have a disability, we can provide reasonable assistance to help you participate in the meeting. If you plan to attend the meeting and require assistance, please write or call the Office of the Secretary of RAI no later than May 4, 2016, at P.O. Box 2990, Winston-Salem, North Carolina 27102-2990, telephone number (336) 741-5162.

What is the purpose of the annual meeting?

At our 2016 annual meeting, RAI’s management will report on RAI’s performance during the last fiscal year and respond to questions from shareholders, and shareholders will vote upon the following matters outlined in the notice of annual meeting:

Item	Description	Page Reference
1	Election of two Class II directors to serve until the 2018 annual meeting of shareholders and five Class III directors to serve until the 2019 annual meeting of shareholders (except, if Item 2 described below is approved by shareholders, then the terms of all of RAI’s existing directors will expire at the 2017 annual meeting of shareholders)	8
2	Approval of an amendment to RAI’s Amended and Restated Articles of Incorporation, referred to as the Articles of Incorporation, to declassify the Board of Directors, referred to as the Declassification Amendment	94
3	Approval of an amendment to RAI’s Articles of Incorporation to increase the number of authorized shares of RAI common stock from 1,600,000,000 to 3,200,000,000, referred to as the Authorized Shares Amendment	95
4	Approval, on an advisory basis, of the compensation of our named executive officers (who are set forth in the 2015 Summary Compensation Table below)	97
5	Ratification of the appointment of KPMG LLP as RAI’s independent registered public accounting firm for 2016, referred to as the ratification of KPMG as our independent registered public accounting firm for 2016	100
6	Shareholder proposal on adoption of payout policy preference for share repurchases, if presented by its proponent	102
7	Shareholder proposal on mediation of alleged human rights violations, if presented by its proponent	104

What are the Board’s recommendations regarding the matters to be acted on at the annual meeting?

Item	Description	Board’s Voting Recommendation
1	Election of all director nominees	FOR
2	Approval of Declassification Amendment	FOR
3	Approval of Authorized Shares Amendment	FOR
4	Approval, on an advisory basis, of the compensation of our named executive officers	FOR
5	Ratification of KPMG as our independent registered public accounting firm for 2016	FOR
6	Shareholder proposal on adoption of payout policy preference for share repurchases	AGAINST
7	Shareholder proposal on mediation of alleged human rights violations	AGAINST

What is e-proxy, and why is RAI using it?

E-proxy refers to the process allowed under SEC rules permitting companies to make their proxy materials available over the Internet, instead of mailing paper copies of the proxy materials to every shareholder. We are using e-proxy to distribute proxy materials to most of our shareholders because it will be cost effective for RAI and our shareholders (by lowering printing and mailing costs), reduce the consumption of paper and other resources, and provide shareholders with more choices for accessing proxy information.

I received the Notice, but I prefer to read my proxy materials on paper — can I get paper copies?

Yes. In addition to providing instructions on accessing the proxy materials on the Internet (by visiting a website referred to in the Notice), the Notice has instructions on how to request paper copies by phone, e-mail or on the Internet. You will be sent, free of charge, printed materials within three business days of your request. Once you request paper copies, you will continue to receive the materials in paper form until you instruct us otherwise.

I had consented before to the electronic delivery of proxy materials — will I continue to receive them via e-mail?

Yes. The e-proxy rules work in harmony with the existing rules allowing shareholders to consent to electronic delivery of proxy materials. If you have already registered to receive materials electronically, you will continue to receive them that way. If you have not already done so, but desire now to consent to electronic delivery, please see the question below “Can I receive future proxy materials from RAI electronically?”

Who is entitled to vote at the annual meeting?

Shareholders who owned RAI common stock at the close of business on March 7, 2016, the record date, are entitled to vote. As of the record date, we had                              shares of RAI common stock outstanding. Each outstanding share of RAI common stock is entitled to one vote. The number of shares you own is reflected on your Notice and/or proxy card.

Is there a difference between holding shares “of record” and holding shares in “street name”?

Yes. If your shares are registered directly in your name with RAI’s transfer agent (Computershare), then you are considered to be the shareholder “of record” with respect to those shares, and the Notice and/or these proxy materials are being sent directly to you by RAI. If your shares are held in the name of a nominee or intermediary, such as a bank or broker, then you are considered to hold those shares in “street name” or to be the “beneficial owner” of such shares. If you are a beneficial owner, then the Notice and/or these proxy materials are being forwarded to you by your nominee or intermediary who is considered the shareholder of record with respect to the shares.

How many votes must be present to hold the annual meeting?

A quorum of shareholders is necessary to hold a valid meeting. The holders of record, present in person or by proxy at the meeting, of a majority of the shares entitled to vote constitute a quorum. Once a share is represented for any purpose at the meeting, it is considered present for quorum purposes for the remainder of the meeting. Abstentions and “broker non-votes” will be counted in determining the existence of a quorum. A “broker non-vote” occurs on an item when a nominee or intermediary is not permitted to vote without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the nominee with such instructions.

How can I vote my shares?

You may vote in person at our 2016 annual meeting or you may designate another person — your proxy — to vote your stock. The written document used to designate someone as your proxy also is called a proxy or proxy card. We urge you to submit a proxy to have your shares voted even if you plan to attend the annual meeting. You can always change your vote at the meeting. If you are a shareholder of record, then you can have your shares voted at the annual meeting in person or by submitting a proxy over the Internet by following the instructions in the Notice, or, if you request printed copies of the proxy materials by mail, you can also vote by mail or telephone.

If you are a beneficial owner and you want to vote by proxy, then you may vote by proxy over the Internet, or if you request printed copies of the proxy materials by mail, you can also vote by mail or by telephone by following the instructions in the Notice.

If I want to vote my shares in person at the annual meeting, what must I do?

If you plan to attend the meeting and vote in person and you hold your shares directly in your own name, then we will give you a ballot when you arrive. However, if you hold your shares in street name, then you must obtain a legal proxy assigning to you the right to vote your shares from the nominee or intermediary, such as a bank or broker, who is the shareholder of record. The legal proxy must accompany your ballot to vote your shares in person.

If I hold shares in an employee benefit plan sponsored by RAI, how will those shares be voted?

If you participate in the RAI 401k Savings Plan, referred to as the 401k Plan, or in the Puerto Rico Savings & Investment Plan, referred to as the SIP, then your proxy card will serve as voting instructions for the trustee of the 401k Plan or the custodian of the SIP for shares of RAI common stock allocated to your account under the 401k Plan or the SIP. Shares for which no instructions are received will be voted by the trustee of the 401k Plan and the custodian of the SIP in the same proportion as the shares for which instructions are received by each of them.

What are my choices when voting?

You may specify whether your shares should be voted for or against, or whether you abstain from voting with respect to, each of the director nominees. You also may specify whether your shares should be voted for or against, or whether you abstain from voting with respect to, each of the other proposals.

What if I do not specify how I want my shares voted?

If you sign and return a proxy card, one of the individuals named on the card (your proxy) will vote your shares as you have directed. If you are a shareholder of record and return a signed proxy card, or if you give your proxy by telephone or over the Internet, but do not make specific choices, your proxy will vote your shares in accordance with the Board’s recommendations listed above. Please see the discussion below under “How many votes are required to elect directors and adopt the other proposals?” for further information on the voting of shares.

If any other matter is presented at our 2016 annual meeting, then your proxy will vote in accordance with his or her best judgment. At the time this proxy statement went to press, we knew of no other matters that had been properly presented to be acted upon at the annual meeting.

Can I change my proxy?

Yes. You may revoke or change your proxy by:

•	sending in another signed proxy card with a later date;

•	notifying our Secretary in writing before the meeting that you have revoked your proxy; or

•	voting in person at the meeting or through Internet or telephone voting. Your latest telephone or Internet vote is the one that is counted.

How many votes are required to elect directors and adopt the other proposals?

The required number of votes depends upon the particular item to be voted upon:

Item	Description	Vote Necessary*
1	Election of director nominees**	Election of each director nominee requires that the nominee receive a majority of the votes cast at the meeting with respect to the director’s election.
2	Approval of Declassification Amendment	Approval requires the affirmative vote, in person or by proxy, of a majority of the votes cast at the meeting.
3	Approval of Authorized Shares Amendment	Approval requires the affirmative vote, in person or by proxy, of a majority of the votes cast at the meeting.
4	Advisory vote to approve the compensation of our named executive officers	Approval requires the affirmative vote, in person or by proxy, of a majority of the votes cast at the meeting, but such vote is only advisory and will not be binding on us.
5	Ratification of KPMG as our independent registered public accounting firm for 2016	Approval requires the affirmative vote, in person or by proxy, of a majority of the votes cast at the meeting.
6 and 7	Shareholder proposals	Approval requires the affirmative vote, in person or by proxy, of a majority of the votes cast at the meeting.

*	Under the rules of the New York Stock Exchange, referred to as the NYSE, if you hold your shares in street name, your nominee or intermediary may not vote your shares on Items 1–4, 6 and 7 without instructions from you. Without your voting instructions, a broker non-vote will occur on Items 1–4, 6 and 7. Your nominee or intermediary is permitted to vote your shares on Item 5 even if it does not receive voting instructions from you. Abstentions from voting will have the same effect as a vote “AGAINST” on Items 1–4, 6 and 7. Broker non-votes will have no effect on Items 1–4, 6 and 7.

**	In the election of directors, a majority of the votes cast means that the number of votes “FOR” a director nominee must exceed the number of votes “AGAINST” a director nominee. Pursuant to RAI’s Corporate Governance Guidelines, any director who does not receive a majority of the votes cast shall tender his or her resignation to the Board following certification of the vote. The Board’s Corporate Governance, Nominating and Sustainability Committee, referred to as the Governance Committee, will consider the resignation offer and, after considering all factors it deems relevant, recommend to the Board whether to accept or reject the offer. A director whose resignation is rejected by the Board will continue to serve as a director until his or her successor is duly elected and qualified, or his or her earlier death, subsequent resignation or removal. The Board will act on the recommendation, after considering all factors the Board believes to be relevant, and publicly disclose its decision in a press release within 90 days after the certification of the election results.

Who counts the votes?

We will retain an independent party, Broadridge Financial Solutions, Inc., to receive and tabulate the proxies, and to serve as the inspector of election to certify the results.

Are votes confidential?

The votes of all shareholders will be held in confidence from our directors, officers and employees, except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against RAI;

•	in case of a contested proxy solicitation;

•	if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or

•	to allow the independent inspector of election to certify the results of the vote.

How do I obtain the voting results?

Preliminary voting results will be announced at the 2016 annual meeting, and will be set forth in a press release that we intend to issue after the annual meeting. The press release will be available on our website at www.reynoldsamerican.com. Final voting results are expected to be published in a Current Report on Form 8-K filed with the SEC within four business days after the 2016 annual meeting. A copy of this Current Report on Form 8-K will be available on our website after its filing with the SEC.

Can I receive future proxy materials from RAI electronically?

Yes. Shareholders can elect to receive an e-mail that will provide electronic links to these materials in the future. If you are a registered shareholder, and have not already elected to view documents issued by us over the Internet, then you can choose to receive these documents electronically by following the appropriate prompts when you vote using the Internet. (If you hold your RAI common stock in nominee name, then you should review the information provided by your nominee for instructions on how to elect to view future proxy materials and annual reports using the Internet.) By choosing to receive shareholder materials electronically, you support us in our effort to control escalating printing and postage costs, and to protect the environment. We hope that our shareholders find this service convenient and useful. Costs normally associated with electronic access, such as usage and telephonic charges, will be your responsibility.

If you elect to view our annual reports and proxy materials using the Internet, we will send you a notice at the e-mail address provided by you explaining how to access these materials, but we will not send you paper copies of these materials unless you request them. We also may choose to send one or more items to you in paper form even though you elected to receive them electronically. Your consent to receive materials electronically rather than by mail will be effective until you revoke it by terminating your registration by going to the website http://enroll.icsdelivery.com/rai, writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990, or calling us at (336) 741-5162. If at any time you would like to receive a paper copy of the annual report, proxy statement or other documents issued by us, you may request any of these documents by writing to the address above, calling us at (336) 741-5162 or going to our website at www.reynoldsamerican.com.

By consenting to electronic delivery, you are stating to us that you currently have access to the Internet and expect to have access to the Internet in the future. If you do not have access to the Internet, or do not expect to have access in the future, please do not consent to electronic delivery because we may rely on your consent and not deliver paper copies of documents, including, for example, future annual meeting materials or other documents issued by us.

Can RAI deliver only one set of annual meeting materials to multiple shareholders who share the same address?

Yes. SEC rules allow us to send a single Notice or copy of our proxy materials to two or more of our shareholders sharing the same address, subject to certain conditions, in a process called “householding.” To take advantage of the cost savings offered by householding, we have delivered only one Notice or copy of proxy materials to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or proxy materials, as requested, to any shareholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice, proxy statement or Annual Report on Form 10-K, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095, or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of future Notices, proxy statements and Annual Reports on Form 10-K for your household, please contact Broadridge at the above phone number or address.

How will RAI solicit votes, and who will pay for the proxy solicitation?

We are soliciting this proxy on behalf of your Board of Directors and will bear the solicitation expenses. We are making this solicitation by mail, but our directors, officers and employees also may solicit by telephone, e-mail, facsimile or in person. We will pay for the cost of these solicitations, but these individuals will receive no additional compensation for their solicitation services. We will reimburse nominees, if they request, for their expenses in forwarding proxy materials to beneficial owners.

Is a list of shareholders available?

Yes, an alphabetical list of the names of all shareholders of record, as of the close of business on the record date, will be available for inspection by any shareholder or his or her representative, upon written demand, during the period from March 25, 2016, to May 5, 2016. This list can be viewed at RAI’s corporate offices located at 401 North Main Street, Winston-Salem, North Carolina between the hours of 8:30 a.m. and 5:00 p.m. (Eastern Time). Under applicable North Carolina law, a shareholder or his or her representative may, under certain circumstances and at the shareholder’s expense, copy the list during the period it is available for inspection. A shareholder desiring to inspect and/or copy the shareholder list should contact RAI’s Secretary at P.O. Box 2990, Winston-Salem, North Carolina 27102-2990 (phone: (336) 741-5162), to make necessary arrangements. In addition, we will make the shareholder list available for inspection to any shareholder or his or her representative during the 2016 annual meeting.

Whom should I contact if I have questions about voting at the annual meeting?

If you have any questions or need further assistance in voting your shares, please contact:

Reynolds American Inc.

Shareholder Services

P.O. Box 2990

Winston-Salem, NC 27102-2990

(866) 210-9976 (toll-free)

THE BOARD OF DIRECTORS

Item 1: Election of Directors

The business and affairs of RAI are managed under the direction of your Board of Directors. The Board currently consists of 13 directors who are divided into two classes of four directors each and one class with five directors, with each class serving staggered terms of three years. The four Class I directors have a term ending on the date of the 2017 annual meeting, the four Class II directors, except as otherwise noted below, have a term ending on the date of the 2018 annual meeting, and the five Class III directors have a term ending on the date of the 2016 annual meeting. Pursuant to our Articles of Incorporation, each class is to consist, as nearly as may reasonably be possible, of one-third of the total number of directors constituting the Board.

Each of the following persons currently serving on the Board as a Class III director has been nominated for re-election to such class at the 2016 annual meeting: Susan M. Cameron, Martin D. Feinstein, Murray S. Kessler, Ricardo Oberlander and Lionel L. Nowell, III. If re-elected at the 2016 annual meeting, all five such persons will hold office until the 2019 annual meeting (except if Item 2 described below is approved, in which event their terms will expire at the 2017 annual meeting) or until their successors have been elected and qualified.

In addition to the foregoing persons nominated for re-election as Class III directors, Robert Lerwill and Jerome Abelman have been nominated for re-election to the Board as Class II directors at the 2016 annual meeting. Mr. Lerwill was first elected to serve at the Board’s July 2015 meeting, when he was elected to fill the vacancy in Class II resulting from the death of Sir Nicholas Scheele in July 2014. Mr. Abelman was first elected to serve at the Board’s February 2016 meeting, when he was elected to fill a vacancy in Class II resulting from the retirement of John P. Daly. Although the terms of the other Class II directors end on the date of the 2018 annual meeting, Messrs. Lerwill’s and Abelman’s current terms as Class II directors are scheduled to expire on the date of the 2016 annual meeting because, under the law of North Carolina (the state in which RAI is incorporated), each of them was elected to fill a vacancy on the Board. If re-elected at the 2016 annual meeting, Messrs. Lerwill and Abelman, like the other Class II directors, will hold office until the 2018 annual meeting (except if Item 2 described below is approved, in which event their terms will expire at the 2017 annual meeting) or until their successors have been elected and qualified.

If any of the above director nominees is not re-elected at the 2016 annual meeting, he or she will be required to tender his or her resignation from the Board. The Board then may choose to accept or reject such resignation. For more information, see “Information about the Annual Meeting and Voting – How many votes are required to elect directors and adopt the other proposals?” above.

As previously disclosed, Richard E. Thornburgh resigned from the Board effective December 7, 2015. If all the nominees are elected, then the Board will consist of 13 directors — four Class I directors, four Class II directors and five Class III directors.

In June 2015, pursuant to terms of the merger agreement entered into by RAI in connection with its acquisition of Lorillard, Inc., referred to as Lorillard, the Board appointed Mr. Kessler (who had served as Chairman, President and Chief Executive Officer of Lorillard immediately prior to the closing of the merger) as a Class III director. In addition, pursuant to the terms of the Governance Agreement, dated July 30, 2004, as amended, referred to as the Governance Agreement, by and among RAI, Brown & Williamson Holdings, Inc. (formerly known as Brown & Williamson Tobacco Corporation), referred to as B&W, and British American Tobacco p.l.c., the parent corporation of B&W and referred to as BAT, B&W has designated Messrs. Abelman and Lerwill as nominees for re-election to the Board as Class II directors and Messrs. Feinstein and Oberlander as nominees for re-election to the Board as Class III directors. (The material terms of the Governance Agreement relating to the nomination of directors are described below under “— Governance Agreement.”). The Board’s Governance Committee has recommended Ms. Cameron and Messrs. Kessler and Nowell as nominees for re-election to the Board as Class III directors. The other person who has been designated by B&W pursuant to the Governance Agreement as a director of RAI is Ronald S. Rolfe (a Class I director).

If Item 2: Proposed Amendment to Articles of Incorporation to Declassify the Board of Directors (described below beginning on page 94) is approved by shareholders, then the terms of all of RAI’s existing directors will expire at the 2017 annual meeting of shareholders and the nominees for director at that meeting will stand for election to one-year terms.

Your proxy will vote for each of the nominees for directors unless you specifically vote against, or affirmatively abstain from voting with respect to, a particular nominee. If any such nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected.

Your Board of Directors recommends a vote “FOR” the election of each of the five Class III director nominees and the two Class II director nominees.

Biographies of Board Members

Certain biographical information regarding the persons nominated for election to the Board at our 2016 annual meeting and regarding the other persons who will continue to serve on the Board after the 2016 annual meeting is set forth below:

Director Nominees

Class III Directors (terms to expire in 2019)

Susan M. Cameron	Director Since: 2013 (also 2004 – 2011) Age: 57	Board Committees: None

Professional Experience:

President and Chief Executive Officer of RAI (since May 2014)

•  President and CEO of RAI (2004 until her retirement in 2011)

•  Chairman of the Board of RAI (2006 – 2010)

•  President of RAI Services Company, referred to as RAISC, a wholly owned subsidiary of RAI (since May 2014 and from 2010 until her retirement in 2011)

•  Chairman of the Board of R. J. Reynolds Tobacco Company, referred to as RJR Tobacco, a wholly owned operating subsidiary of RAI (2004 – 2008)

•  CEO of RJR Tobacco (2004 – 2006)

•  President and CEO of B&W (2001 – 2004)

•  Chairman of the Board of B&W (2003 – 2004) and Director of B&W (2000 – 2004)

•  Various marketing positions with B&W and BAT (1981 – 2000)

Other Current Public Company Directorships: R.R. Donnelley & Sons Company;

and Tupperware Brands Corporation

Other Directorships, Trusteeships and Memberships: University of Florida Board of Trustees

Director Qualifications, Attributes, Skills and Experience:

The Governance Committee believes that Ms. Cameron, with her more than 32 years of experience in the tobacco industry, including her current and prior service as the Chairman, President and CEO of RAI, brings to the Board: strong leadership skills and comprehensive knowledge of the tobacco industry; marketing and brand leadership expertise; and essential insight and perspective regarding the strategic and operational opportunities and challenges of RAI and its operating companies. Ms. Cameron’s service on other public and private company boards and committees also brings valuable experience and insight to the Board.

Martin D. Feinstein	Director Since: 2005 Age: 67 Independent	Board Committees: Audit and Finance (Chair); Corporate Governance, Nominating and Sustainability B&W Designee

Professional Experience:

Retired Chairman of Farmers Group, Inc. (a provider of personal property/casualty insurance) and Farmers New World Life Insurance Company (a provider of life insurance and annuities)

•  Chairman of Farmers Group, Inc. and Farmers New World Life Insurance Company (1997 until his retirement in 2005)

•  CEO of Farmers Group, Inc. (1997 – 2005)

•  President and Chief Operating Officer of Farmers Group, Inc. (1995 – 1996)

•  Various management positions with Farmers Group, Inc. (1973 – 1995); Farmers Group, Inc. was an indirect, wholly owned subsidiary of B.A.T. Industries p.l.c., an affiliate of BAT, from 1988 – 1998

Other Current Public Company Directorships: None

Other Directorships, Trusteeships and Memberships: None

Director Qualifications, Attributes, Skills and Experience:

The Governance Committee believes that Mr. Feinstein, with his nearly 35 years of operational and financial management experience in the insurance industry, including his service as the chairman, chief executive officer and chief operating officer of a national insurance company, brings to the Board strong leadership skills and extensive knowledge in the areas of: strategy development and execution; financial reporting, accounting and controls; insurance and risk management; and corporate governance. Mr. Feinstein’s service on other public and private company boards and committees also brings valuable experience and insight to the Board.

Murray S. Kessler	Director Since: 2015 Age: 56	Board Committees: None

Professional Experience:

Former Chairman, President and Chief Executive Officer of Lorillard, Inc. (the third largest tobacco company in the United States prior to its acquisition by RAI)

•  Chairman, President and CEO of Lorillard (January 2011 – June 2015)

•  Director, President and CEO of Lorillard (September 2010 – January 2011)

•  Vice Chairman of Altria Group, Inc. and President and CEO of UST, Inc., referred to as UST, following the acquisition of UST by Altria (January 2009 – June 2009)

•  Chairman of the Board of UST (2008 – 2009)

•  President and CEO of UST (2007 – 2008)

•  President and Chief Operating Officer of UST (2005 – 2006)

•  President of U.S. Smokeless Tobacco Company, a subsidiary of UST (2000 – 2005)

•  Positions with various consumer packaged goods companies (1982 – 2000)

Other Current Public Company Directorships: None

Other Directorships, Trusteeships and Memberships: U.S. Equestrian Federation; U.S. Equestrian Team Foundation; and Villanova University Marketing and Public Policy Center

Director Qualifications, Attributes, Skills and Experience:

The Governance Committee believes that Mr. Kessler, with his more than 33 years of consumer packaged goods experience, including his 15 years in the tobacco industry and his service as the chairman, president and CEO of Lorillard, brings to the Board strong leadership skills, insight and perspective regarding the strategic and operational opportunities and challenges related to the tobacco industry and extensive knowledge in the areas of: strategy development and execution; corporate finance and credit; marketing and brand leadership expertise; and corporate governance. Mr. Kessler’s service on other public and private company boards and committees also brings valuable experience and insight to the Board.

Lionel L. Nowell, III	Director Since: 2007 Age: 61 Independent	Board Committees: Audit and Finance

Professional Experience:

Retired Senior Vice President and Treasurer for PepsiCo (one of the world’s largest food and beverage companies)

•  Senior Vice President and Treasurer for PepsiCo (August 2001 until his retirement in May 2009)

•  Chief Financial Officer for The Pepsi Bottling Group (2000 – 2001)

•  Controller for PepsiCo (1999 – 2000)

•  Senior Vice President, Strategy and Business Development for RJR Nabisco, Inc. (1998 to 1999)

Other Current Public Company Directorships: American Electric Power, Inc.; Bank of America Corporation; and Darden Restaurants, Inc.

Other Directorships, Trusteeships and Memberships: Dean’s Advisory Board at The Ohio State University Fisher College of Business; American Institute of Certified Public Accountants; and Ohio Society of CPAs

Director Qualifications, Attributes, Skills and Experience:

The Governance Committee believes that Mr. Nowell, with his more than 30 years of operational and financial management experience in the consumer products industry, including his service as the senior vice president and treasurer of a multi-national food and beverage company, brings to the Board strong leadership skills and extensive knowledge in the areas of: strategy development and execution; corporate finance, credit and treasury; financial reporting, accounting and controls; and risk management. In addition, Mr. Nowell’s service on other public and private company boards and committees brings valuable experience and insight to the Board.

Ricardo Oberlander	Director Since: 2014 Age: 52	Board Committees: None B&W Designee

Professional Experience:

Management Board Director, Americas Region of BAT (the world’s second largest publicly traded tobacco group) (since January 2013) and Chairman of the Board of Directors of BAT’s Souza Cruz subsidiary in Brazil (since April 2013)

•  Global Consumer Director for BAT (April 2012 – December 2012)

•  General Manager of BAT, France (April 2010 – March 2012)

•  Variety of marketing positions with BAT and its subsidiaries (1989 – 2010)

Other Current Public Company Directorships: None

Other Directorships, Trusteeships and Memberships: CMO Council Latin American Advisory Board

Director Qualifications, Attributes, Skills and Experience:

The Governance Committee believes that Mr. Oberlander, with his more than 26 years of experience in the tobacco industry and with BAT, brings to the Board strong leadership skills, extensive knowledge of the tobacco industry and valuable expertise on the brand-marketing, operational and financial issues related to the tobacco industry. Mr. Oberlander’s service on other boards, including the management board of BAT, also brings valuable experience and insight to the Board.

Class II Directors (terms to expire in 2018)

Jerome Abelman	Director Since: 2016 Age: 52	Board Committees: None B&W Designee

Professional Experience:

General Counsel and Management Board Director of Legal & External Affairs of British American Tobacco (Holdings) Ltd., a subsidiary of BAT (since May 2015)

•  Management Board Director, Corporate and Regulatory Affairs of British American Tobacco (Holdings) Ltd. (January 2015 – May 2015)

•  Assistant General Counsel, Head of Corporate and Commercial Legal of British American Tobacco (Holdings) Ltd. (July 2014 – December 2014)

•  Regional General Counsel, Head of Security and Anti-Illicit Trade of British American Tobacco Asia Pacific Region Ltd. (July 2010 – July 2014)

•  Various other legal positions with the BAT group (2002 – 2010)

Other Current Public Company Directorships: None

Other Directorships, Trusteeships and Memberships: None

Director Qualifications, Attributes, Skills and Experience:

The Governance Committee believes that Mr. Abelman brings to the Board strong leadership skills, extensive knowledge of the tobacco industry and valuable legal expertise, including over 13 years of experience in the areas of: complex litigation, regulation, corporate governance, security and anti-illicit trade, particularly among BAT group companies around the world.

Robert Lerwill	Director Since: 2015 Age: 64 Independent	Board Committees: Compensation and Leadership Development B&W Designee

Professional Experience:

Retired Chief Executive Officer of Aegis Group (a global communications, media and market research company)

•  CEO of Aegis Group (2005 until his retirement in 2008)

•  Deputy Group Chief Executive of Cable & Wireless plc (2002 – 2003)

•  Chief Executive, Cable & Wireless Regional (2000 – 2002)

•  Group Finance Director Chief of WPP Group plc (1986 – 1996)

Other Current Public Company Directorships: ITC Limited; DJI (Holdings) plc; and Spire Healthcare Group plc

Prior Public Company Directorships (within the last 5 years): BAT (2005 – 2013)

Other Directorships, Trusteeships and Memberships: Impello plc

Director Qualifications, Attributes, Skills and Experience:

The Governance Committee believes that Mr. Lerwill, with his more than 30 years of operational and executive management experience, including his service as the chief executive officer of a global communications company, and his knowledge of and experience with issues related to the tobacco industry from his prior service as a director of an international tobacco company, brings to the Board strong leadership skills and extensive knowledge in the areas of: strategy development and execution; corporate finance and credit; management of global operations; financial reporting, accounting and controls; corporate governance; executive compensation; and mergers and acquisitions. In addition, Mr. Lerwill’s service on other public and private company boards and committees also brings valuable experience and insight to the Board.

Your Board of Directors recommends a vote “FOR” the election of each of the five Class III director nominees and the two Class II director nominees.

Continuing Directors

Class I Directors (terms expiring in 2017)

Luc Jobin	Director Since: 2008 Age: 56 Independent	Board Committees: Audit and Finance

Professional Experience:

Executive Vice President and Chief Financial Officer of Canadian National Railway Company (a rail and related transportation business) (since June 2009)

•  Executive Vice President of Power Corporation of Canada (PCC) (an international management and holding company), with responsibility for overseeing PCC’s diversified portfolio of investments (2005 – 2009)

•  President and CEO of Imperial Tobacco (2003 – 2005)

•  Variety of financial and executive management positions with Imasco Limited and its Canadian tobacco subsidiary, Imperial Tobacco (1981 – 2003); Imasco (a major Canadian consumer products and services corporation) became a BAT subsidiary in 2000

Other Current Public Company Directorships: None

Other Directorships, Trusteeships and Memberships: On the Tip of the Toes Foundation; and The Tolerance Foundation

Director Qualifications, Attributes, Skills and Experience:

The Governance Committee believes that Mr. Jobin, with his 36 years of operational and financial management experience, including 22 years in the tobacco industry, where he served as the chief executive officer of a major Canadian tobacco company, and his current service as the chief financial officer of a major rail and transportation company, brings to the Board strong leadership skills, comprehensive knowledge of the tobacco industry and extensive knowledge in the areas of: strategy development and execution; financial reporting, accounting and controls; corporate finance, credit and investments; risk management; and mergers and acquisitions. Mr. Jobin’s service on non-profit boards also brings additional experience and insight to the Board.

Nana Mensah	Director Since: 2004 Age: 63 Independent	Board Committees: Compensation and Leadership Development (Chair); Corporate Governance, Nominating and Sustainability

Professional Experience:

Chairman and Chief Executive Officer of ‘XPORTS, Inc. (a privately held company that exports food packaging and food processing equipment and pharmaceuticals to foreign markets) (since 2005)

•  Chief Operating Officer — Domestic of Church’s Chicken, a division of AFC Enterprises, Inc. and one of the world’s largest quick-service restaurant chains, until it was sold to a private equity firm (August 2003 – December 2004)

•  Director of R.J. Reynolds Tobacco Holdings, Inc., referred to as RJR, a wholly owned subsidiary of RAI and formerly a publicly traded company (1999 – 2004)

Other Current Public Company Directorships: None

Other Directorships, Trusteeships and Memberships: Georgetown College (Distinguished Fellow); Children’s Miracle Network Hospitals; World Trade Center Kentucky; and Hospice of the Bluegrass

Director Qualifications, Attributes, Skills and Experience:

The Governance Committee believes that Mr. Mensah, with his 39 years of operational management experience in the consumer and packaged goods industries, including his service as the chief operating officer of national quick-service restaurant chains, brings to the Board strong leadership skills and extensive knowledge in the areas of: strategy development and execution; marketing and brand leadership for consumer products and packaged goods; operational efficiencies; corporate governance; and executive compensation. In addition, Mr. Mensah’s service on private company and non-profit boards brings valuable experience and insight to the Board.

Ronald S. Rolfe	Director Since: 2014 Age: 70 Independent	Board Committees: Audit and Finance; Corporate Governance, Nominating and Sustainability B&W Designee

Professional Experience:

Retired Partner of the law firm of Cravath, Swaine & Moore LLP

•  Partner (1977 until his retirement in 2010)

•  Associate (1970 – 1977)

Other Current Public Company Directorships: Berry Plastics Group, Inc.; Noranda Aluminum Holding Corporation; and Time Inc.

Other Directorships, Trusteeships and Memberships: Advanced Assessment Systems, Inc.; The Allen-Stevenson School; De La Salle Academy; and The Lawrenceville School (Trustee Emeritus)

Director Qualifications, Attributes, Skills and Experience:

The Governance Committee believes that Mr. Rolfe, with his more than 40 years of legal experience advising boards of directors and senior management of publicly traded and private companies, including companies in the tobacco industry, on a wide range of antitrust, securities, litigation and corporate governance matters, brings to the Board strong leadership skills, valuable legal expertise on the legal issues related to the tobacco industry and extensive knowledge in the areas of: corporate governance; compliance; litigation; and mergers and acquisitions. In addition, Mr. Rolfe’s service on other public and private company boards and committees brings valuable experience and insight to the Board.

John J. Zillmer	Director Since: 2007 Age: 60 Independent	Board Committees: Corporate Governance, Nominating and Sustainability (Chair); Compensation and Leadership Development

Professional Experience:

Retired Executive Chairman of Univar (a leading global distributor of industrial and specialty chemicals and related services)

•  Executive Chairman of Univar (May 2012 until his retirement in December 2012)

•  President and CEO of Univar (October 2009 – May 2012)

•  Chairman and CEO of Allied Waste Industries, Inc. (nation’s second-largest waste management company) until Allied Waste merged with Republic Services, Inc. (May 2005 – December 2008)

•  Executive Vice President of ARAMARK Corporation (2000 – 2004)

•  Various management positions with ARAMARK (1986 – 2000)

Other Current Public Company Directorships: Ecolab Inc.; Veritiv Corporation; and Performance Food Group Company

Other Directorships, Trusteeships and Memberships: None

Director Qualifications, Attributes, Skills and Experience:

The Governance Committee believes that Mr. Zillmer, with his 37 years of operational and financial management experience, including his service as the CEO of both a global chemical company and a national waste management company, brings to the Board strong leadership skills and extensive knowledge in the areas of: strategy development and execution; operational efficiencies; management of global operations; capital investments; corporate governance; executive compensation; and mergers and acquisitions. In addition, Mr. Zillmer’s service on other public and private company boards and committees brings valuable experience and insight to the Board.

Class II Directors (terms expiring in 2018)

Holly Keller Koeppel	Director Since: 2008 Age: 57 Independent	Board Committees: Corporate Governance, Nominating and Sustainability; Compensation and Leadership Development

Professional Experience:

Managing Partner and Co-Head of Corsair Infrastructure Management, L.P. (a provider of management services to investment funds focused on investment opportunities with the infrastructure sectors) (since March 2015)

•  Co-Head of Citi Infrastructure Investors (an investment fund focused on investment opportunities in the infrastructure sector) (2010 – March 2015)

•  Executive Vice President and Chief Financial Officer of American Electric Power, Inc. (AEP) (2006 – 2009)

•  Executive Vice President of AEP (2002 – 2006)

•  Various other management positions with AEP (2000 – 2002)

Other Current Public Company Directorships: The AES Corporation

Other Directorships, Trusteeships and Memberships: Several privately held companies held by Citi Infrastructure Investors; and The Ohio State University Dean’s Advisory Council

Director Qualifications, Attributes, Skills and Experience:

The Governance Committee believes that Ms. Koeppel, with her more than 35 years of operational and financial management experience, including her service as the chief financial officer of a large power company in a regulated industry, brings to the Board strong leadership skills and extensive knowledge in the areas of: strategy development and execution; financial reporting, accounting and controls; governmental regulation; mergers and acquisitions; and executive compensation. In addition, Ms. Koeppel’s service on other boards brings valuable experience and insight to the Board.

Thomas C. Wajnert	Director Since: 2004 Age: 72 Independent	Non-Executive Chairman Board Committees: None

Professional Experience:

Non-Executive Chairman of the Board of RAI (since November 2010)

Senior Managing Director of The AltaGroup, LLC (a global consulting organization providing advisory services to the financial services industry) (since 2011)

•  Consultant providing advisory services to public and private companies and private equity firms (2006 – 2010)

•  Managing Director of Fairview Advisors, LLC (a merchant bank he co-founded) (2002 – 2006)

•  Chairman of the Board and CEO of AT&T Capital Corporation (a commercial finance and leasing company) (1991 – until his retirement in 1997)

•  CEO of AT&T Capital Corporation (1984 – 1997)

•  Board of directors of RJR (1999 – 2004)

Other Current Public Company Directorships: Solera Holdings, Inc.

Prior Public Company Directorships (within the last 5 years): UDR, Inc.

Other Directorships, Trusteeships and Memberships: International Financial Group, Inc.; and Luther Burbank Savings

Director Qualifications, Attributes, Skills and Experience:

The Governance Committee believes that Mr. Wajnert, with his more than 40 years of operational and executive management experience, including his service as both the chairman and chief executive officer of a national commercial finance and leasing company and the managing director and co-founder of a merchant bank, brings to the Board strong leadership skills and extensive knowledge in the areas of: strategy development and execution; corporate finance and credit; restructurings; management of global operations; financial reporting, accounting and controls; marketing and brand leadership; corporate governance; and executive compensation. In addition, Mr. Wajnert’s service on other public and private company boards and committees, and his role in providing advisory services to public and private companies and private equity firms, bring valuable experience and insight to the Board. Based on this combination of experience, qualifications, attributes and skills, RAI’s directors elected Mr. Wajnert as the Non-Executive Chairman, effective November 1, 2010, and the Board’s Lead Director from May 2008 to October 2010.

Governance Agreement

Nomination and Election of Directors and Related Matters

In connection with the business combination transactions consummated on July 30, 2004, pursuant to which, among other things, the U.S. cigarette and tobacco business of B&W was combined with the business of RJR Tobacco, collectively referred to as the Business Combination, RAI, B&W and BAT entered into the Governance Agreement, which sets forth the parties’ agreement regarding various aspects of the governance of RAI, including the nomination of RAI directors. As noted above, under “— Item 1: Election of Directors,” the Board currently consists of 13 persons. Under the terms of the Governance Agreement, the Board’s nominated slate of directors, referred to as management’s slate of nominees, is chosen as follows:

Nominator	Nominee
B&W	B&W has the right to designate for nomination five directors, referred to as the Investor Directors, at least three of whom are required to be independent directors and two of whom may be executive officers of BAT or any of its subsidiaries.
Governance Committee

The Governance Committee will recommend to the Board for nomination:

•  the chief executive officer of RAI or equivalent senior executive officer of RAI, and

•  the remaining directors, each of whom is required to be an independent director (unless otherwise agreed by the parties).

The number of directors B&W is entitled to designate for nomination to the Board could be lower due to future reductions in the amount of RAI common stock that BAT and its subsidiaries own. (As of the date of this proxy statement, BAT and its subsidiaries own approximately 42% of RAI common stock.) Specifically, the Governance Agreement provides that designations by B&W will be subject to the following limitations:

If BAT and its subsidiaries’ ownership interest in RAI as of a specified date is:	B&W will have the right to designate:
• less than 32% but greater than or equal to 27%	• two independent directors; and • two directors who may be executive officers of BAT or any of its subsidiaries.
• less than 27% but greater than or equal to 22%	• two independent directors; and • one director who may be an executive officer of BAT or any of its subsidiaries.
• less than 22% but greater than or equal to 15%	• one independent director; and • one director who may be an executive officer of BAT or any of its subsidiaries.
• less than 15%	• no directors.

The ownership thresholds described above will not reflect any decreases in BAT and its subsidiaries’ percentage ownership due to issuances of equity securities by RAI.

In addition, the Governance Agreement provides that in no event will the number of directors designated by B&W, divided by the total number of directors then comprising the Board, exceed the number of directors which B&W is then entitled to designate pursuant to the terms of the Governance Agreement divided by 12, rounded up to the nearest whole number. B&W is entitled to approximately proportionate representation, as designated by B&W, on all Board committees so long as any BAT nominee is on the Board.

For purposes of the Governance Agreement, an independent director means a director who would be considered an “independent director” of RAI under the NYSE listing standards, as such listing standards may be amended from time to time, and under any other applicable law mandating, or imposing as a condition to any material benefit to RAI or any of its subsidiaries, the independence of one or more members of the Board, excluding, in each case, requirements that relate to “independence” only for members of a particular committee or directors fulfilling a particular function. The Governance Agreement further provides that no person shall be deemed to be an “independent director” if such person is, or at any time during the three years preceding the date of determination was, a director, officer or employee of BAT or any of its subsidiaries, other than RAI and its subsidiaries, if applicable. In addition, no person will be deemed to be an “independent director” unless such person also would be considered to be an “independent director” of BAT under the NYSE listing standards, whether or not such person is in fact a director of BAT, assuming the NYSE listing standards were applicable to BAT. Under the Governance Agreement, the fact that a person has been designated by B&W for nomination will not by itself disqualify that person as an “independent director.”

Prior to Mr. Kessler’s appointment as a Class III director at the time of the closing of the acquisition of Lorillard in June of 2015 (in accordance with the terms of the merger agreement), RAI requested and received a waiver from BAT and B&W of any objection to such appointment under the terms of the Governance Agreement.

Pursuant to the Governance Agreement, in any election of directors, as long as after that election the Board will include the number of directors properly designated by B&W (and assuming that management’s entire slate of nominees is elected at the meeting), BAT and its subsidiaries are required to vote, and have given RAI an irrevocable proxy to vote, their shares of RAI common stock in favor of management’s slate of nominees (and against the removal of any director elected as one of management’s slate of nominees). Under the Governance Agreement, however, BAT and its subsidiaries would not be required to vote in favor of management’s slate of nominees (or against a removal) at a particular shareholders’ meeting if an unaffiliated third party has made a material effort to solicit proxies in favor of a different slate of directors for that meeting. In any other matter submitted to a vote of RAI’s shareholders, BAT and its subsidiaries may vote their RAI shares in their sole discretion. For the 2016 annual meeting, management’s slate of nominees consists of Messrs. Abelman and Lerwill for Class II and Ms. Cameron and Messrs. Feinstein, Kessler, Nowell and Oberlander for Class III. After the 2016 annual meeting, the Board will include five directors properly designated by B&W.

The Governance Agreement requires the approval of the Investor Directors or B&W, as an RAI shareholder, in order for RAI to take various actions. The approval of a majority of the Investor Directors is required for:

•	RAI’s issuance of securities comprising (either directly or upon conversion or exercise) 5% or more of RAI’s voting power other than certain issuances for cash, if BAT and its subsidiaries’ percentage interest in RAI is at least 32%; and

•	RAI’s repurchase of its shares of common stock, subject to certain exceptions (including if a dividends-declared threshold has been met), if BAT and its subsidiaries’ percentage interest in RAI is at least 25%.

The approval of B&W, as an RAI shareholder, is required for:

•	any RAI action which would discriminatorily impose limitations, or deny benefits to, BAT and its subsidiaries as RAI shareholders;

•	any RAI disposition of RAI intellectual property relating to certain B&W international brands, subject to exceptions;

•	specified amendments to RAI’s Articles of Incorporation, Bylaws or Board committee charters related to matters covered by the Governance Agreement; and

•	the adoption of takeover defense measures applicable to the acquisition of beneficial ownership of any RAI equity securities by BAT or its subsidiaries, other than the adoption of a shareholder rights plan identical to the shareholder rights plan that expired on July 30, 2014.

The Governance Agreement also requires that any material contract or transaction between RAI or its subsidiaries and BAT or its subsidiaries be approved by a majority of RAI’s independent directors not designated by B&W, referred to as the Other Directors.

The nomination, election and other provisions described above will remain in effect indefinitely, unless terminated as described below.

Transfer Restrictions; Expiration of the Standstill Provisions

The Governance Agreement restricts the ability of BAT and its subsidiaries to sell or transfer shares of RAI common stock. These transfer restrictions will remain in effect indefinitely unless terminated as described below. Specifically, BAT and its subsidiaries may not, except in a third party tender offer that the RAI Board has not rejected:

•	sell or transfer RAI common stock if, to B&W’s knowledge, the acquiring party or group would beneficially own (or have the right to acquire) 7.5% or more of the voting power of all of RAI’s voting stock after giving effect to such sale or transfer; or

•	in any six-month period, sell or transfer RAI common stock representing more than 5% of the voting power of all of RAI’s voting stock without first obtaining the consent of a majority of the Other Directors.

Notwithstanding these restrictions, B&W may transfer any of its shares of RAI common stock to BAT or its subsidiaries, and any such transferee may make similar transfers, provided the transferee agrees to be bound by the terms of the Governance Agreement and, provided further, that all shares of RAI common stock held by B&W and a permitted transferee will be taken into account for purposes of calculating any ownership thresholds applicable to B&W and/or its affiliates under the Governance Agreement.

The provisions in the Governance Agreement prohibiting, among other things, BAT and its subsidiaries from acquiring, or making a proposal to acquire, beneficial ownership of additional shares of RAI common stock expired by their terms on July 30, 2014. The voting agreement for directors described above continues despite such expiration and does not expire unless the Governance Agreement terminates as described below.

Termination of the Governance Agreement

The Governance Agreement will terminate automatically and in its entirety if BAT and its subsidiaries’ ownership interest in RAI increases to 100%, or falls below 15%, or if a third party or group beneficially owns or controls more than 50%, of the voting power of all of RAI’s voting stock.

BAT and B&W may elect to terminate the Governance Agreement in its entirety, in each case after notice and opportunity to cure, if B&W nominees proposed in accordance with the Governance Agreement are not elected to serve on the RAI Board or its committees or if RAI has deprived B&W nominees of such representation for “fiduciary” reasons or has willfully deprived B&W or its board nominees of any veto rights.

BAT and B&W also may terminate the restriction on Board representation in excess of proportionate representation, the obligation to vote its shares of RAI common stock for the management’s slate of director nominees (and related irrevocable proxy), and the RAI share transfer restrictions of the Governance Agreement if RAI willfully and deliberately breaches, after notice and opportunity to cure, the provisions regarding B&W’s Board and Board committee representation.

Registration Rights

The Governance Agreement also grants BAT and its subsidiaries the right to have shares of RAI common stock held by them to be registered under the securities laws in certain circumstances. The disposition of RAI common stock by BAT and its subsidiaries using registration rights is subject to the transfer restrictions described above.

The preceding is a summary of the material terms of the Governance Agreement and is qualified in its entirety by reference to the full text of the Governance Agreement, which, together with Amendments No. 1, No. 2 and No. 3 to the Governance Agreement, are incorporated by reference as Exhibits 10.13, 10.14, 10.15 and 10.16, respectively, to our 2015 Annual Report on Form 10-K, as defined below. You are encouraged to read the Governance Agreement carefully as it contains important information about the governance of RAI.

Determination of Independence of Directors

The NYSE listing standards require that all listed companies have a majority of independent directors. For a director to be “independent” under the NYSE listing standards, the board of directors of a listed company must affirmatively determine that the director has no material relationship with the company, or its subsidiaries or affiliates, either directly or as a partner, shareholder or officer of an organization that has a relationship with the company or its subsidiaries or affiliates. In accordance with the NYSE listing standards, RAI’s Board has adopted the following standards to assist it in its determination of director independence; a director will be determined not to be independent under the following circumstances:

•	the director is, or has been within the last three years, an employee of RAI, or an immediate family member is, or has been within the last three years, an executive officer, of RAI;

•	the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from RAI, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	(1) the director is a current partner or employee of a firm that is RAI’s internal or external auditor; (2) the director has an immediate family member who is a current partner of such a firm; (3) the director has an immediate family member who is a current employee of such a firm and currently works on RAI’s audit; or (4) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on RAI’s audit within that time;

•	the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of RAI’s present executive officers at the same time serves or served on that company’s compensation committee; or

•	the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, RAI for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues.

For purposes of this determination of director independence, references to “RAI” include RAI and any affiliate or subsidiary of RAI. The foregoing director independence standards are set forth in RAI’s Corporate Governance Guidelines, which can be found in the “Governance” section of our website at www.reynoldsamerican.com, or can be requested, free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

The Board has determined that the following directors are (or were, in the case of Mr. Thornburgh, who resigned from the Board in December 2015) independent within the meaning of the foregoing NYSE listing standards: Martin D. Feinstein, Luc Jobin, Holly Keller Koeppel, Robert Lerwill, Nana Mensah, Lionel L. Nowell, III, Ronald S. Rolfe, Richard E. Thornburgh, Thomas C. Wajnert and John J. Zillmer. None of the foregoing independent directors had any relationship with RAI, other than being a director and/or shareholder of RAI, except Mr. Thornburgh, who served on the boards of directors of three companies — one of which has a subsidiary that (1) is one of the lenders under RAI’s senior unsecured revolving credit facility entered into in 2014, (2) was an underwriter for a note offering by RAI, the proceeds of which were used to finance, in part, the merger consideration, and related fees and expenses, in connection with the acquisition of Lorillard by RAI, and (3) was one of the lenders under RAI’s bridge credit facility that was entered into in 2014 related to the acquisition of Lorillard, but ultimately was not used, and another of which has a subsidiary that provides credit rating services to RAI. Such relationships and transactions were approved under RAI’s Related Person Transaction Approval Policy and it was determined that none of such relationships and transactions precluded a finding that Mr. Thornburgh was independent or constituted a related party transaction requiring disclosure under the heading “Certain Relationships and Related Transactions — 2015 Related Person Transactions” below.

Committees and Meetings of the Board of Directors

The standing committees of the Board are the Audit and Finance Committee, referred to as the Audit Committee, the Compensation and Leadership Development Committee, sometimes referred to as the Compensation Committee, and the Corporate Governance, Nominating and Sustainability Committee, referred to as the Governance Committee. All of the current standing committees of the Board are comprised of non-management directors, each of whom are independent as defined by applicable NYSE listing standards, including those as discussed above under “— Determination of Independence of Directors.” Pursuant to the Governance Agreement, each of the Board committees is required to have at least five members, though currently the Audit Committee and Compensation Committee each have one vacancy. The Governance Agreement also provides that the directors designated by B&W will have proportionate representation on each Board committee, with at least one director designated by B&W serving on each Board committee so long as any directors designated by B&W serve on the Board. At this time, B&W has waived its right to designate one of its two designees to serve on the Compensation Committee. Notwithstanding the foregoing, a director designated by B&W may not serve on any Board committee if such service would violate mandatory legal or exchange listing requirements or any other applicable law that requires committee member independence as a condition to a material benefit to RAI or any of its subsidiaries.

Each of the Board’s three standing committees operates in accordance with the terms of a written charter. Copies of each such charter can be found in the “Governance” section of our website at www.reynoldsamerican.com, or can be requested, free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

Information regarding the current membership of each standing committee of the Board is set forth in the table below, and information regarding the activities of each standing committee of the Board is presented following the table.

			RAI Board Standing Committees
Director	Director Since	Independent(1)	Audit Committee	Compensation Committee	Governance Committee
Martin D. Feinstein(2)	2005	Yes	Chair(3)		X
Luc Jobin	2008	Yes	X(3)
Holly Keller Koeppel	2008	Yes		X	X
Robert Lerwill(2)	2015	Yes		X
Nana Mensah	2004	Yes		Chair	X
Lionel L. Nowell, III	2007	Yes	X(3)
Ronald S. Rolfe(2)	2014	Yes	X(3)		X
Thomas C. Wajnert(4)	2004	Yes
John J. Zillmer	2007	Yes		X	Chair
Number of Meetings in 2015			12	7	6

(1)	As defined in RAI’s Corporate Governance Guidelines, the NYSE Listing Standards and applicable SEC regulations.

(2)	A B&W designee.

(3)	The Board has determined that all of the members of the Audit Committee meet the definition of an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K.

(4)	Mr. Wajnert, as the Non-Executive Chairman, is invited to attend and speak at all committee meetings even though he is not a member of any of such committees.

Audit and Finance Committee

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities by overseeing:

•   that management has maintained the reliability and integrity of the accounting policies, financial reporting and disclosure practices and financial statements of RAI and its subsidiaries;

•   that management has established and maintained processes to assure that an adequate system of internal control is functioning within RAI and its subsidiaries;

•   that management has established and maintained processes to assure compliance by RAI and its subsidiaries with all applicable laws, regulations and RAI policies;

•   that management has established and maintained processes to ensure adequate enterprise risk management;

•   the qualifications, independence and performance of RAI’s independent registered public accounting firm and internal audit department; and

•   the financial policies, strategies and activities, and capital structure, of RAI.

The Audit Committee is directly responsible for the appointment, termination, compensation, retention, evaluation and oversight of the work of RAI’s independent registered public accounting firm for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for RAI. The

Audit Committee also serves as a qualified legal compliance committee, within the meaning of the Sarbanes-Oxley Act of 2002, responsible for, among other things, reviewing reports by RAI’s attorneys of any material violations of securities laws and any material breaches of fiduciary duties under applicable law.

Compensation and Leadership Development Committee

The Compensation Committee, comprised entirely of directors whom the Board has determined are “independent” (as described above), “outside directors” for purposes of Section 162(m) of the Code (as defined below), and “non-employee” directors for purposes of SEC Rule 16b-3, is responsible for:

•  overseeing and administering the policies, programs, plans and arrangements for compensating the senior executive management of RAI and its subsidiaries; and

•  overseeing leadership talent development and succession planning for the top executive leadership positions of RAI and its subsidiaries (other than succession planning for RAI’s CEO, which is performed by the Governance Committee).

As part of its responsibilities, the Compensation Committee:

•  approves, or makes recommendations to the Board with respect to, the base salary and annual incentives payable to all of RAI’s senior executive officers, including the CEO;

•  reviews and evaluates risks arising from RAI’s compensation policies and practices;

•  reviews and evaluates compensation consultant, legal counsel and other advisor independence; and

•  administers certain plans and programs relating to employee benefits, incentives and compensation.

The Compensation Committee is responsible for evaluating the CEO’s performance, with input from all members of the Board. Based on such evaluation, the Compensation Committee recommends to the independent directors for their approval any changes in the CEO’s annual compensation. For a discussion of the Compensation Committee’s policies and procedures relating to executive compensation, see “Executive Compensation — Compensation Discussion and Analysis” below.

Delegation. Pursuant to the Compensation Committee charter, the Chair of the Compensation Committee has the authority to approve the compensation for senior executives at the Executive Vice President level or below (except for RAI’s Chief Financial Officer, RAI’s General Counsel and RJR Tobacco’s President) to the extent the Chair deems such approval necessary and appropriate under the circumstances, and if the Committee is not otherwise in session. In addition, the Compensation Committee may, in its discretion and as it considers appropriate, delegate such other of its powers and responsibilities to other subcommittees, or to committees comprised of officers or employees, except that grants to persons who are subject to the Section 16 reporting requirements may only be approved by a subcommittee comprised solely of two or more non-employee directors, and grants designed to be “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to as the Code, may only be approved by a subcommittee comprised solely of two or more outside directors. In February 2015, the Compensation Committee delegated to a committee consisting of RAI’s CEO and RAI’s Chief Human Resources Officer, the authority during the remainder of 2015 to approve, outside of the normal, annual grant cycle, long-term incentive grants under the Reynolds American Inc. Amended and Restated 2009 Omnibus Incentive Compensation Plan, referred to as the Omnibus Plan, to persons at the Vice President level and below. Any such grants made under that delegated authority were required to have the same terms as the grants made to other employees as of March 2, 2015, and any such additional long-term incentive grants could not cause the maximum amount of the total 2015 long-term incentive grants approved by the Compensation Committee to be exceeded. See “Executive Compensation — Compensation Discussion and Analysis — Analysis of 2015 Named Executive Officer Compensation Decisions — Long-Term or Stock-Based Incentive Compensation” below for information regarding the general terms of the 2015 long-term incentive grants under the Omnibus Plan.

Compensation Consultants. Under its charter, the Compensation Committee has the sole authority to retain or obtain the advice of a compensation consultant for purposes of evaluating, and making recommendations with respect to, the compensation of our executive officers, as well as the sole authority to approve the terms of any such consulting arrangement, including the fees payable to the consultant. The Compensation Committee also has the sole authority to terminate any compensation consultant that it has retained. In addition to the retention of compensation consultants, the Compensation Committee has the authority, under its charter, to retain independent legal counsel or other independent advisors to assist the Committee in discharging its responsibilities and carrying out its duties.

For 2015, the Compensation Committee again engaged Meridian Compensation Partners, LLC, referred to as Meridian, as its independent executive compensation consultant to provide the Committee with recommendations regarding executive compensation in light of market practices and legal or regulatory considerations, and consistent with RAI’s needs and compensation philosophy and objectives. Meridian provided the Compensation Committee with market or benchmark data to assist the Committee in making determinations concerning senior management base salary, annual incentive target levels and long-term incentive target awards. A representative of Meridian attended each regular meeting of the Compensation Committee in 2015. During 2015, the Compensation Committee also requested that Meridian: work with RAI’s management in preparing appropriate executive compensation proposals for the Committee’s review and consideration; provide independent, candid advice to the Committee; and help ensure that the Committee receives the information and counsel necessary to make well-informed, reasoned decisions in the best interests of RAI’s shareholders on matters related to executive compensation. For more information on Meridian’s role during 2015, see “Executive Compensation — Compensation Discussion and Analysis — Roles — Role of Compensation Consultant” below.

If the management of RAI or its subsidiaries desired to retain Meridian to provide other compensation consulting services for positions at levels below those requiring the approval of the Compensation Committee, and management expected that the fees payable for the additional consulting services would exceed $1 million for such engagement (or in the aggregate during any fiscal year), then management would be required to obtain the prior approval of the Committee before engaging such firm. Management of RAI and its subsidiaries did not engage Meridian for any such other compensation consulting services in 2015. The Governance Committee also engaged Meridian to assist in the evaluation of the compensation of RAI’s non-employee directors in 2015.

The Compensation Committee and the Governance Committee, considering all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, are not aware of any conflict of interest that has been raised by the work performed by Meridian. The Compensation Committee and Governance Committee also have assessed the independence of Meridian as required under the NYSE listing rules.

For 2016, each of the Compensation Committee and the Governance Committee has continued to engage Meridian as its independent compensation consultant.

Compensation Committee Interlocks and Insider Participation. An SEC rule requires RAI to disclose the existence of certain relationships involving any member of RAI’s Compensation Committee, on the one hand, and RAI, on the other hand. Such relationships, referred to as “compensation committee interlocks and insider participation” include, among other things, where:

•	an executive officer of RAI served as a member of the compensation committee of another entity, one of whose executive officers served on RAI’s Board or Compensation Committee; or

•	an executive officer of RAI served as a director of another entity, one of whose executive officers served on RAI’s Compensation Committee.

There were no such compensation committee interlocks or insider participation at RAI during 2015.

Corporate Governance, Nominating and Sustainability Committee

The Governance Committee:

•  reviews the qualifications of candidates for nomination to the Board and its committees;

•  reviews and evaluates shareholder proposals received for inclusion in proxy statements, including shareholder proposals relating to the nomination by shareholders of candidates to the Board;

•  recommends to the Board nominees for election as directors and candidates to serve as members and chairs of Board committees;

•  reviews and evaluates annually and recommends the processes and practices through which the Board conducts its business;

•  reviews and evaluates annually the assignment of the various oversight responsibilities and activities of the Board committees;

•  reviews periodically the compensation of the Board in relation to comparable companies and recommends to the Board any changes needed to maintain appropriate and competitive Board compensation;

•  initiates and oversees annually an evaluation of the performance of the Board, the Board committees, the Non-Executive Chairman, and, in conjunction with the Non-Executive Chairman, the individual directors in meeting their respective corporate governance responsibilities;

•  reviews RAI’s Corporate Governance Guidelines and considers the adequacy of such guidelines in light of current best practices and in response to any shareholder concerns;

•  reviews and reports to the Board on succession planning for RAI’s Chief Executive Officer;

•  may recommend an independent director to serve as Non-Executive Chairman or, if there is no Non-Executive Chairman, as Lead Director, after consultation with the Chair of the Governance Committee or the Chairman of the Board, as applicable, in each case after individually discussing with each of the other directors such director’s preference for Non-Executive Chairman or Lead Director, as applicable, under the circumstances described below under “— Board Leadership Structure”;

•  oversees the process by which RAI and its operating companies consider their relationship with BAT and B&W, and affiliates of BAT and B&W, including in connection with the expiration in July 2014 of certain agreements and certain provisions of the Governance Agreement between the parties;

•  monitors and reviews guiding principles, programs and practices of RAI and its subsidiaries on sustainability topics, including Tobacco Harm Reduction, Youth Tobacco Prevention and Commercial Integrity;

•  monitors and reviews the policies, programs and practices of RAI and its subsidiaries on political contributions and lobbying and support of charitable organizations; and

•  monitors the reputation of RAI and its subsidiaries and their relationships with external stakeholders regarding significant social responsibility matters.

Director Nomination Process. The Board is responsible for selecting its members, subject to shareholder approval and the relevant provisions of the Governance Agreement, but delegates the screening process to the Governance Committee with input from the Chairman of the Board, the CEO (if different from the Chairman of the Board) and the Lead Director (if there is one). The Governance Committee uses the following methods for identifying director nominees, other than incumbent directors being considered for re-election or nominees designated by B&W pursuant to the Governance Agreement:

•	professional third-party search firms, which provide candidate names, biographies and background information;

•	the Governance Committee’s, the Board’s and management’s networks of contacts; and

•	shareholder recommendations.

In connection with its process of identifying, screening and recommending candidates for Board membership, the Governance Committee evaluates each potential candidate against the qualifications set forth in its committee charter and the Corporate Governance Guidelines, and reviews the appropriate skills and characteristics required of directors in the context of prevailing business conditions and the then-existing composition of the Board.

The qualifications considered in the selection of director nominees include the following:

•	experience as a director of a publicly traded company;

•	extent of experience in business, finance or management;

•	geographic, gender, age and ethnic diversity;

•	overall judgment to advise and direct RAI and its operating subsidiaries in meeting their responsibilities to shareholders, customers, employees and the public; and

•	the interplay of a candidate’s experience with the experience of the other Board members and the extent to which the candidate would be a desirable addition to the Board and any of its committees.

Board Diversity. As stated in the Corporate Governance Guidelines, the objective of the director nomination process is to create a diverse Board that brings to RAI a variety of perspectives and skills derived from high quality business and professional experience. To that end, the Governance Committee considers the business experience and diversity of a candidate when considering director nominees. RAI’s current Board is comprised of seven members with extensive experience in the tobacco industry and several other members with experience in consumer goods, finance and regulated industries. The current Board’s diversity also is reflected by the fact that it counts two women, two African Americans and four non-U.S. citizens among its members.

Additional policies regarding Board membership, as set forth in the Corporate Governance Guidelines, include the following:

•	a majority of the Board must be independent within the meaning of the Corporate Governance Guidelines and the NYSE listing standards;

•	the Executive Chairman of the Board, if there is one, and the CEO normally will be the only management directors;

•	a Board member, other than a non-independent designee of B&W pursuant to the Governance Agreement, who ceases to be active in his or her principal business or profession, or experiences other changed circumstances that could diminish his or her effectiveness as a Board member, is expected to offer his or her resignation to the Board, which will determine whether such member should continue to serve as a director;

•	a Board member will not serve on more than four boards of public companies, and a member of the Audit Committee will not serve on more than three audit committees of public companies (in each case including RAI); and

•	the Board expects that no director will be nominated for election or re-election to the Board following his or her 72nd birthday.

Incumbent directors are reviewed for suitability for continued service on the Board by the Governance Committee and the full Board prior to their nomination for re-election.

Candidates are recommended to the full Board for nomination for election as directors only upon the affirmative vote of a majority of the members of the Governance Committee.

Shareholder Nominations to the Board. Shareholders may recommend candidates for Board membership by submitting their recommendations in writing to the Office of the Secretary, Reynolds American Inc., P. O. Box 2990, Winston-Salem, North Carolina 27102-2990. The written recommendation must provide the following information:

•	the candidate’s name, age, business address and, if known, residence address;

•	the candidate’s principal occupation or employment;

•	the number of shares of RAI common stock owned by the candidate;

•	any other information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC promulgated under the Exchange Act;

•	the written consent of the candidate to be named in the proxy statement as a nominee, if applicable, to serve as a director if elected, and to provide information the Board requests to determine whether the candidate qualifies as an independent director under applicable guidelines; and

•	a description of all arrangements or understandings between the shareholder (or shareholder related person, as such term is defined in RAI’s Bylaws), the candidate and any other person or persons (naming such person or persons), pursuant to which the recommendation is being made by the shareholder.

The Governance Committee will evaluate any director candidate recommended by a shareholder based upon the facts and circumstances at the time of the receipt of such recommendation. Applicable considerations would include:

•	whether the Governance Committee currently is looking to fill a new position created by an expansion of the number of directors, or a vacancy that may exist on the Board;

•	whether nomination of a particular candidate would be consistent with the Governance Agreement;

•	whether the current composition of the Board is consistent with the criteria described in the Corporate Governance Guidelines;

•	whether the candidate submitted possesses the requisite qualifications that generally are the basis for selection for candidates to the Board, as described in the Corporate Governance Guidelines and as described above; and

•	whether the candidate would be considered independent under the Corporate Governance Guidelines and the NYSE listing standards.

The Governance Committee will not alter the manner in which it evaluates a candidate based on whether the candidate was recommended by a shareholder or otherwise.

A shareholder also may nominate a person for election to the Board at the 2017 annual meeting of shareholders by providing notice and the other required information described in RAI’s Bylaws, in writing, to the Office of the Secretary, Reynolds American Inc., P. O. Box 2990, Winston-Salem, North Carolina 27102-2990, for receipt between October     , 2016, and November     , 2016. RAI’s Bylaws can be found in the “Governance” section of our website at www.reynoldsamerican.com or may be obtained, free of charge, from the Office of the Secretary.

Board Leadership Structure

Under our Corporate Governance Guidelines, and subject to the applicable provisions of the Governance Agreement, the Board elects the Chairman of the Board and the CEO on an annual basis in the manner and based on the criteria that it deems appropriate and in the best interests of RAI and its shareholders given the circumstances at the time of such appointments. Similarly, the Board considers whether the roles of Chairman of the Board and CEO should be separate and whether the Chairman of the Board should be an independent director. In the event the Board decides to separate the roles of the Chairman of the Board and the CEO, and elect one of the independent directors as Non-Executive Chairman, such Non-Executive Chairman is expected to serve for at least three terms in succession. Under our Corporate Governance Guidelines, if the positions of Chairman of the Board and CEO are held by the same person, or the Chairman of the Board is an Executive Chairman, the independent directors may elect, upon nomination by the Governance Committee, an independent director to serve as Lead Director.

Mr. Wajnert has served as Non-Executive Chairman since November 1, 2010. On May 7, 2015, the Board re-elected Mr. Wajnert as Non-Executive Chairman.

Given RAI’s current needs, the Board believes the existing leadership structure, under which Mr. Wajnert serves as Non-Executive Chairman, and Ms. Cameron serves as President and CEO, is appropriate. This structure allows Ms. Cameron to focus on the day-to-day operation of the business, in particular the implementation of RAI’s “transforming tobacco” strategy, while allowing Mr. Wajnert to focus on leadership of the Board, including leading the Board in its review and assessment of the appropriateness of the long-term strategic plan and initiatives of RAI and its operating companies, the opportunities and risks that are inherent in such strategic plan, and the initiatives and risk control plans established to address such risks. Moreover, the Board believes Mr. Wajnert’s service as an independent Non-Executive Chairman promotes the Board’s consideration of diverse viewpoints and facilitates communication between the Board and management.

The Corporate Governance Guidelines provide the Board with the flexibility to elect the same individual to the position of Chairman of the Board and CEO if, in the future, the Board determines that returning to such a leadership structure would be appropriate. The Board regularly assesses RAI’s board leadership structure based on RAI’s evolving needs, board composition and the circumstances at the time.

CEO Succession Planning and Leadership Development

The Governance Committee is responsible for overseeing the succession planning for the CEO, and the Compensation and Leadership Development Committee is responsible for overseeing the leadership talent development and succession planning for the other executive officers of RAI and its subsidiaries. In conducting these responsibilities, the Governance and Compensation Committees may enlist the services of outside third parties with expertise in these areas. RAI’s CEO and RAI’s Chief Human Resources Officer regularly review succession planning with the Governance Committee and with the Board, and provide the Governance Committee with a continuing current recommendation as to CEO succession in the event of the CEO’s death or disability.

Board Meetings

The Corporate Governance Guidelines provide that each Board meeting agenda shall include time for an executive session with only directors and the CEO present, and an executive session with only non-employee directors present. In addition, the Corporate Governance Guidelines provide that at the Board meeting following each annual meeting of shareholders, the Board shall have an executive session with only independent directors present, and that each committee meeting agenda include time for an executive session with only independent directors present. The Non-Executive Chairman, if one has been elected, is responsible for presiding over executive sessions of the non-management directors and the independent directors. If a Lead Director has been appointed, then the Lead Director is responsible for presiding over such executive sessions. In the absence of the Non-Executive Chairman, or the Lead Director if one has been appointed, the Chair of the Governance Committee shall preside over executive sessions of the non-management directors and the independent directors. Similarly, if no Lead Director has been appointed, and the Chairman of the Board is an employee of RAI or a subsidiary of RAI, then the Chair of the Governance Committee shall preside over executive sessions with only non-employee directors or independent directors present. As noted above, Mr. Wajnert currently serves as the Non-Executive Chairman, and Mr. Zillmer currently serves as the Chair of the Governance Committee.

During 2015, there were 12 meetings of the Board. Each director attended at least 75% of the total meetings of the Board and committees of which he or she was a member (held during the period during which he or she was a director and served on any such committee). The Corporate Governance Guidelines provide that Board members are expected to attend annual meetings of shareholders, barring unavoidable circumstances that prevent attendance. All of our current directors who were directors on May 7, 2015, attended our annual shareholders’ meeting held on that date.

Other Directors. In addition, pursuant to the Governance Agreement and RAI’s Related Person Transaction Approval Policy, certain material contracts and transactions between RAI or its subsidiaries and BAT or its subsidiaries require the approval of the Other Directors. During 2015, the Other Directors consisted of the following members of the Board: Ms. Koeppel and Messrs. Jobin, Mensah, Nowell, Thornburgh, Wajnert and Zillmer. There were five meetings of the Other Directors in 2015.

Risk Oversight

The Board, together with its Audit Committee, Compensation Committee and Governance Committee, is primarily responsible for overseeing RAI’s risk management. The Non-Executive Chairman is responsible for leading the Board in its risk oversight role, particularly as to governance, critical enterprise, business management, external and reputational risks, and ensuring the Board understands and sets the company’s risk profile. The Non-Executive Chairman, with input from the Governance Committee, also coordinates with the Chairs of the Audit Committee and the Compensation Committee to ensure that their respective Board committees are overseeing the management of the risks particular to their subject areas and are communicating the material information about such risks to the full Board so that it can view RAI’s risks on a fully integrated basis. On a semi-annual basis, management of RAI and its subsidiaries, under the direction of RAI’s general auditor, identifies and assesses significant risks. Each risk category, as well as the consolidated risk profile, is reviewed and discussed with the full Board or appropriate Board committee, based on the scope of the risk and the expertise needed for oversight. The Board is assigned and directly oversees risks that could have a broad impact on RAI, strategic risks, litigation risks, as well as any risk that could threaten a key growth strategy. The Compensation Committee is assigned and oversees risks that may require its specific expertise, such as human resources risks or compensation risks. Consistent with NYSE regulations, the Audit Committee is assigned and oversees management’s processes to identify, assess and manage risks. Additionally, the Audit Committee oversees risks that may require its specific expertise, such as financial reporting risks, as well as other risks that do not fit into one of the foregoing categories.

Although the Board and its committees oversee RAI’s risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks faced by RAI. At meetings of the Board, the Audit Committee or the Compensation Committee, as applicable, management reports on the specific categories of risk for which the Board or such committee is responsible. In particular, management discusses its assessment of and strategy for managing each category of risk. The Audit Committee and the Compensation Committee also each regularly reports to the Board with respect to the risk categories it oversees. These ongoing discussions enable the Board, the Audit Committee and the Compensation Committee to monitor RAI’s exposure to and mitigation of risk.

The existing Board leadership structure encourages communication between management, including the President and CEO, on the one hand, and the non-management directors, including the Non-Executive Chairman, on the other hand. By fostering increased communication, we believe that the current Board leadership structure leads to the identification and implementation of effective risk management strategies.

Director Compensation

We provided to our non-employee directors (other than Mr. Oberlander, who was a full-time employee of BAT during 2015, and Mr. Daly, who retired from BAT in April 2014) compensation for their service on the Board in the form of retainers and meeting fees, and certain equity awards, all as described in greater detail below. See “— Payment for Services of Certain Board Designees” below for a discussion of the compensation RAI pays or paid for the service of Messrs. Daly and Oberlander as directors of RAI. Our non-employee directors (other than Messrs. Daly and Oberlander) are collectively referred to as Outside Directors. We do not compensate any director who is an employee of RAI or any of its subsidiaries in his or her capacity as a director, except that RAI does reimburse all directors for actual expenses incurred in connection with attendance at Board and committee meetings, including transportation, food and lodging expenses. If a guest accompanies a director on a trip to a Board meeting and the guest was not invited by RAI, then charges associated with that guest will not be reimbursed by RAI. Transportation and any additional lodging expenses that are incurred by a guest and paid for by RAI will be imputed as income to the director. RAI also reimburses Outside Directors for the fees and expenses incurred by them in connection with their attendance at one director education program per year.

The Governance Committee, with the assistance of an outside independent compensation consultant, periodically evaluates and recommends to the full Board changes to the compensation program for RAI’s non-employee directors. In 2015, the Governance Committee used Meridian to evaluate and provide recommendations regarding the compensation program for the non-employee directors and the Non-Executive Chairman. No executive officer is involved in approving, or recommending changes to, any elements of the director compensation program.

The following table shows the annual compensation paid by RAI to the Outside Directors and Mr. Daly for their service on the Board during 2015.

2015 Director Compensation Table (1)

Name	Fees Earned or Paid in Cash(6) ($)	Stock Awards(7) ($)	All Other Compensation(8) ($)	Total ($)
John P. Daly(2)	369,004	0	0	369,004
Martin D. Feinstein	129,500	342,880	2,816	475,196
Luc Jobin	96,000	342,880	1,808	440,688
Murray S. Kessler(3)	51,132	282,007	23,639	356,778
Holly Keller Koeppel	103,500	342,880	1,292	447,672
Robert Lerwill(4)	44,217	270,122	0	314,339
Nana Mensah	115,000	342,880	4,319	462,199
Lionel L. Nowell, III	102,000	342,880	3,133	448,013
Ronald S. Rolfe	111,000	342,880	10,000	463,880
Richard E. Thornburgh(5)	95,087	340,271	2,179	437,537
Thomas C. Wajnert	270,000	685,760	4,338	960,098
John J. Zillmer	115,000	342,880	3,108	460,988

(1)	During 2015, RAI did not pay any compensation directly to Mr. Oberlander for serving as a director. See “— Payment for Services of Certain Board Designees” below for information regarding the compensation RAI pays to BAT for the Board service of Mr. Oberlander.

(2)	As previously noted, Mr. Daly retired from BAT effective April 7, 2014. At BAT’s direction, the fee that normally would have been paid to BAT for Mr. Daly’s service on the Board during 2015 was paid directly to Mr. Daly. See “— Payment for Services of Certain Board Designees” below for additional information.

(3)	On June 12, 2015, the Board elected Mr. Kessler to serve as a director.

(4)	On July 15, 2015, the Board elected Mr. Lerwill to serve as a director.

(5)	Mr. Thornburgh resigned from the Board effective December 7, 2015.

(6)	The amounts in this column include Board and Board committee retainers paid for service in 2015 and fees paid for Board and Board committee meetings attended in 2015. Amounts are shown in this column notwithstanding a director’s election to defer his or her retainers and meeting fees pursuant to the plan described below under “— Deferred Compensation Plan.” For additional information regarding director meeting fees and retainers, see “— Annual Retainers and Meetings Fees” below.

(7)

The amounts shown in this column represent the aggregate grant date fair value (calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, referred to as ASC 718) with respect to awards made during 2015 under the Equity Incentive Award Plan for Directors of Reynolds American Inc., as amended and restated effective December 5, 2013, referred to as the EIAP. The aggregate grant date fair values include the individual grant date fair values for the following stock-based awards under the EIAP: (a) annual grants to each Outside Director (other than Messrs. Kessler and Lerwill) of 4,000 (or, in the case of the Non-Executive Chairman, 8,000) deferred stock units or, at the director’s election, 4,000 (or, in the case of the Non-Executive Chairman, 8,000) shares of RAI common stock based on the $75.72 per share (pre-2015 Stock Split, as defined below) closing price of RAI common stock on May 7, 2015; (b) in the case of Mr. Kessler, a prorated portion of the annual grant (3,604 deferred stock units) he received upon his appointment to the Board on June 12, 2015, based on the $72.15 per share (pre-2015 Stock Split) closing price of RAI common stock on June 11, 2015; (c) in the case of Mr. Lerwill, a prorated portion of the annual grant (3,242 deferred stock units) he received upon his appointment to the Board on July 15, 2015, based on the $77.62 per share (pre-2015 Stock Split) closing price of RAI common stock on such date; and (d) quarterly grants to each Outside Director of a number of deferred stock units determined by dividing $10,000 (or, in the case of the Non-Executive Chairman, $20,000; and in the case of Messrs. Lerwill, Kessler and Thornburgh, $8,478, $1,978 and $7,391, respectively, representing the prorated amount for service of less than a full quarter in the third, second and fourth quarters of 2015, respectively), by the average of the final closing price of a share of RAI common stock for each business day during the last month of the applicable calendar quarter, for each such quarterly grant. For additional information regarding these stock-based awards under the EIAP, see “— Equity Awards” below.

The amounts shown in this column do not equal the value that any director actually received during 2015 with respect to his or her EIAP awards. The assumptions upon which the amounts in this column are based are set forth in note 15 to consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 11, 2016, referred to as the 2015 Annual Report on Form 10-K. No Outside Director forfeited any stock awards during 2015.

No stock options were granted to Outside Directors in 2015, and no stock options were held by Outside Directors as of December 31, 2015.

(8)	The amounts shown in this column for 2015 include:

(a)	the value of matching grants in the following amounts — Mr. Kessler: $10,000; Mr. Mensah: $2,235; Mr. Nowell: $360; and Mr. Rolfe: $10,000 — made on behalf of such directors pursuant to the program described below under “Other Benefits — Matching Grants Program”;

(b)	in the case of Mr. Nowell, an amount equal to $689 for an electronic tablet used for Board meetings, which amount was imputed to him for income tax purposes;

(c)	the value (based upon the aggregate incremental cost to RJR Tobacco) ascribed to personal flights taken by Messrs. Thornburgh, Wajnert and Zillmer, or their respective guests, on aircraft fractionally owned by RJR Tobacco (with such amounts, in the case of Messrs. Thornburgh, Wajnert and Zillmer, being $305, $574 and $1,024, respectively), which amounts were imputed to them for income tax purposes;

(d)	the cost of life insurance premiums, for all Outside Directors other than Ms. Koeppel and Messrs. Kessler, Lerwill and Rolfe, and excess liability insurance premiums, for all Outside Directors other than Messrs. Lerwill and Rolfe, paid by RAI for certain insurance offered to the Outside Directors, as described below under “Other Benefits — Insurance and Indemnification Benefits;” and

(e)	in the case of Mr. Kessler, an amount equal to $12,954 for certain life insurance premiums paid by RAI for coverage for Mr. Kessler and his dependents pursuant to an agreement in connection with the Lorillard acquisition, which amount was imputed to him for income tax purposes.

Annual Retainers and Meeting Fees

•	Each Outside Director (excluding the Non-Executive Chairman) receives an annual retainer of $60,000 (paid in quarterly installments).

•	The Non-Executive Chairman receives an annual retainer of $270,000 (paid in quarterly installments).

•	Each Outside Director (excluding the Non-Executive Chairman) who is a Chair of one of the following standing committees of the Board receives a supplemental annual retainer (paid in quarterly installments) as follows — Audit Committee: $20,000; Compensation Committee: $10,000; and Governance Committee: $10,000.

•	Each Outside Director (excluding the Non-Executive Chairman) receives a Board (or Other Director, if applicable) meeting attendance fee of $1,500, and members of each Board committee (excluding the Non-Executive Chairman) receive an attendance fee of $1,500 for each committee meeting attended. In addition, each Outside Director (excluding the Non-Executive Chairman) who is invited to attend a meeting of any committee of which he or she is not a member, and attends the meeting of such committee, receives the same meeting fee as committee members.

Deferred Compensation Plan

Under the Amended and Restated Deferred Compensation Plan for Directors of Reynolds American Inc., referred to as the DCP, Outside Directors may defer payment of their retainers and meeting fees until termination of service as a director or until a selected year in the future. Participating directors may elect, on an annual basis, to direct RAI to defer their retainers and meeting attendance fees in 25% increments to a cash account, a stock account or a combination of both. The DCP provides that amounts deferred to a cash account earn interest at the prime rate as set by JPMorgan Chase Bank, and amounts deferred to a stock account mirror the performance of, and receive dividend equivalents based on, RAI common stock. Participating directors are entitled to receive a distribution, only in the form of cash, of their account balances either in full on the deferral date or in up to ten annual installments commencing on a selected future date.

Equity Awards

RAI provides its Outside Directors with certain stock-based awards pursuant to the terms of the EIAP. Pursuant to the EIAP, prior to August 2015, each Outside Director received on the date of each annual meeting of shareholders (provided the Outside Director remained on the Board after the date of such meeting), a grant of 4,000 (or, in the case of the Non-Executive Chairman, 8,000) deferred stock units or, at the director’s election, 4,000 (or, in the case of the Non-Executive Chairman, 8,000) shares of RAI common stock. Pursuant to the anti-dilution provisions of the EIAP, as a result of RAI’s two-for-one split of its common stock effected in August 2015, referred to as the 2015 Stock Split, the number of deferred stock units and shares of common stock referenced in the preceding sentence were doubled. If RAI does not hold an annual meeting of shareholders in any year, then the annual stock award under the EIAP will be made to Outside Directors on the anniversary of the preceding year’s annual meeting of shareholders. Directors initially elected after September 2012 to serve on the Board commencing on a date other than the annual meeting date, and therefore not eligible to receive the annual stock award, receive a pro rata portion of the annual award. Shares of RAI common stock awarded to Outside Directors in lieu of deferred stock units upon a director’s initial stock award or any annual stock award under the EIAP will not bear any transfer restrictions, other than any restrictions arising generally by virtue of federal and state securities laws. Each Outside Director also is entitled to receive a quarterly award of deferred stock units on the last day of each calendar quarter, with the number of units being equal to: $10,000 (or, in the case of the Non-Executive Chairman, $20,000) divided by the average closing price of a share of RAI common stock for each business day during the last month of such calendar quarter. If a director has served for less than the entire quarter, the number of units granted will be prorated based upon the period of such person’s actual Board service during the quarter.

The deferred stock units granted under the EIAP receive dividends at the same rate as RAI common stock, but the dividends are credited in the form of additional deferred stock units. The deferred stock units have no voting rights. For all grants made under the EIAP on or prior to December 31, 2007, distribution of a director’s deferred stock units will be made on (or commencing on) January 2 following his or her last year of service on the Board. For all grants under the EIAP after December 31, 2007, distribution of a director’s deferred stock units will be made in accordance with such director’s election(s) to receive his or her deferred stock units (1) on (or commencing on) January 2 following his or her last year of service on the Board, or (2) on (or commencing on) the later of January 2 of a year specified by such director and January 2 following his or her last year of service on the Board. At the election of the director, distributions may be made in one lump sum or in up to 10 annual installments. At the election of the director, the payment of the initial and annual deferred stock unit grants may be made in cash or in RAI common stock, which shares of stock will not bear transfer restrictions other than any restrictions arising generally by virtue of federal and state securities laws. Distribution of the deferred stock units received in connection with a quarterly award will be made only in cash. Cash distributions of deferred stock units generally are based on the average closing price of RAI common stock during December of the year preceding payment. Notwithstanding the foregoing, upon the death of a participating director (whether before or after ceasing to serve as a director), any deferred stock units then outstanding in such director’s account will be distributed in a single lump sum cash amount to the director’s designated beneficiary or estate, as the case may be. Such distribution will be made after the end of the quarter in which the participating director’s death occurred and will be based upon the average closing price of RAI common stock during the last month of such quarter.

An aggregate of 4,000,000 shares of RAI common stock (as adjusted for the 2015 Stock Split pursuant to the EIAP anti-dilution provisions) have been authorized for issuance under the EIAP. Shares relating to awards under the EIAP that are forfeited, terminated or settled in cash in lieu of stock will become available for future grants. The EIAP also affords its administrator, the Governance Committee, the discretion to grant Outside Directors options to acquire shares of RAI common stock. Any such options will have an exercise price equal to the per share closing price of RAI common stock on the date of grant, will vest and become exercisable in full six months after the date of grant and will have a ten-year term. No options were granted to Outside Directors in 2015, and no options currently are held by Outside Directors under the EIAP.

Other Benefits

Insurance and Indemnification Benefits.

•	Each Outside Director is offered, during the term of his or her service on the Board, life insurance coverage having a death benefit of either $50,000 or $100,000. The Outside Director does not pay for such coverage, but the value of the coverage is imputed to the director for income tax purposes.

•	Each Outside Director is offered, during the term of his or her service on the Board, excess liability insurance coverage of $10 million. The Outside Director does not pay for this coverage, but the value of this coverage also is imputed to the director. Such excess coverage may be extended for an additional three-month period following the end of the director’s Board service, with the prorated premium for such coverage imputed to the director. Each Outside Director is responsible for maintaining, at his or her own cost, underlying liability insurance with certain limits depending upon the type of underlying coverage.

•	Each Outside Director is covered by RAI’s business travel insurance policy, which provides benefits of up to $500,000 upon an Outside Director’s death or accidental injury occurring while the director is traveling in connection with his or her service on the Board.

•	All directors and officers of RAI and its subsidiaries are covered by RAI’s directors’ and officers’ liability insurance policy, which has an aggregate coverage limit of $400 million, with an additional $50 million of coverage for non-employee directors and, subject to certain conditions, employee directors.

•	All directors are covered by the indemnification provisions contained in RAI’s Articles of Incorporation, and are parties to individual indemnification agreements with RAI.

Matching Grants Program. All Outside Directors are eligible to participate in a matching grants program sponsored by RAI and the Reynolds American Foundation. Pursuant to this program, RAI or the Reynolds American Foundation will match grants, on a dollar-for-dollar basis, that a director makes to an educational, art, cultural or charitable organization. The maximum, aggregate annual amount of the matching grants for each director is $10,000. The Reynolds American Foundation will provide a matching grant up to the first $7,000, and RAI will provide a matching grant up to the next $3,000, for each qualifying contribution made by an Outside Director. A director may participate in the matching grants program through the end of the calendar year in which the director terminates his or her service on the Board. The value of matching grants made on behalf of any director is included in the “All Other Compensation” column of the 2015 Director Compensation Table above.

Payment for Services of Certain Board Designees

In general, in consideration for the service of the BAT employee (or, in the case of Mr. Daly, former BAT employee) directors on the Board, referred to as the BAT employee directors, RAI pays BAT an annual fee, paid on a quarterly basis, per director. Such amounts generally are paid to BAT in lieu of any other compensation (other than the reimbursement of certain expenses) to which the BAT employee directors otherwise would be entitled in their capacities as members of RAI’s Board. For 2015, the amount of the annual fee for each of the two BAT employee directors was $369,004. As previously noted, Mr. Daly, although retired from BAT, continued to serve as a BAT employee director on the Board. At BAT’s direction, RAI paid the fee associated with Mr. Daly’s Board service since his retirement from BAT in April 2014 directly to Mr. Daly, rather than to BAT. The fees for the Board service of Mr. Oberlander during 2015 were paid directly to BAT. On February 4, 2016, Mr. Daly resigned from the Board and Mr. Abelman, an employee of a BAT subsidiary, was elected to replace him on the Board. For 2016, the annual fee for the Board service of each of Messrs. Abelman (prorated for the period from February 4, 2016 through December 31, 2016), Daly (prorated for the period from January 1, 2016 through February 4, 2016), and Oberlander will be $474,220. The fees for Messrs. Abelman and Oberlander will be paid directly to BAT.

Equity Ownership Guidelines

After completion of five years of service as a member of RAI’s Board of Directors, the Non-Executive Chairman is expected to hold and retain a minimum of 80,000 shares of RAI common stock (after the 2015 Stock Split), and each other Outside Director is expected to hold and retain a minimum of 40,000 shares of RAI common stock (after the 2015 Stock Split). It is generally expected that a director will not dispose of RAI common stock during the first five years of service on the Board, unless the director holds and retains RAI common stock in excess of the minimum threshold levels. Any shares of RAI common stock pledged as collateral by a director are not counted for purposes of the foregoing stock ownership guidelines, under which RAI common stock includes:

•	shares of RAI common stock beneficially owned by the director;

•	deferred stock units or shares of RAI common stock granted to the director under the EIAP; and

•	deferred stock units received by the director as deferred compensation under the DCP.

These stock ownership guidelines do not apply to any director who is also an officer or employee of BAT (or serves as a BAT employee director after retirement from BAT) so long as such director does not participate in any equity compensation plan made available to RAI’s non-employee directors. All directors with at least five years of service currently hold amounts in excess of the minimum threshold level, and those directors with less than five years of service are making progress in meeting the five-year minimum threshold goals.

Code of Conduct

RAI has adopted a Code of Conduct that applies to all directors, officers and employees of RAI and its subsidiaries, including RAI’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. All directors, officers and employees annually complete a certification of compliance with the Code of Conduct. The Code of Conduct is intended to constitute a “code of ethics” within the meaning of Item 406(b) of Regulation S-K. Any amendment to, or waiver from, a provision of RAI’s Code of Conduct (other than technical, administrative or other non-substantive amendments) that applies to any director or executive officer of RAI will be disclosed on our website at www.reynoldsamerican.com, by distributing a press release or by filing a current report on Form 8-K with the SEC within four business days following the amendment or waiver. The Code of Conduct can be found in the “Governance” section of our website at www.reynoldsamerican.com, or can be requested, free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

Shareholder Communications to the Board

Shareholders and other interested parties may communicate directly with the Board or individual members of the Board by submitting written correspondence to Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. Shareholders and other interested parties may communicate directly with the non-management directors as a group by writing to the Non-Executive Chairman at the foregoing address. Additional information on our procedures for the handling of communications from our shareholders and other interested parties is contained in our Corporate Governance Guidelines, which can be found in the “Governance” section of our website at www.reynoldsamerican.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership of Principal Shareholders

We have been notified by the persons in the following table that they are beneficial owners (as defined by the rules of the SEC) of more than 5% of RAI common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(2)

British American Tobacco p.l.c.	602,028,556(1)
Globe House 4 Temple Place London, WC2R 2PG

Louisville Securities Limited	602,028,556(1)
Globe House 4 Temple Place London, WC2R 2PG

Brown & Williamson Holdings, Inc.	446,668,038(1)
103 Foulk Road, Suite 117 Wilmington, Delaware 19803

(1)	Based upon a Schedule 13D filed by BAT, B&W and Louisville Securities Limited, referred to as LSL, with the SEC on June 19, 2015, and upon information furnished to RAI by BAT, B&W and LSL, as of March 7, 2016, (a) LSL and BAT hold shared dispositive and shared voting power over 602,028,556 shares, comprised of the 155,360,518 shares held by LSL and the 446,668,038 shares held by B&W, (b) B&W, LSL and BAT hold shared dispositive and shared voting power over the 446,668,038 shares held by B&W, (c) LSL is record owner of 155,360,518 shares and the beneficial owner of 602,028,556 shares (the 155,360,518 shares plus the 446,668,038 shares held by B&W) by virtue of its indirect ownership of all of the equity and voting power of B&W, (d) B&W is the record and beneficial owner of 446,668,038 shares, and (e) BAT is the beneficial owner of 602,028,556 shares by virtue of its indirect ownership of all of the equity and voting power of LSL and B&W.

(2)	Information in this column is based on shares of RAI common stock outstanding on March 7, 2016, the record date for the 2016 annual meeting.

Stock Ownership of Management

The following table indicates the number of shares of RAI common stock beneficially owned as of March 7, 2016, the record date for the 2016 annual meeting, by each current director, director nominee, each named executive officer and all directors and executive officers as a group, based on information provided to RAI by these individuals. In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote, or the power to transfer, and stock options that are exercisable currently or become exercisable within 60 days. Except as described in the footnotes to the table, each person has sole investment and voting power over the shares for which he or she is shown as beneficial owner.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(4)
Non-Employee Directors
Jerome Abelman	0	*
Martin D. Feinstein(1)	40,000	*
Luc Jobin(1)	70,000	*
Murray S. Kessler(1)	52,516	*
Holly Keller Koeppel(1)	0	*
Robert Lerwill(1)	0	*
Nana Mensah(1)	87,280	*
Lionel L. Nowell, III(1)	33,149	*
Ricardo Oberlander	0	*
Ronald S. Rolfe(1)	16,801	*
Thomas C. Wajnert(1)	14,000	*
John J. Zillmer(1)	98,000	*

Named Executive Officers
Thomas R. Adams(2)		*
Susan M. Cameron(1)(2)		*
Debra A. Crew(2)		*
Jeffery S. Gentry(2)		*
Andrew D. Gilchrist(2)		*
Martin L. Holton III(2)		*
All directors, director nominees and executive officers as a group (consisting of 26 persons)(3)		*

*	Less than 1%

(1)	The shares beneficially owned do not include the following deferred common stock units, which are RAI common stock equivalents awarded under the EIAP or credited under the DCP: (a) 4,728 units for Ms. Cameron; (b) 142,554 units for Mr. Feinstein; (c) 20,574 units for Mr. Jobin; (d) 509 units for Mr. Kessler; (e) 126,181 units for Ms. Koeppel; (f) 7,009 units for Mr. Lerwill; (g) 54,574 units for Mr. Mensah; (h) 159,131 units for Mr. Nowell; (i) 1,903 units for Mr. Rolfe; (j) 156,820 units for Mr. Wajnert; and (k) 24,770 units for Mr. Zillmer. In the case of Ms. Cameron, the deferred stock units noted above were awarded in 2014 for her Board service prior to her re-appointment as the President and CEO of RAI. Ms. Cameron and Messrs. Abelman and Oberlander do not currently participate in either the EIAP or the DCP.

(2)	The shares beneficially owned do not include the following performance shares (and restricted stock units in the case of Ms. Crew), granted under the Omnibus Plan, which upon vesting will be paid to the participant in RAI common stock: (a) performance shares for Mr. Adams; (b) performance shares for Ms. Cameron; (c) performance shares and restricted stock units for Ms. Crew; (d) performance shares for Dr. Gentry; (e) performance shares for Mr. Gilchrist; and (f) performance shares for Mr. Holton.

(3)	The shares beneficially owned by all directors, director nominees and executive officers as a group: (a) do not include an aggregate of deferred common stock units awarded to directors under the EIAP or credited to directors under the DCP; (b) do not include an aggregate of performance shares (and restricted stock units in the case of Ms. Crew) granted to executive officers under the Omnibus Plan; and (c) include shares of stock (as to which beneficial ownership is disclaimed) held by the spouses of two executive officers.

(4)	The information in this column is based on shares of RAI common stock outstanding on March 7, 2016, the record date for the 2016 annual meeting. For purposes of computing the percentage of outstanding shares held by each person named in the table, any security that such person has the right to acquire within 60 days is deemed to be held by such person, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires RAI’s directors and executive officers, and any persons holding more than 10% of RAI’s equity securities, to file with the SEC reports disclosing their initial ownership of RAI’s equity securities, as well as subsequent reports disclosing changes in such ownership. To RAI’s knowledge, based solely on a review of such reports furnished to it and written representations by certain reporting persons that no other reports were required, during the 2015 fiscal year, RAI’s directors, executive officers and greater than 10% beneficial owners complied with all Section 16(a) filing requirements, except that one Form 4 reporting one transaction (an acquisition of shares of RAI common stock underlying earned performance shares that were still subject to additional service-based vesting) was inadvertently filed late for each of the following executive officers —Thomas Adams, Michael Auger, Lisa Caldwell, Robert Dunham, Daniel Fawley, McDara Folan, III, Jeffery Gentry, Andrew Gilchrist, Martin Holton III, John O’Brien and Frederick Smothers — due to an RAI administrative error in considering the Form 4 to be due only after the brief additional service-based vesting period had been completed, at which time the Form 4s were filed.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains our executive pay program as established for the six individuals listed below, who collectively constitute our named executive officers for 2015. At times we refer to our named executive officers other than the CEO as the other named executive officers. The compensation for our named executive officers is presented in additional detail in the compensation tables and narratives following this discussion and analysis in accordance with SEC rules.

Named Executive Officers

The table below lists the name, current (or former) title and current (or former) employer of each of our named executive officers for 2015:

Name	Title	Employer
Susan M. Cameron	President and Chief Executive Officer	RAI
Andrew D. Gilchrist	Executive Vice President and Chief Financial Officer	RAI
Debra A. Crew	President and Chief Operating Officer	RJR Tobacco
Martin L. Holton III	Executive Vice President, General Counsel and Assistant Secretary	RAI
Jeffery S. Gentry	Executive Vice President	RJR Tobacco
Thomas R. Adams	Former Executive Vice President and Chief Financial Officer	RAI

Transitions Involving Our Named Executive Officers During 2015

In accordance with previously announced plans, at the end of February 2015, Mr. Adams transitioned out of his role as Chief Financial Officer of RAI. Mr. Gilchrist became Executive Vice President and Chief Financial Officer of RAI on March 1, 2015. Mr. Adams continued to serve as an Executive Vice President of RAI overseeing the completion and integration of the Lorillard acquisition through his retirement at the end of September 2015. Ms. Crew was promoted to President and Chief Operating Officer of RJR Tobacco on October 1, 2015. Dr. Gentry transitioned out of his role as Chief Scientific Officer of RJR Tobacco on October 1, 2015 and announced his intention to retire in 2016. He continues to serve as an Executive Vice President of RJR Tobacco.

Executive Summary

2015 Business Highlights

2015 was a transformational year for our businesses. Each of our operating companies delivered strong results in 2015. The completion of the Lorillard acquisition and related divestitures significantly strengthened RJR Tobacco’s drive-brand portfolio and operational performance. Efficient execution of our operating companies’ growth strategies led to market share gains for our operating companies’ key drive brands. The $5 billion sale of NATURAL AMERICAN SPIRIT’s business outside the U.S. (announced in September 2015 and completed in January 2016) has enabled us to accelerate debt repayment and reduce our leverage ratio. Our operating companies’ innovative products designed to meet the changing preferences of adult tobacco consumers are providing a solid foundation for long-term commercial success in a rapidly evolving marketplace, while underscoring our commitment to reducing the harm caused by tobacco.

Key Business Highlights for 2015

*   Strong growth in adjusted earnings per share

*   Market share increases for key drive brands

*   Completion of national expansion of VUSE Digital Vapor Cigarette, which remains the top-selling vapor product in convenience/gas stores

*   Completion of the Lorillard acquisition and related divestitures with substantial progress on integration initiatives

*   Sale of NATURAL AMERICAN SPIRIT’s business outside the U.S. (completed early 2016)

*   Selection to the Dow Jones Sustainability North America Index for seventh time

Outstanding total shareholder returns. RAI’s total shareholder return for 2015 was almost 49%, for the three-year period from 2013 – 2015 was 155%, and has significantly outpaced the S&P 500 over the past one-, three-, five- and 10-year periods. We also continued to demonstrate our commitment to returning value to our shareholders by increasing our quarterly dividend in 2015 by 7.5%, with a target dividend payout ratio of 75% of our adjusted net income.

Total Shareholder Return

(through December 31, 2015)

Source: Bloomberg

Summary of 2015 Executive Compensation Program

Our executive compensation program is designed to help us (1) reward our management for strong performance and the successful execution of our business plans and strategies, (2) align management’s compensation interests with the long-term investment interests of our shareholders, (3) attract, motivate, and help retain exceptional management talent, and (4) provide adequate pay to overcome the reluctance that some people may have to work in a controversial industry such as the tobacco industry. The Board’s Compensation and Leadership Development Committee is responsible for structuring and administering the program.

The principal components of the 2015 compensation program for our named executive officers included:

Moderate fixed pay

•	Base salary targeted at the size-adjusted 50th percentile of our peer group of food, beverage, tobacco and non-durable consumer goods companies.

Targeted total compensation amounts

•	Total compensation opportunity targeted approximately 10% above the revenue size-adjusted median of our peer group of food, beverage, tobacco and non-durable consumer goods companies. This results from targeting annual cash compensation (base salary + target annual incentive) and stock-based incentives at the midpoint between the size-adjusted 50th and 75th percentiles of the peer group. We do this to enhance our ability to compete for executive talent in our industry.

Performance-based incentives

•	Balanced annual incentive program driven by both financial and marketplace performance; and

•	Stock-based incentive program based entirely on performance and aligned with shareholder interests through links to stock price, dividend maintenance and financial and marketplace performance.

2015 Pay Mix

RAI is committed to maintaining a pay for performance environment that strongly aligns compensation with results. The predominant portion of the total compensation opportunity for our named executive officers is variable or “at risk” and designed to result in payouts that are directly linked to our actual performance for the respective performance period. The charts below provide a breakdown of the 2015 pay elements (at target) for RAI’s CEO and our other named executive officers (NEOs) (on average).

Components of 2015 Named Executive Officer Compensation Program

The principal components of compensation for our named executive officers in 2015 were:

Pay Element	Purpose	Description	Link to Performance

Base salary	To attract and help retain leadership talent, to provide a competitive basis of compensation that rewards core competence in the executive role and to recognize the executive’s skills, experience and contributions.	Moderate, non-variable (or fixed) portion of cash compensation.	Base salary levels and base salary merit increases are tied to the individual’s performance, taking into account peer group compensation data for other executives in comparable positions.

Annual incentive awards	To provide executives with clear financial incentive to achieve critical short-term financial and marketplace goals linked to continued corporate growth and shareholder value creation.	Annual cash incentive payout based on company performance against pre-established corporate financial and operating targets.	Annual incentive program’s target payout opportunity tied entirely to company performance on two equally weighted components: financial (adjusted earnings per share) and marketplace (market share growth or wholesale shipment volume for specific key brand categories).

Stock- based incentive awards	To align significant portions of executive compensation to company performance as measured by financial and marketplace performance, dividend maintenance and stock price growth and to promote the retention of executive talent.	Performance-based awards in the form of performance shares, settled in stock, and earned based on company financial and marketplace performance and dividend maintenance over a three-year or one-year period.	Stock-based incentive program payout value based entirely on company performance and aligned with shareholder interests through links to stock price, dividend maintenance and financial and marketplace performance, with dividend equivalents only paid on shares actually earned.

Retirement, severance and other benefits	To provide executives with appropriate financial safeguards for individual circumstances or events and to meet competitive market practices with regard to such benefits.	Health and welfare benefits, defined contribution and/or defined benefit retirement plans, life insurance, severance programs and other benefits generally provided to all employees, and limited perquisites.	Since these benefits are generally made available to all employees or offered to meet competitive market practices, there is no specific performance component, but the programs function to help retain key executives.

Pay for Performance

Summary of Key 2015 Compensation Actions for CEO

As noted in last year’s proxy statement, due to Ms. Cameron rejoining RAI on May 1, 2014, her annual review cycle (and related performance periods) runs from May 1 through April 30. In May 2015, the Compensation and Leadership Development Committee and Board approved the following with respect to Ms. Cameron’s compensation:

•  A merit increase of 6.0% of her base salary, driven by her “Exceeds” individual performance rating, using the same review process used for all of our employees. Since Ms. Cameron’s base salary prior to the merit increase exceeded the 65th percentile cap, her merit increase was paid to her in a lump sum and her 2015 base salary remained unchanged.

•  A 2014/2015 annual incentive award payout of 160% of her target annual incentive opportunity. The Compensation and Leadership Development Committee and Board took into consideration the strong performance of RAI and its operating companies against the 2014 underlying performance metrics and her outstanding leadership and achievements on her other performance goals, particularly her significant role in bringing the Lorillard transaction to fruition and CEO succession planning.

•  Performance shares granted in 2014 vested and were paid out in shares of RAI stock at 150% of target based on the 160% achievement of the annual incentive award and the satisfaction of the minimum cumulative dividend requirement for the performance period, limited by the 150% maximum payout limitation under the terms of her stock-based incentive arrangement. The value of the performance shares granted to Ms. Cameron increased from $27.95 per share (as adjusted for the 2015 Stock Split) on the May 1, 2014 grant date to $37.06 per share (as adjusted for the 2015 Stock Split) on the May 1, 2015 vesting date, the same increase in value experienced by our shareholders over the same time period.

Summary of Key 2015 Compensation Actions for Other Named Executive Officers

The Compensation and Leadership Development Committee approved the following with respect to 2015 compensation for the other named executive officers:

•  Promotions and related compensation adjustments for two of the named executive officers (Ms. Crew and Mr. Gilchrist) based on our compensation philosophy and a review of peer group compensation market data by the Compensation and Leadership Development Committee’s independent compensation consultant.

•  Moderate merit increases in early 2015 of 3.0% to 6.0% of base salary for the other named executive officers, driven by individual performance ratings for the prior year, using the same review process used for all of our employees.

•  2015 annual incentive awards paid out at 140% of target. We exceeded the performance targets for our adjusted earnings per share financial metric as well as the growth targets for our NEWPORT, NATURAL AMERICAN SPIRIT and GRIZZLY market share metrics; and our VUSE Digital Vapor Cigarette continued to be the top-selling vapor product in the convenience/gas channel, although we fell short of our aggressive volume target due to shifting trends in the vapor segment.

•  Performance shares granted in 2013 vested and were paid out in shares of RAI stock at 138% of target based on (1) our above target financial and marketplace performance over the 2013-2015 performance period, and (2) our satisfaction of the minimum cumulative dividend requirement for that three-year performance period. The value of the performance shares granted increased from $21.68 per share (as adjusted for the 2015 Stock Split) on the March 1, 2013 grant date to $             per share on the March 1, 2016 vesting date, the same increase in value experienced by our shareholders over the same time period.

As demonstrated above, and as further illustrated in the analysis that follows, the compensation earned by our named executive officers for 2015 was directly aligned with both our pay for performance philosophy and our actual performance over the respective performance periods.

Executive Compensation and Governance Best Practices

Our Compensation and Leadership Development Committee, comprised entirely of “independent” directors, regularly monitors and implements best practices in executive compensation and governance.

What We DO
✓ Compensation and Leadership Development Committee directly retains an independent executive compensation consultant
✓ Design our compensation programs to align pay with actual performance
✓ Use value-creating measures in incentive programs aligned with shareholder interests
✓ Set compensation component levels after consideration of peer group compensation market data
✓ Annually assess and design our compensation programs to mitigate compensation-related risks
✓ Maintain caps on annual and stock-based incentive awards
✓ Clawback provisions in our incentive agreements allow for recoupment in certain situations
✓ Double trigger equity vesting upon a change in control for stock-based incentive awards beginning in 2016
✓ Maintain anti-hedging policy applicable to executives and directors
✓ Maintain robust stock ownership guidelines for executives and directors
✓ Perform semi-annual reviews of tally sheets illustrating cumulative effect of compensation decisions
✓ Limited and modest use of perquisites with no income tax gross-ups
✓ Moderate severance arrangements that gain important protections for our businesses, such as non-competition and non-disclosure covenants and assistance with future litigation

What We DON’T DO
× No excise tax gross-ups for new executives (since 2009)
× No history of backdating or repricing of stock options (we do not currently grant stock options)
× No dividend equivalents paid on unearned performance shares
× No counting of performance share awards or unvested restricted stock towards stock ownership guidelines

Consideration of 2015 Say-on-Pay Vote Results

In July 2015, the Compensation and Leadership Development Committee reviewed the results of our 2015 “say-on-pay” vote, in which we received nearly 94% approval from our shareholders of our named executive officer compensation, our fifth consecutive year of greater than 92% approval. Given that, the Compensation and Leadership Development Committee continued the philosophy, compensation objectives and governing principles it has used in recent years when making decisions or adopting policies regarding named executive officer compensation for 2015 and beyond. The Compensation and Leadership Development Committee monitors voting policy changes adopted by our institutional shareholders and their advisors, and will continue to take those voting policies into account when considering changes to our executive compensation program.

2015 Shareholder Engagement

During 2015, we engaged with several large institutional investors regarding our executive compensation program and our corporate governance policies and practices. The feedback from these shareholders was generally favorable and no significant concerns were raised.

The following discussion should be read together with the information presented in the compensation tables, the footnotes and the narratives to those tables and the related disclosures appearing elsewhere in this proxy statement.

Compensation Decision-Making Process

Compensation Philosophy and Objectives

Our executive compensation program serves two primary objectives: (1) to reward our management for strong performance and successful execution of our business plans and strategies; and (2) to attract, motivate, and help retain exceptional management talent. Consistent with these objectives, a meaningful portion of the annual compensation, and all of the long-term or stock-based incentive compensation, of each named executive officer is variable and “at risk” in that the receipt or value of that compensation depends upon the attainment of specific performance goals by RAI and its operating companies that drive long-term value. This compensation structure aligns management’s interests with the long-term investment interests of our shareholders by tying a substantial portion of pay to performance.

As noted above, our total compensation opportunity is targeted each year at approximately 10% above the size-adjusted median of a peer group of food, beverage, tobacco and non-durable consumer goods companies, referred to as the peer group. This is due to the need to compete with other tobacco companies that tend to pay higher given both the controversial nature of the industry and the decline in the social acceptability of smoking. The Compensation and Leadership Development Committee periodically requests evidence to support the existence of, and need for, higher executive compensation opportunities in the tobacco industry. The 10% differential is the result of the following process:

•	Although we would prefer to compare our compensation program solely to other tobacco companies, there is only one U.S.-based, U.S.-oriented tobacco company against which to compare. Thus, we begin our benchmarking process with a broader peer group, the companies which we view as most comparable to our businesses and with which we compete for executive talent.

•	We target base salaries at the size-adjusted median of the peer group. However, to approximate the higher pay of competitor tobacco companies, we target both our annual cash compensation (base salary + target annual incentive) and our long term or stock-based incentives at the midpoint between the size-adjusted 50th and 75th percentiles of what is mostly a non-tobacco peer group.

The result for 2015 was a pay philosophy 10% higher than the size-adjusted 50th percentile of the peer group, but approximately at the size-adjusted 50th percentile of our U.S.-based tobacco peer. This result allows RAI to compete successfully for executive talent in our industry.

Peer Group and Compensation Benchmarking

In evaluating and determining appropriate levels of base salary, annual incentive, and long-term or stock-based incentives for our named executive officers, the Compensation and Leadership Development Committee annually reviews peer group information showing the compensation paid to executives holding similar positions at those companies in the peer group. In making its determinations about total and individual component compensation opportunity levels, the Compensation and Leadership Development Committee considers such peer group information, along with factors such as internal equity and specialized job accountabilities. Based on an analysis performed by Meridian, its independent compensation consultant, the Compensation and Leadership Development Committee approved the use of a peer group consisting of public companies in the food, beverage, tobacco and non-durable consumer products industries that were aligned in size with us (and then revenue size-adjusted) and provided the necessary data to benchmark our entire executive population. This comparator peer group consisted of a combination of the only company that competes directly with our operating companies in the tobacco business — Altria Group, Inc. — (Lorillard no longer included due to its then-pending acquisition by RAI) and certain companies outside of the tobacco industry that sell brand-focused consumer products and have annual revenues ranging from approximately one-half to seven times that of RAI. All peer group data is size-adjusted by Meridian through regression analysis using revenues as the independent variable. The peer group provides a useful comparison based, among other things, on their similarity in size, revenues, net income, market capitalization and scope of operations, and represents those companies that RAI and its subsidiaries were most likely to compete against for their executive talent.

In the fourth quarter of 2014, at the Compensation and Leadership Development Committee’s direction, Meridian reviewed and confirmed, using information from Aon Hewitt’s Total Compensation Measurement™ Database, compensation data for 25 peer companies. The following companies were eliminated from the prior year’s peer group because compensation was no longer available due to the company being acquired — Beam Inc., Chiquita Brands International, Inc., H. J. Heinz Company and The Hillshire Brands Company — or becoming a private company — Dole Food Company, Inc. Lorillard also was excluded due to its then-ending acquisition by RAI. At the same time, Kraft Food Group Inc. and Keurig Green Mountain Inc. were added based on meeting the criteria for inclusion in the peer group. RAI’s revenues for the prior fiscal year were $8.5 billion, an amount that was slightly below the peer group’s median annual revenues of $9.0 billion.

The peer group used by the Compensation and Leadership Development Committee for its 2015 compensation decisions consisted of the following 25 companies operating in the food, beverage, tobacco or non-durable consumer products industries:

2015 Executive Compensation Peer Group
Altria Group, Inc. (MO)	The Hershey Company (HSY)
Avon Products, Inc. (AVP)	Hormel Foods Corporation (HRL)
Campbell Soup Company (CPB)	The J. M. Smucker Company (SJM)
The Clorox Company (CLX)	Kellogg Company (K)
The Coca-Cola Company (KO)	Keurig Green Mountain Inc. (GMCR)
Colgate-Palmolive Company (CL)	Kimberly-Clark Corporation (KMB)
ConAgra Foods, Inc. (CAG)	Kraft Food Group Inc. (KRFT)
Constellation Brands, Inc. (STZ)	McCormick & Company, Incorporated (MKC)
Dean Foods Company (DF)	Mead Johnson Nutrition Company (MJN)
Dr Pepper Snapple Group, Inc. (DPS)	Molson Coors Brewing Company (TAP)
Energizer Holdings, Inc. (ENR)	Mondelez International, Inc. (MDLZ)
The Estee Lauder Companies Inc. (EL)	PepsiCo, Inc. (PEP)
General Mills, Inc. (GIS)

Analysis of 2015 Named Executive Officer Compensation Decisions

For 2015, our compensation program was again designed to focus our named executive officers on achieving our short-term and long-term financial and strategic goals, and increasing shareholder value, while limiting excessive risk taking. In this way, 2015 compensation was tied specifically to our short-term and long-term performance.

Each element and our decisions regarding each element for 2015 fit within our overall pay philosophy and compensation objectives, and we considered how each of such decisions affected our decisions on other elements as part of our 2015 executive compensation program review process.

The 2015 named executive officer compensation decisions related to each of these elements are discussed and analyzed below, together with information about RAI’s other compensation policies and practices. Information regarding the Compensation and Leadership Development Committee’s other duties, responsibilities and activities is set forth above under “Committees and Meetings of the Board of Directors — Compensation and Leadership Development Committee.”

Annual Compensation

Base Salary

The objective of base salary is to provide fixed compensation based on competitive market data. It is designed to reward core competence in the executive role relative to skills, experience and contributions to the company. We choose to pay base salary because it is a standard element of pay for executive positions and is required to attract and help retain talented executives.

When determining the annual base salary for each of our executive officers when he or she is first hired as, or promoted to become, an executive officer, we generally provide a market competitive salary targeted at or near the size-adjusted 50th percentile (median) of similarly situated positions in the peer group, taking into specific consideration the person’s responsibilities, experience, performance and, in the case of a new hire, whether such person is employed elsewhere (and, if so, at what rate). Executive officer base salaries below the size-adjusted median for similar positions in the peer group are reviewed annually against the peer group market data, and base salary market adjustments may be made to move such base salaries towards the median on January 1 of each year.

The Compensation and Leadership Development Committee approves the initial base salary for all executive officers at the senior vice president level and above, except for RAI’s CEO, Chief Financial Officer and General Counsel and RJR Tobacco’s President, which positions require the approval of the independent members of the Board. In addition to any base salary market adjustments, each named executive officer, like all other employees, generally is eligible to receive an annual performance-based merit increase based on his or her individual performance rating in the same manner and under the same merit increase table applicable to all other employees, as described below.

2015 Base Salary Decisions.

Market Data-Based Base Salary Adjustments. After a review of peer group compensation market data provided by Meridian in December 2014, and consideration of the uncertainty of the timing of any impact resulting from the Lorillard acquisition, upon management’s recommendation, no market data-based adjustments were made to the base salary of any named executive officer for 2015.

Promotional Base Salary Adjustments. In December 2014, in connection with Mr. Gilchrist’s planned promotion to Executive Vice President and Chief Financial Officer of RAI, after a review of the market data for positions with similar accountabilities, the Compensation and Leadership Development Committee recommended, and the Board approved, a base salary adjustment for Mr. Gilchrist, effective January 1, 2015. Additionally, in September 2015, in connection with Ms. Crew’s planned promotion to President and Chief Operating Officer of RJRT, after a review of the market data for positions with similar accountabilities, the Compensation and Leadership Development Committee recommended, and the Board approved, a base salary adjustment for Ms. Crew, effective October 1, 2015. Additional information on such promotions and base salary adjustments can be found in the footnotes to the table on page 47.

Annual Individual Performance Evaluations. Each of our named executive officers established individual qualitative objectives for 2014 that were consistent with our fundamental core values (principled, creative, dynamic and passionate behavior) and our strategic and operational goals for 2014. At the end of 2014, Ms. Cameron evaluated the performance of the other named executive officers as to their 2014 individual qualitative objectives. Based on these evaluations, Ms. Cameron assigned each of the other named executive officers a performance rating corresponding to one of the five categories set forth below. In each case, the assigned performance rating was not the result of any specific formulaic process or mathematical calculation. Instead, Ms. Cameron’s subjective assessment of each such named executive officer’s overall achievement against his or her individual qualitative objectives during the year, rather than a calculated amount for each objective, drove the determination of the subjective performance ratings. Depending on each such named executive officer’s performance rating, the named executive officer was eligible to receive a base salary merit increase, effective April 1, 2015, based on the following merit increase table approved by the Compensation and Leadership Development Committee:

Performance	Rating	Merit Increase Factor
Consistently and significantly exceeds expectations	Exceeds	2.0 times target
Outperforms some expectations and fully meets remaining expectations	High Achieves	1.25 times target
Fully meets expectations	Achieves	1.0 times target
Meets some but not all expectations	Almost Achieves	0.5 times target
Does not meet expectations	Fails to Meet	0

Annual Performance Merit Increases. Under our performance-based merit increase process, generally all employees, including the named executive officers, receiving a rating in a particular performance rating category receive the same merit-based percentage increase in base salary for the next year. For 2015, management reviewed a market outlook and projected 2015 merit increase budget data for the food, beverage, tobacco and non-durable consumer products industries in general. After reviewing such information and our business outlook for 2015 to gain a general understanding of the compensation environment, management recommended, and the Compensation and Leadership Development Committee approved, a target merit increase of 3.0% for 2015, an amount consistent with the median data for our peers.

Annual Performance Evaluation for CEO. Ms. Cameron rejoined RAI as its President and CEO on May 1, 2014. As a result, her individual annual performance evaluation for the period from May 2014 through April 2015 was conducted in April 2015. The Compensation and Leadership Development Committee, with input from the Board, evaluated Ms. Cameron on her individual qualitative objectives for the May 2014 through April 2015 performance period and assigned her a subjective performance rating in the same manner as described above for the other named executive officers.

Each named executive officer’s 2014 base salary, 2014 performance rating, 2015 merit increase factor (expressed as a percentage of such officer’s base salary immediately prior to such increase), 2015 base salary merit increase (effective April 1, 2015, except as otherwise noted below) and 2015 base salary (effective April 1, 2015, except as otherwise noted below), as approved by the Compensation and Leadership Development Committee or the Board (as applicable), are shown in the table below.

Named Executive Officer	2014 Base Salary ($)	2014 Performance Rating	2015 Merit Increase Factor (%)	2015 Base Salary Merit Increase ($)	2015 Base Salary ($)
Susan M. Cameron(1)(2)	1,300,000	Exceeds	6.00	78,000	1,300,000
Andrew D. Gilchrist(3)	637,600	High Achieves	3.75	25,300	700,300
Debra A. Crew(2)(4)	620,000	Achieves	3.00	18,600	766,000
Martin L. Holton III	572,400	Exceeds	6.00	34,300	606,700
Jeffery S. Gentry	508,700	Achieves	3.00	15,300	524,000
Thomas R. Adams(2)(5)	730,600	Exceeds	6.00	43,800	730,600

(1)	As noted above, Ms. Cameron’s annual performance evaluation for the May 2014 through April 2015 performance period was conducted in April 2015 and her merit increase was effective May 1, 2015.

(2)	As described in more detail below under “Base Salary Increase Limitations,” all, in the case of Ms. Cameron and Mr. Adams, and a portion, in the case of Ms. Crew, of the base salary merit increases for such executives were paid in a lump sum to them.

(3)	In connection with his promotion to Executive Vice President and Chief Financial Officer of RAI, Mr. Gilchrist received a 6% ($37,400) base salary adjustment, effective January 1, 2015. Mr. Gilchrist’s 2015 base salary shown in this table includes both his promotional base salary adjustment and his 2015 merit increase.

(4)	In connection with her promotion to President and Chief Operating Officer of RJRT, Ms. Crew received a 22% ($137,700) base salary adjustment, effective October 1, 2015. Ms. Crew’s 2015 base salary shown in this table includes $8,300 of her 2015 merit increase (the remaining $10,300 being paid in a lump sum as described below), which was effective April 1, 2015, and her promotional base salary adjustment noted above.

(5)	Mr. Adams retired as Executive Vice President of RAI on September 30, 2015.

Base Salary Increase Limitations. To ensure that base salary levels do not become too costly and do not escalate above a range that is competitive in the market, we generally impose a cap on the amount of the annual base salary of any salaried employee, including the named executive officers. If an increase would cause the base salary to exceed the size-adjusted 65th percentile for those persons in the peer group holding a comparable position, then the employee or named executive officer receives (in the pay period following the effective date of the increase) the amount of such excess in a lump sum cash payment. Any such lump sum cash payment is not taken into account for purposes of calculating amounts payable under the annual incentive plan, described below, but is considered in determining benefits under other plans, such as our defined contribution and defined benefit plans.

For 2015, Ms. Cameron’s and Mr. Adams’s base salaries prior to her/his merit increase exceeded the 65th percentile cap. As a result, each of their respective merit increases were paid to them in the form of a lump sum. The 2015 merit increase for Ms. Crew placed her above the 65th percentile cap for her position and, as a result, $10,300 of her merit increase was paid to her in a lump sum.

Annual Incentive Compensation

Overview of Annual Incentive Opportunity for 2015. The objective of our annual incentive program is to promote the attainment of critical annual goals that lead to our long-term success. It is designed to reward achievement of specified financial and marketplace goals. We choose to pay this compensation element in order to motivate achievement of annual performance metrics critical to continued company growth and shareholder value creation.

A significant portion of each named executive officer’s annual compensation is linked directly to the attainment of specific corporate financial and operating targets so as to have a material percentage of their annual compensation contingent upon the performance of RAI and its operating companies. Greater responsibilities drive higher annual cash incentive opportunities.

Each named executive officer is eligible to receive an annual cash incentive based on a target incentive opportunity expressed as a percentage of base salary, but the actual annual incentive payout may be higher or lower than the targeted amount, as explained in further detail below.

Annual Incentive Opportunity for Other Named Executive Officers. In 2015, the annual incentive cash opportunity for a specific group of executive officers, including the other named executive officers, was provided under the shareholder-approved Omnibus Plan with the intention that it would give us the ability to potentially take advantage of certain tax deductions for performance-based compensation under Section 162(m) of the Code. See “— Deductibility of Compensation” below for additional information about our philosophy on structuring our executive compensation for tax purposes.

For 2015, our annual incentive program for the other named executive officers involved a maximum performance metric based on our cash net income results for the year and was designed to be eligible to qualify as performance-based compensation under Section 162(m) of the Code. Achievement of the maximum performance metric established a maximum limitation on the dollar amount of the annual cash incentive that could be paid to each other named executive officer for the 2015 performance period (specifically by establishing a maximum award pool that could be paid to each other named executive officer). As permitted under the Omnibus Plan, the Compensation and Leadership Development Committee, using negative discretion, could then pay an annual incentive amount less than such maximum award pool (subject to any other award limitations contained in the Omnibus Plan) to each other named executive officer guided by its review and consideration of the performance of RAI and its operating companies against underlying performance metrics and targets more reflective of the performance of the companies regarding the specific business goals for the year, as explained in more detail below.

2015 Annual Incentives for Other Named Executive Officers. In February 2015, the Board and the Compensation and Leadership Development Committee approved a performance formula based on RAI’s cash net income (a performance metric previously approved by RAI’s shareholders) for determining a maximum annual incentive award pool under the Omnibus Plan for 2015 for each other named executive officer. Under the formula, the award pool for each of the other named executive officers was determined based on the following percentages of RAI’s cash net income for the 2015 performance period — Mr. Gilchrist: 0.25%; Ms. Crew: 0.25%; Mr. Holton: 0.25%; Dr. Gentry: 0.25% and Mr. Adams: 0.25%. For purposes of determining all incentive award pools described herein, the term “cash net income” means net income from continuing operations in the consolidated statement of income adjusted to eliminate the impact of non-cash items, such as depreciation, amortization, unrealized gains and losses, intangible asset impairments and other non-cash gains/losses included in net income for a specified period. That period for the 2015 annual incentives was January 1, 2015 through December 31, 2015, as reported in RAI’s 2015 Annual Report on Form 10-K.

As discussed above, each other named executive officer’s annual cash compensation (base salary + target annual incentive) is targeted at the midpoint between the size-adjusted 50th and 75th percentiles for comparable positions in the peer group. The target annual incentive is then determined by subtracting the target median base salary from the target annual cash compensation. In February 2015, the Board and/or the Compensation and Leadership Development Committee (as applicable) then approved the 2015 target annual incentive opportunity for each of the other named executive officers. The target annual incentive opportunity represented the amount that the Board and the Compensation and Leadership Development Committee generally expected to pay out for target company performance during the performance period. The 2015 target annual incentive opportunity, expressed as a percentage of annual base salary and a dollar amount, for each of the other named executive officers is set forth below under “ — 2015 Annual Incentive Payouts for Other Named Executive Officers.”

Overview of 2015 Underlying Performance Metrics. For 2015, the Compensation and Leadership Development Committee once again used annual incentive performance metrics, referred to as the underlying performance metrics, to guide its use of negative discretion to reduce the annual incentive awards determined based on the cash net income maximum award pools. Due to the mid-year acquisition of Lorillard, for 2015, the Compensation and Leadership Development Committee considered two separate sets of underlying performance metrics — the first reflecting the performance of RAI and its operating companies during the first half of 2015 against the 2015 stand-alone business plan (without Lorillard) approved by the Board, referred to as the 2015 first half underlying performance metrics; and the second reflecting the performance of RAI and its operating companies during the second half of 2015 against the combined 2015 business plan (including Lorillard) approved by the Board, referred to as the 2015 second half underlying performance metrics. Performance during each half was weighed equally with the full year overall annual incentive payout score reflecting the average of the scores for both halves. The two sets of performance metrics were chosen because each was reflective of the overall performance of RAI and its operating companies during each of the relevant halves of 2015, and each was believed to have a positive correlation with shareholder returns. This design allowed us to more closely tie final annual incentive payouts to the actual performance that directly helped us achieve our overall business goals.

First Half 2015 Underlying Performance Metrics. The following table summarizes the 2015 first half underlying performance metrics, and the performance of RAI and its operating companies against such metrics, considered by the Compensation and Leadership Development Committee in determining the annual incentive award score for the other named executive officers for the first half of 2015.

First Half 2015 Performance Metric(1)	Weighting	Threshold	Target	Maximum	First Half 2015 Performance(6)	Score(6)
Adjusted Earnings Per Share	50%	$1.39	$1.74	$1.91	$1.88	181%
Market Share:
Total CAMEL(2)	12%	(5)	(5)	(5)	Below Target	63%
PALL MALL	8%	(5)	(5)	(5)	Below Target	59%
NATURAL AMERICAN SPIRIT	8%	(5)	(5)	(5)	Above Target	175%
GRIZZLY	8%	(5)	(5)	(5)	Below Target	93%
Operating Companies Total Tobacco(3)	6%	(5)	(5)	(5)	Above Target	103%
VUSE Volume(4)	8%	(5)	(5)	(5)	Below Target	0%

					First Half 2015 Score	130%

(1)	For additional information on the 2015 underlying performance metrics and scoring, see the narrative under the heading “2015 Annual Incentives” following the 2015 Grants of Plan-Based Awards Table below.

(2)	The Total CAMEL metric includes CAMEL smoke-free tobacco products.

(3)	The Operating Companies Total Tobacco metric is based on the total market share for RAI’s operating companies (excluding e-cigarettes).

(4)	The VUSE volume metric is based on shipments to wholesale.

(5)	The specific quantitative 2015 market share and volume goals are not included in this table given the competitively sensitive nature of that information, even on a historical basis. The disclosure of specific market share and volume goals for specific brands would allow competitors to ascertain a damaging level of insight into our company and brand strategies, and devise counter-strategies, particularly with respect to pricing and promotional activities, that would be competitively harmful to our operating companies. For additional information on the market share and volume goals and performance against such goals, see “ — Performance Against First Half 2015 Underlying Performance Metrics” below.

(6)	For purposes of evaluating the performance and calculating the score for RAI’s adjusted earnings per share, referred to as adjusted EPS, metric, the impact of certain items is excluded from RAI’s earnings per share in accordance with a pre-approved process that adjusts for such items and is consistent with the manner in which the targets were established and adjusted EPS results are reported in RAI’s earnings releases. As disclosed in RAI’s earnings releases, the following items were excluded for purposes of determining RAI’s adjusted EPS performance: gain on divestiture; gain from 2003 Master Settlement Agreement (MSA) Non-Participating Manufacturer (NPM) adjustment claim; implementation costs; transaction-related costs; charges for tobacco related and other litigation; financing costs; and charges for Engle progeny cases.

Rationale for First Half 2015 Underlying Performance Metrics. As in prior years, the financial and marketplace components of the annual incentive program were each weighted 50% to balance the two types of performance. All employees of RAI and its subsidiaries (except RAI’s CEO) are rewarded based on the same underlying performance metrics to focus the entire organization on performance that we believe aligns the annual incentive program with the interests of our shareholders.

The 2015 annual incentive program again placed significant emphasis on RAI’s financial performance tied to RAI’s overall earnings through the use of the financial metric — adjusted EPS. The use of adjusted EPS reflected our continued focus on increasing profitability in our operating companies, while at the same time providing flexibility in the allocation of our financial resources. Adjusted EPS performance aligns our interests with the interests of our shareholders through its impact on dividends paid and stock price, while recognizing the efficient use of capital.

The combined weighting of RAI’s market share metrics of 50% reflected our continuing focus on the key strategic growth areas for our operating companies. During the first half of 2015, our business strategy continued to focus on increasing the market share of our operating companies’ four drive brands — the key to our operating companies’, and thus RAI’s, future success. Therefore, our first half 2015 market share metrics included: RJR Tobacco’s two drive brands — CAMEL (including CAMEL smoke-free tobacco products) and PALL MALL; NATURAL AMERICAN SPIRIT, the drive brand at Santa Fe Natural Tobacco Company, Inc.; and GRIZZLY, the drive brand at American Snuff Company, LLC. In addition, an Operating Companies Total Tobacco market share metric was included, reflecting the strategic importance of the overall effect of brand interactions across our operating companies.

For 2015, we also included a volume performance metric based on shipments to wholesale for the VUSE digital vapor cigarette product. The inclusion of a stand-alone VUSE performance metric reflected the importance of VUSE to our transformation strategy and long-term success, while recognizing and balancing the dynamic nature of the category.

Performance Against First Half 2015 Underlying Performance Metrics. The 2015 thresholds, targets and maximums on the scoring grid (shown in the table above) for the first half 2015 underlying performance metrics were set based on management’s 2015 stand-alone business plan, taking into account the past performance of RAI and its operating companies, approved by the Board and the Compensation and Leadership Development Committee. Each metric target was set at the amount in the approved business plan based upon the belief that the likelihood of actual performance at target was the same as the likelihood of actual performance not reaching the target, with the maximum first half 2015 annual incentive score being limited to two times the target. We believe the foregoing approach strikes a proper balance, as a particular target should be set high enough so that executives are rewarded for achieving a level of performance that requires considerable collective effort, but not so unrealistically high that the compensation program ceases to be an effective incentive device.

For the first half of 2015, our adjusted EPS target was $1.74 (an 8% increase over our actual first half 2014 adjusted EPS) and the threshold and maximum for such metric were set at 20% below and 10% above the target, respectively, reflecting the comparative enhanced difficulty and reduced likelihood of achieving above-target results. Although the preceding table does not include 2015 actual market share and volume targets, thresholds and maximums, given the competitively sensitive nature of that information even on a historical basis, the 2015 market share targets for the four drive brand metrics — Total CAMEL, PALL MALL, NATURAL AMERICAN SPIRIT and GRIZZLY — all were set above the actual market share achieved for each metric in 2014. Although RJR Tobacco’s cigarette brands, collectively, have experienced declining market share for several years, our overall drive brand strategy has attempted to address such decline by focusing on the long-term market share growth of the operating companies’ drive brands while managing their support brands for long-term sustainability and profitability. The Operating Companies Total Tobacco market share target for 2015, however, represented a slight decrease from the metric’s actual 2014 market share due primarily to the exclusion of digital vapor cigarettes from the metric in 2015 as a result of the addition of the stand-alone VUSE volume performance metric. The VUSE volume target also was set based on the approved 2015 stand-alone business plan.

RAI’s first half 2015 adjusted EPS performance of $1.88, reflecting the exclusions described above, was significantly above target. Similarly, we exceeded the first half 2015 market share performance targets for our NATURAL AMERICAN SPIRIT metric, achieving growth significantly above its growth target, and the Operating Companies Total Tobacco metric. Total CAMEL and GRIZZLY both continued to achieve market share growth, although falling slightly short of their growth targets, primarily due to the recall of certain brand styles in the case of CAMEL, and competitive activity in the case of GRIZZLY. PALL MALL fell short of its growth target, primarily due to competitive activity. While the VUSE digital vapor cigarette maintained its position as the top-selling vapor product in the convenience/gas channel, shifting trends in the vapor segment resulted in the VUSE volume metric falling short of its aggressive target.

After its review of the first half of 2015 performance of RAI and its operating companies against the first half 2015 underlying performance metrics, the Compensation and Leadership Development Committee approved a first half 2015 annual incentive score of 130%.

Second Half 2015 Underlying Performance Metrics. The following table summarizes the 2015 second half underlying performance metrics, and the performance of RAI and its operating companies against such metrics, considered by the Compensation and Leadership Development Committee in determining the annual incentive award score for the other named executive officers for the second half of 2015.

Second Half 2015 Performance Metric(1)	Weighting	Threshold	Target	Maximum	Second Half 2015 Performance(6)	Score(6)
Adjusted Earnings Per Share(2)	50%	$0.79	$0.99	$1.09	$1.04	156%
Market Share Growth:
NEWPORT	20%	(5)	(5)	(5)	Above Target	177%
Total CAMEL(3)	8%	(5)	(5)	(5)	Below Target	25%
PALL MALL	4%	(5)	(5)	(5)	Below Target	51%
NATURAL AMERICAN SPIRIT	7%	(5)	(5)	(5)	Above Target	165%
GRIZZLY	7%	(5)	(5)	(5)	Above Target	159%
VUSE Volume(4)	4%	(5)	(5)	(5)	Below Target	0%

					Second Half 2015 Score	140%

(1)	For additional information on the 2015 underlying performance metrics and scoring, see the narrative under the heading “2015 Annual Incentives” following the 2015 Grants of Plan-Based Awards Table below.

(2)	After giving effect to the 2015 Stock Split.

(3)	The Total CAMEL metric includes CAMEL smoke-free tobacco products.

(4)	The VUSE volume metric is based on shipments to wholesale.

(5)	The specific quantitative 2015 market share growth and volume goals are again not included in this table given the competitively sensitive nature of that information, even on a historical basis. The disclosure of market share growth and volume goals for specific brands would allow competitors to ascertain a damaging level of insight into our company and brand strategies, and devise counter-strategies, particularly with respect to pricing and promotional activities, that would be competitively harmful to our operating companies. For additional information on the market share growth and volume goals and performance against such goals, see “ — Performance Against Second Half 2015 Underlying Performance Metrics” below.

(6)	For purposes of evaluating the performance and calculating the score for RAI’s second half 2015 adjusted EPS metric, the impact of certain items is excluded from RAI’s earnings per share in accordance with a pre-approved process that adjusts for such items and is consistent with the manner in which the targets were established and adjusted EPS results are reported in RAI’s earnings releases. As disclosed in RAI’s earnings releases, the following items were excluded for purposes of determining RAI’s adjusted EPS performance: gain on divestiture; mark-to-market pension/postretirement adjustments; implementation costs; gain from 2003 NPM adjustment claim; one-time benefit from the NPM settlement; transaction-related costs; financing costs; asset impairment and exit charges; charges for Engle progeny cases; charges for tobacco related and other litigation; and charges for tax items.

Rationale for Second Half 2015 Underlying Performance Metrics. While the rationale for the overall structure of the second half 2015 underlying annual incentive program remained relatively unchanged — the financial and marketplace components continued to be evenly weighted at 50% and adjusted EPS continued as the financial metric — the mid-year acquisition of Lorillard resulted in a number of changes to the market share metrics and individual metric weightings. With the addition of NEWPORT, the top-selling menthol brand in the United States, a new NEWPORT market share drive brand metric was added, and the Operating Companies Total Tobacco metric was eliminated as more than 90 percent of our operating companies’ overall market share is now captured in the drive brands. In addition, the weightings for the individual market share metrics were adjusted to reflect each brand’s relative importance across the new drive brand portfolio, with emphasis on NEWPORT market share performance, particularly during the crucial integration period during the second half of 2015.

Performance Against Second Half 2015 Underlying Performance Metrics. The second half 2015 thresholds, targets and maximums on the scoring grid (shown in the table above) were set consistent with the combined 2015 business plan approved by the Board and Compensation and Leadership Development Committee. Each target continued to be set at the amount in the approved business plan based upon the belief that the likelihood of actual performance at target was the same as the likelihood of actual performance not reaching the target (with the maximum second half 2015 annual incentive score also being limited to two times the target), consistent with the balanced incentive goal setting framework described above.

For the second half of 2015, our adjusted EPS target was $0.99 (as adjusted for the 2015 Stock Split) (an 8% increase over our actual second half 2014 adjusted EPS plus the accretion from the Lorillard acquisition) and the threshold and maximum for such metric again were set at 20% below and 10% above the target, respectively. Although the preceding table does not include the 2015 market share growth and volume targets, thresholds and maximums, given the competitively sensitive nature of that information even on a historical basis, the 2015 market share growth targets for the five drive brand metrics — NEWPORT, Total CAMEL, PALL MALL, NATURAL AMERICAN SPIRIT and GRIZZLY — all were set consistent with the historical market share growth as reflected in the combined 2015 business plan approved by the Board. The second half VUSE volume target also was set consistent with the approved combined 2015 business plan.

RAI’s second half 2015 adjusted EPS performance of $1.04, reflecting the exclusions described above, was significantly above target. Similarly, we exceeded the second half 2015 market share growth targets for our NEWPORT, NATURAL AMERICAN SPIRIT and GRIZZLY drive brand metrics. Total CAMEL continued to achieve market share growth, although falling short of its growth target primarily due to the recall of certain brand styles, and PALL MALL fell short of its growth target, primarily due to competitive activity. While the VUSE digital vapor cigarette continued to maintain its position as the top-selling vapor product in the convenience/gas channel, shifting trends in the vapor segment continued to cause the VUSE metric to fall short of its aggressive volume target.

After its review of the second half of 2015 performance of RAI and its operating companies against the second half 2015 underlying performance metrics, the Compensation and Leadership Development Committee approved a second half 2015 annual incentive score of 140%.

Overall 2015 Annual Incentive Payout Score. After its annual review of the overall 2015 performance of RAI and its operating companies, taking into account the average of the annual incentive scores for the first half and second half (135%), as well as other accomplishments not captured in the underlying performance metrics (including the completion of the Lorillard acquisition, sale of NATURAL AMERICAN SPIRIT’s business outside the United States and MSA-related settlements), the Compensation and Leadership Development Committee approved a discretionary addition of five percentage points to the annual incentive payout score for all plan participants, resulting in a 2015 annual incentive award program final payout score of 140%.

2015 Annual Incentive Payouts for Other Named Executive Officers. At its February 2016 meeting, the Compensation and Leadership Development Committee certified the annual incentive award pool generated by the performance formulas established for each other named executive officer based on RAI’s 2015 cash net income of $2.3 billion. These award pools were the absolute maximum limitations on the dollar value of awards earned for the 2015 performance period. The Compensation and Leadership Development Committee then exercised negative discretion to reduce the amount of the annual cash incentive award for each other named executive officer and determined (and had approved by the independent members of the Board, as applicable) the actual 2015 annual cash incentive payouts guided by its consideration of the 2015 performance of RAI and its operating companies against the first half and second half 2015 underlying performance metrics described above.

The table below shows each other named executive officer’s annual incentive target (expressed as a percentage of his or her April 1, 2015 base salary and in dollars) and the actual annual incentive payout (expressed as a percentage of annual incentive target, percentage of his or her April 1, 2015 base salary, and in dollars) for 2015:

Named Executive Officer	Annual Incentive Target as % of Base Salary	Annual Incentive Target ($)	Annual Incentive Payout as % of Target	Annual Incentive Payout as % of Base Salary	Annual Incentive Payout(1) ($)
Andrew D. Gilchrist	105%	735,315	140%	147.0%	1,029,441
Debra A. Crew(2)	108%	715,011	140%	151.1%	1,001,015
Martin L. Holton III	100%	606,700	140%	140.0%	849,380
Jeffery S. Gentry	95%	497,800	140%	133.0%	696,920
Thomas R. Adams(3)	105%	575,348	140%	147.0%	805,487

(1)	The dollar amount of the 2015 annual incentive paid to each named executive officer is included in the “Non-Equity Incentive Plan Compensation” column of the 2015 Summary Compensation Table below.

(2)	As a result of Ms. Crew’s promotion effective October 1, 2015, her 2015 annual incentive target was prorated based on nine months at 105% and three months at 115%. Her 2015 annual incentive payout was based on such prorated annual incentive target.

(3)	Mr. Adams retired effective September 30, 2015. His 2015 annual incentive target was prorated based on his nine months of employment with RAI in 2015. His 2015 annual incentive payout was based on such prorated annual incentive target.

Annual Incentives for CEO

2014/2015 Annual Incentive Payout for CEO. As we noted last year, Ms. Cameron’s annual incentive opportunity under the Omnibus Plan for the performance period from May 1, 2014 through April 30, 2015 was designed with the intention that it would be eligible to qualify as performance-based compensation under Section 162(m) of the Code. Similar to the process described above for the other named executive officers, in May 2015 the Compensation and Leadership Development Committee certified Ms. Cameron’s cash net income maximum annual incentive award pool generated by the performance formula established for Ms. Cameron and RAI’s April 1, 2014 to March 31, 2015 cash net income of $1.9 billion. For purposes of determining Ms. Cameron’s award pool, the cash net income (as defined above) was as reported in RAI’s quarterly and annual reports for the period from April 1, 2014 to March 31, 2015.The Compensation and Leadership Development Committee then exercised negative discretion to reduce the amount of the annual cash incentive award for Ms. Cameron and determined her actual annual cash incentive payout guided by its consideration of the 2014 performance of RAI and its operating companies against the underlying performance metrics (131%) and its subjective consideration of her outstanding leadership and achievements on her other performance goals, particularly her significant role in bringing the Lorillard transaction to fruition and CEO succession planning. After such review, the Compensation and Leadership Development Committee recommended (and the independent members of the Board approved) a 2015 annual incentive award final payout score of 160% for Ms. Cameron.

The table below shows Ms. Cameron’s annual incentive target (expressed as a percentage of her 2014 base salary and in dollars) and the actual annual incentive payout paid to her in May 2015 (expressed as a percentage of annual incentive target, percentage of 2014 base salary, and in dollars) for the May 1, 2014 through April 30, 2015 performance period:

Named Executive Officer	Annual Incentive Target as % of Base Salary	Annual Incentive Target ($)	Annual Incentive Payout as % of Target	Annual Incentive Payout as % of Base Salary	Annual Incentive Payout(1) ($)
Susan M. Cameron	160%	2,080,000	160%	256%	3,328,000

(1)	The dollar amount of the annual incentive paid to Ms. Cameron in 2015 is included in the “Non-Equity Incentive Plan Compensation” column of the 2015 Summary Compensation Table below.

2015/2016 Annual Incentive Opportunity for CEO. Ms. Cameron’s annual incentive cash opportunity for the May 1, 2015 through April 30, 2016 performance period again was provided under the Omnibus Plan and was designed with the intention that it would be eligible to qualify as performance-based compensation under Section 162(m) of the Code. Similar to the process described above for the other named executive officers, the Board and the Compensation and Leadership Development Committee approved a performance formula for determining Ms. Cameron’s annual incentive award pool under the Omnibus Plan for the May 1, 2015 to April 30, 2016 performance period of 1.0% of RAI’s cash net income for the period from April 1, 2015 to March 31, 2016. For purposes of determining Ms. Cameron’s award pool, the cash net income (as defined above) will be as reported in RAI’s quarterly and annual reports for the period from April 1, 2015 to March 31, 2016. Following the same process described above for the other named executive officers, the Board and the Compensation and Leadership Development Committee established and approved a target annual incentive opportunity for Ms. Cameron (expressed as a percentage of her annual base salary and a dollar amount as set forth in the table below), such amount representing the amount that the Board generally expected to pay out for target performance during such one-year performance period, with the maximum 2015/2016 annual incentive payout being limited to 200% of the target value. At the end of such one year performance period, the Compensation and Leadership Development Committee will certify Ms. Cameron’s cash net income maximum award pool and then, guided by its consideration of the performance of RAI and its subsidiaries against the underlying performance metrics for the performance period and the achievement of other performance goals established by the Committee, will determine Ms. Cameron’s actual annual cash incentive payout for the performance period (which may not exceed her cash net income maximum award pool). The table below shows Ms. Cameron’s annual incentive target (expressed as a percentage of her May 1, 2015 base salary and in dollars) for 2015/2016:

Named Executive Officer	Annual Incentive Target as % of Base Salary	Annual Incentive Target ($)
Susan M. Cameron(1)	160%	2,080,000

(1)	Ms. Cameron’s annual incentive payout for the May 2015 through April 2016 performance period will not be determined until after her one-year performance period ends on April 30, 2016.

Long-Term or Stock-Based Incentive Compensation

The objective of providing long-term or stock-based incentive compensation is to focus our named executive officers on metrics that lead to increased shareholder value over the long-term. It is designed to reward achievement of financial and marketplace metrics, dividend maintenance, stock price appreciation and continued employment. We choose to pay this compensation element because it aligns our executives’ interests with those of our shareholders and helps in the retention of the management team.

Long-Term Incentive Opportunity

Overview of Long-Term Incentive Opportunity. An effective executive compensation program should have an appropriate mix between short-term and long-term incentive compensation. As a result, RAI’s general practice has been to award, on an annual basis, long-term incentive grants with a value dependent upon the performance of RAI and its operating companies over a three-year period, a measurement period commonly used by our peer group companies. This design strongly ties our equity-based compensation to our performance.

The Compensation and Leadership Development Committee, at its first regularly scheduled meeting of the year, approves long-term incentive grants to key employees (other than our CEO), and recommends to the Board for approval long-term incentive grants for RAI’s Chief Financial Officer, and General Counsel, and RJR Tobacco’s President. The target long-term incentive opportunity for each of these other named executive officers is denominated as a multiple of the executive’s annual base salary. The actual grant date of the long-term incentive awards is generally effective in early March of each year, after the public announcement of RAI’s financial results and the filing with the SEC of RAI’s Annual Report on Form 10-K for the prior year.

Long-Term Incentive Opportunity for Other Named Executive Officers. The 2015 long-term incentive opportunity for the same group of executive officers described under the annual incentive program, including the other named executive officers, was provided in the form of three-year (2015-2017) performance shares granted under the shareholder-approved Omnibus Plan, with the intention that such awards may be able to qualify as performance-based compensation under Section 162(m) of the Code. See “— Deductibility of Compensation” below for additional information about our philosophy on structuring our executive compensation for tax purposes.

For 2015, as we described above for our annual incentive awards, the long-term incentive program for the other named executive officers involved a maximum performance metric based on our cash net income results for the 2015-2017 performance period and was designed with the intention that it would be eligible to qualify as performance-based compensation under Section 162(m) of the Code. Achievement of the maximum performance metric will establish a maximum limitation on the dollar amount of the long-term incentive that can be paid to each other named executive officer for the 2015-2017 performance period (specifically by establishing a maximum award pool for the performance shares (and the associated cash dividend equivalent payment) that can be earned by each other named executive officer). As permitted under the Omnibus Plan, the Compensation and Leadership Development Committee, using negative discretion, may then reduce that amount to a lesser earned amount of performance shares (subject to any other award limitations contained in the Omnibus Plan) for each other named executive officer guided by its consideration of the performance of RAI and its operating companies measured by performance metrics and targets designed to reflect in more detail the degree to which we achieved our specific business goals for the three-year period, as further discussed below.

2015 Long-Term Incentives for Other Named Executive Officers. In February 2015, the Board and Compensation and Leadership Development Committee approved a performance formula based on RAI’s cash net income for determining a maximum award pool for the performance shares (and the associated cash dividend equivalent payment) granted to each other named executive officer under the Omnibus Plan for 2015. Under the formula, the award pool of performance shares for each of the other named executive officers was determined based on the following percentages of RAI’s cumulative cash net income for the 2015-2017 performance period —Mr. Gilchrist: 0.40%; Ms. Crew: 0.40%; Mr. Holton: 0.40%; Dr. Gentry: 0.40%; and Mr. Adams: 0.40%. These pools will serve as the maximum limitation on the dollar amount of awards that can be paid to these other named executive officers for the 2015-2017 performance period. The term “cash net income” is defined the same as for the annual incentive plan, except it is based on the amounts as reported in RAI’s Annual Reports on Form 10-K for the 2015, 2016 and 2017 fiscal years.

As discussed above, RAI’s long-term incentive opportunity is targeted at the midpoint between the size-adjusted 50th and 75th percentiles for comparable positions in the peer group. In February 2015, the Board and/or the Compensation and Leadership Development (as applicable) then approved the 2015 target long-term incentive opportunity for each of the other named executive officers. The target long-term incentive opportunity represented the amount the Board and Compensation and Leadership Development Committee generally expected to pay out for target company performance during the 2015-2017 performance period.

2015 Long-Term Incentive Grants to Other Named Executive Officers. In February 2015, the Board and Compensation and Leadership Development Committee approved long-term incentive grants under the Omnibus Plan, effective March 2, 2015, to the other named executive officers for the January 1, 2015 to December 31, 2017 performance period. Consistent with prior years, the 2015 long-term incentive grants were granted entirely in the form of performance shares, with the number of performance shares actually earned to be determined at the end of the 2015-2017 performance period.

The table below sets forth the 2015 target long-term incentive opportunity for each other named executive officer, expressed as (1) a multiple of annual base salary as of March 1, 2015, (2) a dollar amount and (3) a target number of performance shares.

Named Executive Officer	2015 Long-Term Incentive Target as Multiple of Base Salary	2015 Long-Term Incentive Target ($)	2015 Long-Term Incentive Target Number of Performance Shares(1) (#)
Andrew D. Gilchrist	3.25X	2,193,800	60,948
Debra A. Crew	3.00X	1,860,000	51,674
Martin L. Holton III	2.50X	1,431,000	39,756
Jeffery S. Gentry	2.25X	1,144,600	31,798
Thomas R. Adams(2)	3.25X	2,374,500	65,968

(1)	The target number of performance shares granted to each other named executive officer represented his/her target long-term incentive opportunity divided by the average closing price of RAI common stock for the 20 trading days prior to the March 2, 2015 grant date, which was $71.99 per share. The target numbers of performance shares reflected in this column have been adjusted for the 2015 Stock Split.

(2)	Mr. Adams retired effective September 30, 2015. His 2015 long-term incentive payout will be prorated based on his employment with RAI during 2015 through his retirement date.

The number of performance shares each other named executive officer actually will receive, if any, will be determined at the end of the 2015-2017 performance period, as follows. First, the Compensation and Leadership Development Committee will determine the maximum award pool for each other named executive officer based on the level of achievement of the pre-established cash net income formula. Then, the Compensation and Leadership Development Committee may use negative discretion to reduce the number of performance shares actually earned (determined pursuant to such pre-established cash net income formula) to an amount consistent with the average of RAI’s annual incentive award program scores for each of the three years of the performance period, but such score may not be higher than 150% of target. In addition, if RAI fails to pay cumulative dividends for the 2015-2017 performance period of at least $8.04 per share (an amount equal to the dividend paid for the first quarter of the performance period times the number of quarters in the performance period) ($4.02 after the 2015 Stock Split), then the number of performance shares earned will be further reduced by an amount equal to three times the percentage of the dividend underpayment for the 2015-2017 performance period, up to a maximum performance share reduction of 50%. Subject to the foregoing, the performance shares actually earned generally will vest on March 2, 2018, and will be settled in shares of RAI common stock as soon as practicable after such date. At the time the performance share awards vest, each other named executive officer also will receive a cash dividend equivalent payment equal to the aggregate amount of dividends per share declared and paid to RAI’s shareholders on RAI common stock during the period from the beginning of the performance period through the payment of the performance shares, multiplied by the number of performance shares actually earned by such other named executive officer. For more information about the 2015 long-term incentive grants, see the narrative under the heading “2015 Long-Term Incentives” following the 2015 Grants of Plan-Based Awards Table below.

Awarding long-term incentive compensation entirely in performance shares that are subject to the above conditions aligns the interests of our other named executive officers with long-term shareholder interests, and strongly ties pay to long-term performance, by:

•	requiring both performance and retention before payments are made;

•	requiring dividend maintenance over the entire 2015-2017 performance period in order to keep a focus on shareholder return;

•	paying the dividend equivalent only on the number of performance shares actually earned at the end of the 2015-2017 performance period;

•	ensuring that the value of the long-term incentive grant throughout the 2015-2017 performance period and upon its payout in shares of RAI common stock is directly tied to the actual stock price; and

•	increasing RAI common stock ownership by management.

The use of RAI’s annual incentive program scores, reflecting financial and marketplace performance over the 2015-2017 performance period, as the performance measure for participants in the long-term incentive program, including the executives of RAI’s subsidiaries, also ensures a unified focus on RAI’s overall performance.

Stock-Based Incentive Opportunity for CEO

2015 Stock-Based Incentive Grant for CEO. In May of 2015, Ms. Cameron was provided with a stock-based incentive opportunity under the Omnibus Plan that was designed with the intention that it would be eligible to qualify as performance-based compensation under Section 162(m) of the Code. Following the same process described above for the other named executive officers, the Board and the Compensation and Leadership Development Committee established and approved a target stock-based incentive opportunity for Ms. Cameron (expressed as a multiple of her annual base salary, a dollar amount, and a target number of performance shares in the table below), with such amount representing the amount that the Board generally expected to pay out for target performance over a one-year performance period. Based on such target stock-based incentive opportunity, the Board and Compensation and Leadership Development Committee approved a stock-based incentive grant to Ms. Cameron in the form of performance shares. The number of performance shares Ms. Cameron actually will receive, if any, will be determined at the end of her performance period based first on the maximum payout limitation provided by the performance shares award pool generated under her pre-established cash net income performance formulas. Once the maximum pool is determined at the end of the performance period, the Compensation and Leadership Development Committee may use negative discretion to reduce the number of performance shares Ms. Cameron actually earns. A description of Ms. Cameron’s stock-based incentive opportunity is set forth below.

In May 2015, the Board and the Compensation and Leadership Development Committee approved a performance formula for determining Ms. Cameron’s stock-based incentive award pool of performance shares (and the associated cash dividend equivalent payment) under the Omnibus Plan for the May 7, 2015 to April 30, 2016 performance period of 5.0% of RAI’s cash net income for the period from April 1, 2015 to March 31, 2016. For purposes of determining Ms. Cameron’s award pool, the term “cash net income” is defined the same as for her annual incentive opportunity for the same period. Following the same process described above for the other named executive officers, in May 2015, the Board and the Compensation and Leadership Development Committee established and approved a target stock-based incentive opportunity in the form of performance shares for Ms. Cameron. The Compensation and Leadership Development Committee may use negative discretion to reduce the number of performance shares she actually earns after consideration of the level of performance of RAI and its subsidiaries over the performance period against the 2015 underlying performance metrics, her progress on succession planning goals and such other performance factors as the Compensation and Leadership Development Committee chooses to consider, but such score may not be higher than 200% of target. In addition, if RAI fails to pay cumulative dividends for the performance period of at least $2.68 per share (an amount equal to the dividend paid for the first quarter of the performance period times the number of quarters in the performance period) ($1.34 after the 2015 Stock Split), then the number of performance shares earned will be reduced by an amount equal to three times the percentage of the dividend underpayment for the performance period, up to a maximum performance share reduction of 50%. Subject to the foregoing, Ms. Cameron’s performance share award generally will vest on May 7, 2016, and will be settled in shares of RAI common stock as soon as practicable after such date.

At the time the respective performance share awards described above vest, Ms. Cameron will receive a cash dividend equivalent payment equal to the aggregate amount of dividends per share declared and paid to RAI’s shareholders on RAI common stock during the period from the beginning of her respective performance period through the payment of the performance shares, multiplied by the number of performance shares she actually earns. For more information about the 2015 stock-based incentive grant to Ms. Cameron, see the narrative under the heading “2015 Stock-Based Incentive Grant for CEO,” following the 2015 Grants of Plan-Based Awards Table below.

The table below sets forth the 2015 target stock-based incentive opportunity for Ms. Cameron, expressed as (1) a multiple of her annual base salary as of May 7, 2015, (2) a dollar amount and (3) a target number of performance shares.

Named Executive Officer	2015 Stock-Based Incentive Target as Multiple of Base Salary	2015 Stock-Based Incentive Target ($)	2015 Stock-Based Incentive Target Number of Performance Shares(1) (#)
Susan M. Cameron	6.25X	8,125,000	217,304

(1)	The target number of performance shares granted to Ms. Cameron represented her target stock-based incentive opportunity divided by the average closing price of RAI common stock for the 20 trading days prior to the May 7, 2015 grant date, which was $74.78 per share. The target number of performance shares reflected in this column has been adjusted for the 2015 Stock Split.

Payouts of Pre-2015 Long-Term Incentive Grants

As described in our 2015 proxy statement, in March 2015 each of the named executive officers (other than Mmes. Cameron and Crew) earned long-term incentive payouts for performance share awards that had been granted before 2014. Such payouts consisted of performance shares originally granted on March 1, 2012 under the Omnibus Plan, referred to as the 2012 LTI performance shares, which vested in accordance with their terms on March 1, 2015. Information regarding the calculation of the number of 2012 LTI performance shares earned and the satisfaction of the cumulative dividend requirement for the 2012-2015 performance period (and the associated cash dividend equivalent payments) was previously provided in our 2015 proxy statement. Upon their vesting, the earned 2012 LTI performance shares were settled in shares of RAI common stock. For more information regarding the 2012 LTI performance shares, see footnote 3 to the 2015 Option Exercises and Stock Vested Table below.

In addition, each of the named executive officers (except Mmes. Cameron and Crew) earned performance shares originally granted on March 1, 2013 under the Omnibus Plan, referred to as the 2013 LTI performance shares, which vested in accordance with their terms on March 1, 2016. The number of performance shares each such named executive officer actually earned was based on the performance of RAI and its operating companies over the three-year performance period ended on December 31, 2015. In February 2016, the Compensation and Leadership Development Committee approved the maximum performance share award pools generated by the pre-established performance formula for each of such named executive officers approved in February 2013 based on the percentage established for such named executive officer and RAI’s cumulative 2013-2015 cash net income of $5.9 billion. After its consideration of the three-year average of RAI’s annual incentive award scores for the 2013-2015 performance period, which was 138%, and RAI’s satisfaction of the three-year cumulative dividend requirement of $7.08 ($3.54 after the 2015 Stock Split), the Compensation and Leadership Development Committee then exercised negative discretion to pay out (with the approval of the independent members of the Board, as applicable) an amount of earned performance shares (and the associated cash dividend equivalent payment) that in each case was less than the maximum performance share award pool for each such officer. The final number of performance shares actually earned was 138% of each such named executive officer’s target grant. Upon their vesting, the earned performance share awards were settled in shares of RAI common stock. In addition, each such named executive officer received a cash dividend equivalent payment equal to the aggregate amount of dividends per share declared and paid to RAI’s shareholders on RAI common stock from the beginning of the performance period through the payout of the performance shares, multiplied by the number of performance shares actually earned by such named executive officer. For more information regarding the 2013 LTI performance shares, see footnote 2 to the Outstanding Equity Awards At 2015 Fiscal Year-End Table below.

Payout of 2014 Stock-Based Incentive Grant to CEO

Ms. Cameron earned performance shares originally granted on May 1, 2014 under the Omnibus Plan, referred to as the Cameron 2014 performance shares, for the May 1, 2014 through April 30, 2015 performance period, which vested in accordance with their terms on May 1, 2015. Such performance shares were designed with the intention that they would be eligible to qualify as performance-based compensation under Section 162(m) of the Code. In May 2015, the Compensation and Leadership Development Committee approved the maximum performance share award pool generated by the pre-established performance formula for Ms. Cameron approved in April 2014 based on the percentage of cash net income established for her and RAI’s cash net income for the period from April 1, 2014 through March 31, 2015 of $1.9 billion. After its consideration of the performance of RAI and its subsidiaries against the 2014 underlying performance metrics (a score of 131%), RAI’s satisfaction of the cumulative dividend requirement of $2.68, and subjective consideration of her outstanding leadership and achievements on her other performance goals, particularly her significant role in bringing the Lorillard transaction to fruition and CEO succession planning, the Compensation and Leadership Development Committee then exercised negative discretion to pay out (with the approval of the independent members of the Board) an amount of earned performance shares (and the associated cash dividend equivalent payment) that was less than the maximum performance share award pool for Ms. Cameron. The final number of performance shares actually earned was 150% of Ms. Cameron’s target grant. Upon their vesting, these earned performance share awards were settled in shares of RAI common stock. In addition, Ms. Cameron received a cash dividend equivalent payment equal to the aggregate amount of dividends per share declared and paid to RAI’s shareholders on RAI common stock from the beginning of the performance period through the payout of the performance shares, multiplied by the number of performance shares actually earned by her. For more information regarding the Cameron 2014 performance shares, see footnote 2 to the 2015 Option Exercises and Stock Vested Table below.

2015 Special Incentives

In special circumstances, the Compensation and Leadership Development Committee may approve a recommendation from RAI’s President and CEO to pay a discretionary cash award, referred to as the CEO’s Award, to an executive officer, in addition to the annual incentive compensation described above under “ — Annual Compensation,” to reward substantial achievement or significant contributions, particularly when such contributions may not be reflected in RAI’s annual performance metrics. In 2015, the Board, upon the recommendation of the Compensation and Leadership Development Committee, approved special discretionary cash awards of $100,000 to each of Messrs. Adams and Holton and $85,000 to Mr. Gilchrist, in connection with their receipt of the CEO’s Award for significant contributions to RAI’s success. Such cash awards were paid to each of them in February 2015 and are included in the “Bonus” column of the 2015 Summary Compensation Table below.

In February 2015, RAI entered into a retention letter agreement with Mr. Adams with respect to his continuation in the role of a key officer of RAI or its affiliated companies through December 31, 2015, or such earlier date on which the Board approved his release based on its assessment of organizational stability, referred to as the retention period. Under the terms of the retention letter agreement, if Mr. Adams remained actively employed by RAI or its affiliated companies through the retention period and he agreed to execute a general release of claims, confidentiality, non-compete and non-disparagement agreement at the time of his release from employment, RAI would pay him a lump sum cash retention bonus of $3,100,000, less taxes. The Board approved Mr. Adams’s release effective September 30, 2015. Mr. Adams’s retention bonus was paid to him in October 2015 and is included in the “Bonus” column of the 2015 Summary Compensation Table below.

In July 2015, the Compensation and Leadership Development Committee and Board approved a special, one-time cash “Game Changer” incentive award program under the Omnibus Plan for all full time employees of RAI and its subsidiaries, including all of the other named executive officers (Ms. Cameron requested not to be included). The Game Changer incentive award program is designed to focus all employees on the critical tasks required for the successful and timely integration of the Lorillard acquisition. Under the Game Changer program, all employees have a target award opportunity equal to the amount of his/her target annual incentive award percentage of base salary, subject to a maximum target cap of 65% of base salary. Therefore, the target incentive award percentage for each of the participating named executive officers is 65% of base salary. The Compensation and Leadership Development Committee and Board also decided to limit the maximum payout for the Game Changer incentive awards to 1.25 times the target. The Game Changer awards have been designed with the intention that they would be eligible to qualify as performance-based compensation under Section 162(m) of the Code. The Board and/or the Compensation and Leadership Development Committee (as applicable) approved performance formulas for award pools for each other named executive officer based on the following percentages of RAI’s cash net income for the July 1, 2015 through December 31, 2016 performance period — Mr. Gilchrist: 0.1%; Ms. Crew: 0.1%; Mr. Holton: 0.1%; Dr. Gentry: 0.1%; Mr. Adams: 0.1%. The maximum amount of the Game Changer incentive award for each other named executive officer is limited to the cash net income incentive award pool for such other named executive officer and the shareholder approved award limitations set forth in the Omnibus Plan. At the end of the 18-month performance period, the Compensation and Leadership Development Committee will certify the cash net income award pools for each of the participating named executive officers and then, guided by its subjective consideration of RAI’s and its subsidiaries’ performance against pre-established integration plans and financial efficiency, productivity and synergy goals, the Committee may use negative discretion to determine the Game Changer cash award for each other named executive officer (which may not exceed his/her cash net income maximum award pool). The Compensation and Leadership Development Committee (and independent members of the Board, as applicable), will then approve the payout of the Game Changer cash awards, if any, which will be made in early 2017.

Perquisites

Our objectives for perquisites have changed over the years resulting in the elimination of most of the perquisites that previously had been offered to senior management. The two remaining perquisites provided to our executives, including the named executive officers, during 2015 had the following objectives:

•	to maximize the value of company-provided compensation, we offered to our executive officers the choice of $10,000 in cash plus a comprehensive program of financial planning and counseling services from a third party provider or $8,000 in cash for the traditional financial planning allowance; and

•	to avoid having personal liability incidents interfere with work responsibilities, we offered personal liability insurance coverage up to $10 million.

These perquisites do not reward any particular behavior – we choose to provide them to meet the objectives noted above. The value of any of such benefits actually used was imputed to the executive for income tax purposes and the incremental cost to us of these benefits is included in the “All Other Compensation” column of the 2015 Summary Compensation Table below.

Severance Benefits

RAI maintains severance arrangements with its executives, including the named executive officers. Such arrangements have the objective of obtaining from the named executive officers benefits important to the business, including post-employment restrictive covenants (for example, non-competition and non-disclosure of confidential information) and their assistance to us with any future litigation. Severance benefits and payments are designed to reward executives for remaining employed with us on a schedule furthering our business objectives. We choose to pay these severance benefits to maintain a competitive executive compensation program, enhance stability of the executive team during uncertain times, such as in the event of a threatened or pending change in control, and obtain the benefits important to the business mentioned above.

Severance Agreements

Prior to the inception of the Executive Severance Plan (described below under “— Executive Severance Plan”), RAI entered into a standard form of severance agreement, referred to as the severance agreement, with each of Messrs. Gilchrist and Holton and Dr. Gentry.

In general, under the terms of the severance agreement, if the executive’s employment is involuntarily terminated other than for “cause” or if the executive terminates his employment for “good reason,” then he will receive two years of base salary plus target bonus, and benefit continuation for three years. These amounts were determined to be competitive at the time the severance agreement was approved. The base salary and target bonus amounts under the severance agreement are payable in a lump sum. No executive is entitled to receive severance benefits if the executive retires or otherwise voluntarily terminates his employment unless such termination satisfies the agreement’s definition of “good reason.”

Pursuant to the severance agreement, each of Messrs. Gilchrist and Holton and Dr. Gentry also is entitled to certain benefits upon a change of control of RAI. See the Potential Payments Upon Termination of Employment and/or a Change of Control Table below, and related footnotes, for further information about these change in control benefits, and for definitions of “cause,” “good reason” and “change of control.”

Mr. Adams also was a party to a standard form of severance agreement prior to his retirement on September 30, 2015, but he did not receive any benefits under his severance agreement upon such retirement.

Executive Severance Plan

In 2006, the Compensation and Leadership Development Committee undertook a comprehensive review of RAI’s severance and change of control benefits offered to executives. Based on such review, RAI determined to revise these benefits for persons who at any time after July 1, 2006, are newly hired or promoted into executive level positions, and adopted the Executive Severance Plan, referred to as the ESP. Such executives participate in the ESP instead of being offered benefits under a severance agreement. As a result, Mmes. Cameron and Crew participate in the ESP.

The severance and change of control benefits under the ESP are similar to, but not the same as, the benefits payable under the severance agreement. Although both serve the same objectives, the ESP was designed to be more consistent on a going-forward basis with prevailing executive compensation practices. RAI also has greater flexibility to amend, if appropriate, the terms of the ESP than the terms of the severance agreement. Under the terms of the severance agreement, RAI generally is not able to amend such agreement without the consent of the individual executive who is a party to the agreement. In contrast, RAI is free to amend the ESP without the consent of the participants in the plan, except that any modification to the ESP adopted by RAI during either the two-year period after a change in control or the one-year period prior to a change in control, and any modification reducing the benefits of an executive already receiving benefits under the ESP, will not be enforceable against a participant, unless he or she agrees to the modification in writing.

The benefits payable under the ESP generally are less generous than the benefits to which an executive otherwise would have been entitled to under the severance agreement. Under the ESP, upon a qualifying termination, a participant who is a “Tier I Executive” for purposes of the ESP (including Ms. Cameron) is entitled to receive an amount equal to two and one-half times her or his base salary and target bonus, payable in a lump sum, a prorated amount of her or his annual bonus based on actual performance achieved and the number of months she or he was employed during her or his year of termination, and six months of company-subsidized COBRA continuation coverage under our health-care plans. Upon certain qualifying terminations in connection with a change in control, a participant at Ms. Cameron’s job level would be entitled to receive an amount equal to three times her or his base salary and target bonus, payable in a lump sum, a prorated amount of her or his annual bonus based on actual performance achieved and the number of months she or he was employed during her or his year of termination, and six months of company-subsidized COBRA continuation coverage under our health-care plans. Upon a qualifying termination, a participant who is a “Tier II Executive” for purposes of the ESP (including Ms. Crew) is entitled to receive an amount equal to one and one-half times her or his base salary and target bonus, payable in a lump sum, a prorated amount of her or his annual bonus based on actual performance achieved and the number of months she or he was employed during her or his year of termination, and six months of company-subsidized COBRA continuation coverage under our health-care plans. Upon certain qualifying terminations in connection with a change in control, a participant at Ms. Crew’s job level would be entitled to receive an amount equal to two times her or his base salary and target bonus, payable in a lump sum, a prorated amount of her or his annual bonus based on actual performance achieved and the number of months she or he was employed during her or his year of termination, and six months of company-subsidized COBRA continuation coverage under our health-care plans.

The payment of benefits to any named executive officer pursuant to the severance agreement or the ESP is conditioned upon the executive complying with certain customary non-compete, non-disparagement and confidentiality obligations owing to RAI and its subsidiaries, and cooperating with RAI and its subsidiaries in the prosecution or defense of any litigation.

The Compensation and Leadership Development Committee periodically reviews the ESP to maintain its competitiveness and adapt it to our needs. Of note, in 2009, excise tax gross-ups were eliminated for all new participants and current participants not currently eligible for such benefit as of February 1, 2009. For further information about the benefits under the ESP, see the Potential Payments Upon Termination of Employment and/or a Change of Control Table below, and related footnotes.

Retirement Benefits

We provide retirement benefits to all our employees, including our named executive officers, as discussed below. Our objective is to assist our employees with the accumulation of adequate financial assets for retirement. These retirement benefits are designed to reward continued employment with the company and financially preparing for retirement. We choose to pay retirement benefits to remain competitive in the marketplace and assist our employees with their financial readiness for retirement.

RAI sponsors a defined contribution plan which is qualified under Sections 401(a) and 401(k) of the Code, referred to as the 401(k) plan, and which is available generally to eligible employees of RAI and certain of its subsidiaries, including the named executive officers. RAI also sponsors non-qualified excess benefit plans which provide benefits to those employees, including the named executive officers, whose benefits under the 401(k) plan are limited by virtue of certain provisions of the Code. Under the foregoing plans, RAI provides a matching contribution in an amount equal to either 50% or 100% (depending upon, among other things, whether an individual is eligible to participate in one of RAI’s defined benefit plans) of the first 6% of a participant’s pre-tax and/or Roth contributions. In addition to the matching contribution, RAI contributes on behalf of each eligible participant in the 401(k) plan an amount ranging from 3% to 9% of such participant’s annual cash compensation. The eligibility to receive such supplemental contribution and the amount of such contribution depend upon, among other factors, whether an employee participates in certain of our defined benefit plans and the employee’s years of service. All of the named executive officers are eligible to receive RAI’s supplemental contribution under the 401(k) plan. See footnote 11 to the 2015 Summary Compensation Table below for additional information regarding RAI’s contributions to the accounts of the named executive officers under the foregoing plans.

In addition to such plans, the named executive officers (other than Mmes. Cameron and Crew) participate in certain noncontributory defined benefit retirement plans maintained by RAI. Subject to certain limited exceptions, employees hired on or after January 1, 2004, are not eligible to participate in these defined benefit plans. Mr. Gilchrist participated in a B&W retirement plan, the obligations of which, with respect to Mr. Gilchrist and certain other former B&W employees, were assumed by RAI in connection with the Business Combination. See “— Retirement Benefits” below for more information about the defined benefit plans in which the named executive officers participate. Ms. Cameron and Mr. Adams participated in, retired under, and are currently receiving ongoing payments from certain of the noncontributory defined benefit arrangements maintained by RAI, and Ms. Cameron may accumulate incremental benefits under the B&W retirement plan described above as a result of future eligible earnings during her reemployment.

Roles

Role of Compensation Consultant

The Compensation and Leadership Development Committee continued to engage Meridian for 2015 as its independent compensation consultant to provide advice and counsel and report directly to the Committee. Throughout 2015, at the Compensation and Leadership Development Committee’s direction, Meridian prepared, presented and made recommendations on peer group data, competitive market pay, compensation program structure and risk, compensation components, general market trends, legislative and regulatory changes, tally sheets and compensation packages and agreements related to the transitions involving our named executive officers, which recommendations the Committee used in its compensation decision making process, as described above. In addition, management provided materials prepared for Compensation and Leadership Development Committee meetings to Meridian, and discussed the materials and recommendations with Meridian in advance of each Committee meeting. A representative of Meridian attended each regular meeting of the Compensation and Leadership Development Committee in 2015 and, at each such meeting, met with the Committee in executive session without management present. The Compensation and Leadership Development Committee has assessed the independence of Meridian, as required under the NYSE listing rules. The Compensation and Leadership Development Committee also has considered and assessed all relevant factors, including those required by the SEC that could give rise to a potential conflict of interest with respect to Meridian during 2015. Based on this review, the Compensation and Leadership Development Committee did not identify any conflict of interest raised by the work of Meridian.

Role of Management

Management played an important but limited role in the process of setting the 2015 executive compensation for our named executive officers. Ms. Cameron, our CEO during 2015, with assistance from our Chief Human Resources Officer, and in consultation with Meridian, developed compensation recommendations for the Compensation and Leadership Development Committee’s consideration in 2015, including:

•	business performance targets and scoring grids for the annual and long-term or stock-based incentive programs; and

•	base salary, target annual bonus and long-term incentive opportunities for executives other than herself or himself, as applicable.

Ms. Cameron also played an indirect role in determining the 2015 base salary merit increase for the other named executive officers by assigning each of them an individual annual performance rating. As discussed above, the amount of each such named executive officer’s proposed base salary merit increase for 2015 generally was determined based on her or his individual performance rating category and the specific merit increase amount for that rating category. The independent members of the Board then approved the proposed base salary increases for such named executive officers. As discussed above, the compensation of our CEO is determined by the Compensation and Leadership Development Committee, after consultation with Meridian, and recommended to the Board for approval. No executive officer has any determinative role in setting the compensation of our CEO.

Tally Sheets

In February and September 2015, the Compensation and Leadership Development Committee reviewed tally sheets for each of our named executive officers. These tally sheets, prepared at the direction of the Compensation and Leadership Development Committee by Meridian with assistance from management, summarized for each such named executive officer:

•	the total compensation package for each of the last four years (only for 2014 and 2015 in the case of Mmes. Cameron and Crew), including the value of each compensation component – base salary, annual bonus (target and actual), long-term or stock-based incentives, benefits and perquisites;

•	current ownership of RAI common stock and the value of such stock at various stock prices;

•	the potential value of existing unvested long-term or stock-based incentives at various stock prices and the realized gains from prior long-term or stock-based incentive awards; and

•	amounts payable upon the termination of employment under various scenarios.

The semi-annual reviews showed the Compensation and Leadership Development Committee the cumulative effect in value of its various executive compensation decisions from recent years, helped the Committee see how making a change in one compensation program or element impacted another compensation program or element on a named executive officer’s overall compensation, and provided perspective on wealth accumulation from our compensation programs and our payment and benefit obligations in the event of terminations of employment under various scenarios.

Stock Ownership Guidelines

The Board believes that executives, such as the named executive officers, whose business decisions have a profound and direct impact on the operations and results of RAI and its operating companies, should have a reasonable equity stake in RAI. Further, the greater the responsibilities an executive has, the greater his or her equity stake should be. As a result, the Board has established the following stock ownership guidelines for the named executive officers and other senior management. (We also maintain stock ownership guidelines for our directors, which are described above under “The Board of Directors — Equity Ownership Guidelines”.)

Named Executive Officer	Stock Ownership Requirements (Annual Base Salary Multiple)
Susan M. Cameron	6X
Andrew D. Gilchrist	3X
Debra A. Crew	3X
Martin L. Holton III	3X
Jeffery S. Gentry	2X

The stock ownership guidelines require, until such ownership requirements are met, such executives to retain 50% of all after-tax shares earned under the Omnibus Plan, assuming taxes of 50%. Unvested performance share awards, restricted stock units and pledged shares are not counted toward satisfaction of the stock ownership guidelines. The Compensation and Leadership Development Committee is responsible for approving any amendments to the executive stock ownership guidelines and annually reviews each executive’s progress towards satisfying the stock ownership guidelines. For 2015, management reviewed the status of all executive officers in meeting the stock ownership guidelines and certified to the Compensation and Leadership Development Committee that all executive officers already had met or, in the case of those recently hired or promoted, were making reasonable progress towards meeting, the stock ownership guidelines in a timely manner. If any executive were to fail to satisfy the applicable stock ownership guidelines, then the Compensation and Leadership Development Committee would consider such failure as one factor in determining the extent to which such executive should receive any stock-based awards in the future.

Recoupment

Since 2009, we have included recoupment, or “clawback,” provisions in our annual and long-term or stock-based incentive programs and related agreements with our employees, including the named executive officers. These provisions provide that, in the event all or any portion of an award under any of the incentive compensation programs has been computed using financial information or performance metrics later found to be materially inaccurate, the Compensation and Leadership Development Committee, in its sole discretion, can recoup the excess of the amount paid out over the amount that would have been paid had such financial information or performance metric been fairly stated at the time the payout was made. Additionally, consistent with statutory requirements, including the Sarbanes-Oxley Act of 2002, and principles of responsible oversight, and depending on the specific facts of each situation, the Compensation and Leadership Development Committee would review all performance-based compensation where a restatement of our financial results for a prior performance period could affect the factors determining payment of an incentive award. Our long-term or stock-based incentive agreements also provide that, if we determine that a grantee has violated any of the confidentiality, non-compete or assistance obligations in the agreement, then effective on the date the violation began, any unvested performance shares are forfeited and cancelled, and the Compensation and Leadership Development Committee, in its sole discretion, can recoup any performance shares previously paid under the agreement. The Compensation and Leadership Development Committee expects to amend our clawback policy again when SEC or NYSE final regulations become available.

Hedging and Pledging Policies

All executive officers and directors, including the named executive officers, are subject to a securities trading policy under which hedging transactions are prohibited. RAI’s Code of Conduct provides that directors and employees may not engage in put or call options, short selling or similar hedging activities involving RAI stock. These prohibitions protect against speculative trading by our executives. As noted above, pledged shares are not counted towards the satisfaction of the stock ownership guidelines for our executive officers and directors, and no executive officers or directors have pledged any shares of RAI common stock.

Deductibility of Compensation

Section 162(m) of the Code generally disallows a federal income tax deduction to publicly traded companies for compensation paid to certain executives to the extent such compensation exceeds $1 million per executive in any fiscal year. Compensation that satisfies the Code’s requirements for qualified performance-based compensation is not subject to that deduction limitation. As discussed above, the annual and long-term or stock-based incentive compensation for our named executive officers is intended to meet the requirements for qualified performance-based compensation. However, the Compensation and Leadership Development Committee may decide from time to time to grant compensation that will not qualify as “performance-based” compensation for purposes of Section 162(m) of the Code when, in the Committee’s judgment, those payments or grants are needed to achieve the Committee’s overall compensation objectives. Moreover, even if the Compensation and Leadership Development Committee intends to grant compensation that qualifies as “performance-based” compensation for purposes of Section 162(m) of the Code, RAI cannot guarantee that such compensation will so qualify or ultimately will be deductible.

Although the Compensation and Leadership Development Committee plans to continue taking actions intended to limit the impact of Section 162(m) of the Code, the tax deduction is only one of several relevant considerations in setting compensation. Thus, the tax deduction limitation should not be permitted to compromise RAI’s ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

   Compensation Committee Report

The Compensation and Leadership Development Committee has reviewed and discussed the above Compensation Discussion and Analysis with RAI’s management. Based on that review and discussion, the Compensation and Leadership Development Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in RAI’s 2015 Annual Report on Form 10-K.

Respectfully submitted,

Nana Mensah (Chair)

Holly Keller Koeppel

Robert Lerwill

John J. Zillmer

   Compensation-Related Risk Assessment

At the direction of the Compensation and Leadership Development Committee, and with the assistance of Meridian, the Committee’s independent compensation consultant, in November 2015 management conducted a comprehensive review and evaluation of the risks arising from the compensation policies and practices applicable to all of our employees, including our named executive officers. This risk assessment was conducted under our overall enterprise risk management process and included a detailed qualitative and quantitative analysis of the risks related to the compensation architecture for all employees.

Under the enterprise risk management process, each element of our compensation architecture was analyzed for risks related to such element of compensation, including any links between behaviors and/or decisions driving compensation amounts and changes in RAI’s risk profile. Further, each element was reviewed to identify specific controls and/or attributes mitigating or aggravating such risks.

Risk mitigating controls and attributes identified during the risk assessment included both entity level risk controls (such as our corporate governance structure, approval authority guidelines and risk authority guidelines) and compensation risk controls and attributes (such as the oversight of the executive compensation programs by the Compensation and Leadership Development Committee, the mixture of annual and long-term or stock-based incentives, the use of performance-based annual and long-term or stock-based incentives, the use of multiple performance measures in both the annual and long-term or stock-based incentive programs, the mix of financial and marketplace metrics in the annual incentive program, maximum payout caps on annual and long-term or stock-based incentive awards, stock ownership guidelines, Committee discretion (including negative discretion) regarding targets and payouts, and recoupment, pledging and anti-hedging policies). Finally, the likelihood and potential impact of the compensation risks were assessed during the November 2015 risk assessment.

The findings of the November 2015 comprehensive compensation risk assessment, including a summary of the extensive risk mitigating controls and attributes identified in our compensation policies and practices, were reviewed by management with the Compensation and Leadership Development Committee and Meridian in December 2015. Based on the results of this compensation risk assessment, the Compensation and Leadership Development Committee concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company.

  Summary Compensation Table

The following table shows the compensation paid to or earned by RAI’s named executive officers for the fiscal years ended December 31, 2015, 2014 and 2013, as applicable.

2015 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(8)	Non-Equity Incentive Plan Compensation ($)(9)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(10)	All Other Compensation ($)(11)	Total ($)(12)
Susan M. Cameron President and Chief Executive Officer of RAI	2015 2014	1,378,000 904,111	0 500,000		8,227,129 8,351,638	3,328,000 0	0 720,470	515,409 275,334	13,448,538 10,751,553
Andrew D. Gilchrist Executive Vice President and Chief Financial Officer of RAI(1)	2015 2014 2013	693,975 628,575 557,675	85,000 80,000 0	(5)	2,312,367 1,985,585 1,480,137	1,029,441 877,019 762,254	516,016 684,616 173,588	70,255 72,412 41,838	4,707,054 4,328,207 3,015,492
Debra A. Crew President and Chief Operating Officer of RJR Tobacco(2)	2015 2014	670,950 155,000	0 525,000		1,960,512 8,317,578	1,001,015 213,203	0 0	98,877 18,545	3,731,354 9,229,326
Martin L. Holton III Executive Vice President, General Counsel and Assistant Secretary of RAI	2015 2014 2013	598,125 568,225 523,200	100,000 0 60,000	(6)	1,508,343 1,528,730 1,256,573	849,380 749,844 753,896	614,923 751,732 452,334	146,070 147,879 95,789	3,816,841 3,746,410 3,141,792
Jeffery S. Gentry Executive Vice President of RJR Tobacco(3)	2015 2014 2013	520,175 505,875 490,850	0 0 0		1,206,416 1,224,604 1,060,976	696,920 633,077 671,914	625,666 937,776 236,613	139,042 143,935 97,449	3,188,219 3,445,267 2,557,802
Thomas R. Adams Former Executive Vice President and Chief Financial Officer of RAI(4)	2015 2014 2013	669,025 725,275 710,875	3,200,000 850,000 60,000	(7)	2,502,826 2,536,551 2,215,089	805,487 1,004,940 1,065,014	0 1,923,837 1,034,066	176,482 193,220 146,007	7,353,820 7,233,823 5,231,051

(1)	Mr. Gilchrist became Executive Vice President and Chief Financial Officer of RAI effective March 1, 2015.

(2)	Ms. Crew became President and Chief Operating Officer of RJR Tobacco effective October 1, 2015.

(3)	Dr. Gentry transitioned out of his role as Chief Scientific Officer of RJR Tobacco effective October 1, 2015.

(4)	Mr. Adams retired as Executive Vice President of RAI effective as of the close of business on September 30, 2015. For information regarding the performance shares Mr. Adams forfeited as a result of such retirement, see footnotes 2, 5 and 6 to the Outstanding Equity Awards At 2015 Fiscal Year-End Table below.

(5)	This amount represents a special cash award paid to Mr. Gilchrist in February 2015 representing his receipt of a CEO’s Award for significant contributions to RAI’s success.

(6)	This amount represents a special cash award paid to Mr. Holton in February 2015 representing his receipt of a CEO’s Award for significant contributions to RAI’s success.

(7)	This amount includes (a) a retention bonus of $3.1 million earned by Mr. Adams pursuant to the terms of a retention letter agreement dated February 5, 2015 (this amount was paid to him in October 2015) and (b) a special cash award of $100,000 paid to Mr. Adams in February 2015 representing his receipt of a CEO’s Award for significant contributions to RAI’s success.

(8)	The amounts shown in this column for 2015 represent the aggregate grant date fair value (calculated in accordance with ASC 718) for the stock-based incentive awards that were granted to the named executive officers in 2015 based on the probable outcome of the performance conditions at the time of the grant. The assumptions upon which these amounts are based are set forth in note 15 to the consolidated financial statements contained in our 2015 Annual Report on Form 10-K. For additional information on the performance shares granted under the Omnibus Plan in 2015, see the footnotes and narrative following the 2015 Grants of Plan-Based Awards Table below. Assuming that the highest level of performance conditions are achieved, the aggregate grant date fair value of the performance-based awards granted under the Omnibus Plan in 2015 to each named executive officer would be as follows — Ms. Cameron: $16,454,259; Mr. Gilchrist: $3,468,551; Ms. Crew: $2,940,767; Mr. Holton: $2,262,514; Dr. Gentry: $1,809,624; and Mr. Adams: $3,754,239.

The amounts shown in this column do not equal the actual value that any named executive officer received in 2015 with respect to the vesting of an equity-based incentive award. The actual value any named executive officer receives at the end of the performance period for such executive’s award is determined based on the specific terms of the grant documentation for the award, and such value may differ significantly from the amounts shown in this column. For the value that each of the named executive officers actually received in 2015 in connection with the vesting of equity-based incentive awards (a) made in 2012 to each of the named executive officers (except Mmes. Cameron and Crew) consisting of performance shares settled with shares of RAI common stock, (b) made in 2014 to Ms. Cameron consisting of performance shares settled with shares of RAI common stock, and (c) made in 2014 to Ms. Crew consisting of restricted stock units settled in shares of RAI common stock, see the 2015 Option Exercises and Stock Vested Table below.

(9)	The amounts in this column for 2015 were paid to the named executive officers (except Ms. Cameron) in the first quarter of 2016 and represent annual incentive award payments with respect to 2015 performance. As noted above, Ms. Cameron received an annual incentive award payout in May 2015 for her 2014/2015 performance period that ended April 30, 2015.

For information regarding the foregoing annual incentives, see “Compensation Discussion and Analysis — Analysis of 2015 Named Executive Officer Compensation Decisions — Annual Compensation — Annual Incentive Compensation — 2015 Annual Incentives” and “— Annual Incentives for CEO” above, and for further information regarding the annual incentive opportunity for each named executive officer, subject to the maximum award payout limitations established by the Compensation Committee, see the narrative following the 2015 Grants of Plan-Based Awards Table below.

(10)	The amounts in this column for each named executive officer for 2015 represent only the total change in the actuarial present value of the executive’s accumulated benefit under all defined benefit plans, including supplemental plans. This column reflects zero for Ms. Cameron and Mr. Adams per the SEC’s disclosure rules, but in fact they experienced a year-over-year loss in value of $415,037 and $291,457, respectively, due to changes in actuarial assumptions and each of them being in receipt of benefit payments during the fiscal year. The amounts in this column for 2014 and 2013 for Mr. Gilchrist, and 2013 for Dr. Gentry, have been revised to reflect changes in the actuarial assumptions and a refinement in the actuarial methodology used to determine such amounts. For additional information regarding the defined benefit plans in which the named executive officers participate, see the 2015 Pension Benefits Table below.

(11)	The amounts shown in this column for 2015 include, among other items:

(a)	contributions made by RAI to the named executive officers under RAI’s qualified defined contribution plan, and amounts credited by RAI to the accounts of the named executive officers in RAI’s non-qualified excess benefit plans (with such excess benefit plans described in greater detail in the footnotes and narrative following the 2015 Non-Qualified Deferred Compensation Table below), as follows:

Name	Qualified Plan Contribution ($)	Non-Qualified Plan Credit ($)
Ms. Cameron	23,850	399,690
Mr. Gilchrist	7,950	39,180
Ms. Crew	14,468	62,005
Mr. Holton	23,850	97,467
Dr. Gentry	26,500	88,825
Mr. Adams	26,500	133,169

(b)	the perquisites described below:

•	in the case of each of Mmes. Cameron and Crew, and Messrs. Gilchrist and Holton and Dr. Gentry, the sum of $20,000 representing (i) a cash payment to such named executive officer in 2015 of $10,000 plus (ii) the incremental cost of a program of financial planning and counseling services provided to such named executive officer in 2015, which amount was imputed to such named executive officer for income tax purposes;

•	in the case of Mr. Adams, the sum of $8,000 representing a financial planning allowance;

•	in the case of Ms. Cameron, the sum of $64,122 representing the value (based upon the aggregate incremental cost to RJR Tobacco) ascribed to personal flights taken by Ms. Cameron, or her guests, on aircraft fractionally owned by RJR Tobacco, which amount was imputed to her for income tax purposes; and

•	the cost of premiums paid by RAI for certain excess liability insurance covering each of the named executive officers, except Mr. Adams who declined such insurance.

(c)	in the case of Messrs. Gilchrist and Holton, the change in value of the accrued post-retirement health benefit from December 31, 2014 to December 31, 2015, as follows — Mr. Gilchrist: $1,004 and Mr. Holton: $645.

(12)	The amounts in this column for 2014 and 2013 for Mr. Gilchrist, and 2013 for Dr. Gentry, have been revised to reflect the revisions made to the amounts in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column for such years noted above.

  Equity and Non-Equity Incentive Awards

The following table sets forth certain information concerning each grant of an award made to a named executive officer during 2015 under any plan.

2015 Grants of Plan-Based Awards Table

Name	Grant Date		Board or Committee Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			Grant Date Fair Value of Stock and Option
				Threshold	Target	Maximum	Threshold	Target	Maximum	Awards(4)
				($)	($)	($)	(#)	(#)	(#)	($)
Susan M. Cameron	5/7/2015		5/7/2015	—	—	—	—	217,304	434,608	8,227,129
	5/7/2015	(1)	5/7/2015	—	2,080,000	4,160,000	—	—	—	—
Andrew D. Gilchrist	3/2/2015		2/4/2015	—	—	—	—	60,948	91,422	2,312,367
	2/4/2015	(1)	2/4/2015	—	735,315	1,470,630	—	—	—	—
	7/27/2015	(2)	7/27/2015	—	472,290	590,363	—	—	—	—
Debra A. Crew	3/2/2015		2/4/2015	—	—	—	—	51,674	77,511	1,960,512
	2/4/2015	(1)	2/4/2015	—	715,011	1,430,022	—	—	—	—
	7/27/2015	(2)	7/27/2015	—	498,528	623,160	—	—	—	—
Martin L. Holton III	3/2/2015		2/4/2015	—	—	—	—	39,756	59,634	1,508,343
	2/4/2015	(1)	2/4/2015	—	606,700	1,213,400	—	—	—	—
	7/27/2015	(2)	7/27/2015	—	412,842	516,053	—	—	—	—
Jeffery S. Gentry	3/2/2015		2/3/2015	—	—	—	—	31,798	47,697	1,206,416
	2/3/2015	(1)	2/3/2015	—	497,800	995,600	—	—	—	—
	7/27/2015	(2)	7/27/2015	—	350,850	438,506	—	—	—	—
Thomas R. Adams	3/2/2015		2/4/2015	—	—	—	—	65,968	98,952	2,502,826
	2/4/2015	(1)	2/4/2015	—	767,130	1,534,260	—	—	—	—
	7/27/2015	(2)	7/27/2015	—	474,890	593,613	—	—	—	—

(1)	Amounts shown in this row represent the annual incentive award opportunity for each named executive officer (except Ms. Cameron, who received an annual incentive award opportunity based upon different terms as described below) under the Omnibus Plan for the 2015 performance period. The amounts shown in the “Target” column represent the amount that the Compensation Committee generally expected, as of the beginning of the performance period, to pay to each such named executive officer for target performance during the performance period. The “Threshold” column shows dashes because the Compensation Committee was permitted to reduce the ultimate value of the 2015 annual incentive award to essentially zero, so there is no threshold level for the awards. For above-target performance for 2015, the Compensation Committee decided to limit, subject to maximum cash net income award pools, the maximum payout for the 2015 annual incentive awards to two times the target value, which maximum values for each named executive officer are reflected in the “Maximum” column. The ultimate annual incentive award for 2015 was determined by the Compensation Committee in early 2016, as more fully described in the narrative under the heading “2015 Annual Incentives” following this table, and the actual payouts made relating to the 2015 annual incentive awards are included in the “Non-Equity Incentive Plan Compensation” column in the 2015 Summary Compensation Table above. As a result of Ms. Crew’s promotion effective October 1, 2015, her 2015 annual incentive target was prorated based on her base salary and annual incentive target percentage for her time in each of the respective roles. The amounts shown for Ms. Crew under the “Target” and “Maximum” columns represent such prorated amounts. While the hypothetical “Target” and “Maximum” amounts shown for Mr. Adams in the above table represent his full year annual incentive award opportunity for the 2015 performance period, the pro rata amounts for his nine months of employment with RAI in 2015 for the “Target” and “Maximum” columns were $575,348 and $1,150,696, respectively. Similarly, the actual payout made by RAI to Mr. Adams relating to his 2015 annual incentive award was the pro rata amount based on his nine months of employment with RAI during 2015.

Amounts shown in this row for Ms. Cameron represent her annual incentive cash opportunity under the Omnibus Plan for the one-year performance period from May 1, 2015 to April 30, 2016. The amount shown in the “Target” column represents the amount that the Compensation Committee generally expected, as of the beginning of the performance period, to pay Ms. Cameron for target performance during the performance period. The “Threshold” column shows a dash because the Compensation Committee is permitted to reduce the ultimate value of her 2015-2016 annual incentive award to essentially zero, so there is no threshold level for the award. The Compensation Committee decided to limit, subject to her maximum cash net income award pool, the maximum payout for Ms. Cameron’s 2015-2016 annual incentive award to two times the target value, which maximum value for Ms. Cameron is reflected in the “Maximum” column. The ultimate 2015-2016 annual incentive award for Ms. Cameron will be determined by the Compensation Committee in May 2016, as more fully described in the narrative under the heading “2015/2016 Annual Incentive Opportunity for CEO” following this table. The actual payout made relating to her 2015-2016 annual incentive award will be included in the “Non-Equity Incentive Plan Compensation” column in the 2016 Summary Compensation Table. Ms. Cameron’s actual annual incentive payout made relating to her 2014/2015 performance period is included in the “Non-Equity Incentive Plan Compensation” column in the 2015 Summary Compensation Table above.

(2)	Amounts shown in this row represent the “Game Changer” special incentive award opportunity for each named executive officer (except Ms. Cameron, who is not eligible for such special incentive program) under the Omnibus Plan for the July 1, 2015 to December 31, 2016 performance period. The amounts shown in the “Target” column represent the amount that the Compensation Committee generally expected, as of the beginning of the performance period, to pay to each participating named executive officer for target performance during the 18-month performance period. The “Threshold” column shows dashes because the Compensation Committee is permitted to reduce the ultimate value of the Game Changer award to essentially zero, so there is no threshold level for the awards. For above-target performance for the 18-month performance period, the Compensation Committee decided to limit, subject to maximum cash net income award pools, the maximum payout for the Game Changer incentive awards to 1.25 times the target value, which maximum values for each participating named executive officer are reflected in the “Maximum” column. The ultimate Game Changer incentive awards for each participating named executive officer will be determined by the Compensation Committee in early 2017, as more fully described in the narrative under the heading “2015 Game Changer Special Incentives” following this table. The actual payouts made relating to the Game Changer incentive awards will be included in the “Non-Equity Incentive Plan Compensation” column in the 2016 Summary Compensation Table. As a result of Ms. Crew’s promotion effective October 1, 2015, her Game Changer incentive target was prorated based on her base salary and Game Changer target percentage for her time in each of the respective roles. The amounts shown for Ms. Crew under the “Target” and “Maximum” columns represent such prorated amounts. While the hypothetical “Target” and “Maximum” amounts shown for Mr. Adams in the above table represent his full Game Changer incentive award opportunity, the pro rata amounts for his three months of employment with RAI during the 18-month performance period for the “Target” and “Maximum” columns were $79,148 and $98,935, respectively. Similarly, the actual payout made by RAI to Mr. Adams relating to his Game Changer incentive award will be based on his pro rata amount for his three months of employment with RAI during the 18-month performance period.

(3)

Amounts shown in these columns represent performance shares granted to each of the named executive officers (except Ms. Cameron, who received a stock-based incentive award opportunity based upon different terms as described below) under the Omnibus Plan for the 2015-2017 performance period. The amounts shown in the “Target” column represent the number of performance shares initially awarded to each such named executive officer as his or her long-term incentive award opportunity (as adjusted for the 2015 Stock Split), and represent the number of performance shares that the Compensation Committee generally expects, as of the beginning of the performance period, to pay to each such named executive officer for target performance during the performance period. The number of performance shares initially granted to each such named executive officer was determined by dividing the target long-term incentive opportunity, denominated as a multiple of the executive’s March 2, 2015 base salary, by $71.99 ($35.995 after the 2015 Stock Split), the average closing price of RAI common stock for the 20 trading days prior to the grant date. The “Threshold” column shows dashes because the Compensation Committee will be permitted to reduce the ultimate number of the

2015 performance shares to essentially zero, so there is no threshold level for the awards. For above-target performance for the 2015-2017 performance period, the Compensation Committee has decided to limit, subject to cash net income maximum award pools, the maximum payout of the 2015 performance shares to 150% of each such named executive officer’s target award opportunity, which maximum numbers of performance shares are reflected in the “Maximum” column. The ultimate number of performance shares actually earned by each of such named executive officers for the 2015-2017 performance period will be determined by the Compensation Committee in early 2018, as more fully described in the narrative under the heading “2015 Long-Term Incentives” following this table. While the hypothetical “Target” and “Maximum” amounts shown for Mr. Adams in the above table represent performance shares granted to him under the Omnibus Plan for the 2015-2017 performance period, the pro rata amounts for his employment with RAI through his September 30, 2015 retirement date for the “Target” and “Maximum” were 12,809 and 19,214, respectively. Similarly, the ultimate number of performance shares actually earned by Mr. Adams for the 2015-2017 performance period will be determined in early 2018 in the same manner as for the other named executive officers based on his pro rata amount for his employment through his September 30, 2015 retirement date.

Amounts shown in these columns for Ms. Cameron represent her stock-based incentive opportunity under the Omnibus Plan for the performance period from May 7, 2015 to April 30, 2016. As described above, the amount shown in the “Target” column represents the number of performance shares initially awarded to Ms. Cameron as her 2015 equity-based incentive award opportunity (as adjusted for the 2015 Stock Split), and represent the number of performance shares that the Compensation Committee generally expects, as of the beginning of the performance period, to pay to Ms. Cameron for target performance during the performance period. The number of performance shares initially granted to Ms. Cameron was determined by dividing the target equity-based incentive opportunity, denominated as a multiple of her May 7, 2015 base salary, by $74.78 ($37.39 after the 2015 Stock Split), the average closing price of RAI common stock for the 20 trading days prior to the grant date. The “Threshold” column shows dashes because the Compensation Committee will be permitted to reduce the ultimate number of her 2015 performance shares to essentially zero, so there is no threshold level for the awards. For above-target performance for the performance period, the Compensation Committee has decided to limit, subject to a cash net income maximum award pool, the maximum payout of the 2015 performance shares to 200% of Ms. Cameron’s target award opportunity, which maximum number of performance shares is reflected in the “Maximum” column. The ultimate number of performance shares actually earned by Ms. Cameron for the performance period will be determined by the Compensation Committee in May 2016, as more fully described in the narrative under the heading “2015 Stock-Based Incentive Grant for CEO” following this table.

(4)	Amounts shown in this column represent the grant date fair value of the 2015 performance shares award for each named executive officer (other than Ms. Cameron) and equal the product of $75.88 (the per share closing price of RAI common stock on the grant date of March 2, 2015) ($37.94 after the 2015 Stock Split), multiplied by the target number of performance shares awarded to such named executive officer based on the probable outcome of the performance conditions on the grant date.

The amount shown in this column for Ms. Cameron represents the grant date fair value of her 2015 performance shares award and equals the product of $75.72 (the per share closing price of RAI common stock on the grant date of May 7, 2015) ($37.86 after the 2015 Stock Split), multiplied by the target number of performance shares awarded to her based on the probable outcome of the performance conditions on the grant date.

All of these amounts also are disclosed in the “Stock Awards” column in the 2015 Summary Compensation Table above.

2015 Annual Incentives. The annual incentive opportunities reflected in the table above were approved in February 2015 for each of the named executive officers (other than Ms. Cameron) for the January 1, 2015 to December 31, 2015 performance period. Although such values represented the target and maximum annual incentive award opportunity for each participating named executive officer for 2015, the ultimate value of the 2015 annual incentive awards was determined by the Compensation Committee at the end of the performance period based first on the annual incentive cash award pool generated for each of the participating named executive officers under the pre-established cash net income performance formula, and then reduced using negative discretion after consideration of the actual performance of RAI and its operating companies on the underlying performance metrics described in the Compensation Discussion and Analysis.

In February of 2015, the Compensation Committee established the underlying financial and marketplace performance metrics, weightings, targets and scoring grids for the first half of 2015. Each metric had a threshold, target and maximum score associated with it. If the threshold score relating to a particular metric was not met, then such metric was assigned a score of zero in determining the overall score. The maximum score that could be assigned to any metric was 200% of target. In determining the score for any performance metric, the Compensation Committee considered unanticipated, unusual or non-recurring events that affected such metric. The score for each metric was multiplied by its applicable percentage weighting; the resulting product yielded a weighted score for the particular metric, which was then added to all other weighted metric scores (calculated in the same fashion), resulting in an overall first half 2015 score.

Similarly, in July of 2015, after the completion of the Lorillard acquisition, the Compensation Committee established the underlying financial and marketplace performance metrics, weightings, targets and scoring grids for the second half of 2015. Each metric again had a threshold, target and maximum score associated with it. If the threshold score relating to a particular metric was not met, then such metric was assigned a score of zero in determining the overall score. The maximum score that could be assigned to any metric again was 200% of target. In determining the score for any performance metric, the Compensation Committee considered unanticipated, unusual or non-recurring events that affected such metric. The score for each metric was multiplied by its applicable percentage weighting; the resulting product yielded a weighted score for the particular metric, which was then added to all other weighted metric scores (calculated in the same fashion), resulting in an overall second half 2015 score. The Compensation Committee then considered whether any additional adjustment was appropriate; if any such adjustment was approved by the Committee, which would be applied to the average of the first half 2015 score and the second half 2015 score resulting in the final 2015 payout score.

After the end of the 2015 performance period, the Compensation Committee approved the annual incentive cash award pools for each participating named executive officer based on RAI’s 2015 cash net income of $2.3 billion, and then reviewed the 2015 performance of RAI and its operating companies as measured by the underlying performance metrics. After consideration of the above results, the Compensation Committee used negative discretion to reduce the amount of the annual incentive cash award for each participating named executive officer. Each of the participating named executive officer’s 2015 annual incentive award was paid out in cash in the first quarter of 2016. For more information about our annual incentive compensation, see the disclosure above under “Compensation Discussion and Analysis — Analysis of 2015 Named Executive Officer Compensation Decisions — Annual Compensation — Annual Incentive Compensation.”

2015/2016 Annual Incentive Opportunity for CEO. The annual incentive opportunity reflected in the table above for Ms. Cameron was approved in May 2015 for the May 1, 2015 to April 30, 2016 performance period. Although such value represented the target annual incentive award opportunity for Ms. Cameron for 2015, the ultimate value of her 2015 annual incentive award will be determined by the Compensation Committee at the end of the performance period based first on the annual incentive cash award pool generated for Ms. Cameron under her pre-established cash net income performance formula, and then may be reduced using negative discretion after consideration of (1) the actual performance of RAI and its operating companies on the 2015 underlying performance metrics as described above and in the Compensation Discussion and Analysis for the other named executive officers and (2) Ms. Cameron’s performance against other performance goals established by the Compensation Committee.

After the end of the performance period, the Compensation Committee will approve an annual incentive cash award pool for Ms. Cameron based on RAI’s cash net income for the period from April 1, 2015 to March 31, 2016, and then review the 2015 performance of RAI and its operating companies as measured by the underlying performance metrics and Ms. Cameron’s performance against the other performance goals over the performance period. After consideration of the above results, the Compensation Committee may use negative discretion to reduce the amount of the annual incentive cash award for Ms. Cameron. Ms. Cameron’s 2015 annual incentive award will be paid out in cash in May 2016. For more information about Ms. Cameron’s annual incentive compensation, see the disclosure above under “Compensation Discussion and Analysis — Analysis of 2015 Named Executive Officer Compensation Decisions — Annual Compensation — Annual Incentives for CEO — 2015/2016 Annual Incentive Opportunity for CEO.”

2015 Game Changer Special Incentives. The “Game Changer” special incentive opportunities reflected in the table above were approved in July 2015 for each of the named executive officers (except Ms. Cameron, who was not eligible for such special incentive program) for the July 1, 2015 to December 31, 2016 performance period. Although such values represented the target and maximum Game Changer incentive award opportunity for each participating named executive officer for the 18-month performance period, the ultimate value of the Game Changer incentive awards will be determined by the Compensation Committee at the end of the performance period based first on the Game Changer incentive cash award pool generated for each of the participating named executive officers under the pre-established cash net income performance formula, and then may be reduced using negative discretion guided by its subjective consideration of the performance of RAI and its operating companies on the integration goals described in the Compensation Discussion and Analysis.

After the end of the 18-month performance period, the Compensation Committee will approve the annual incentive cash award pool for each participating named executive officer based on RAI’s cash net income for the July 1, 2015 to December 31, 2016 performance period, and then review the performance of RAI and its operating companies on the integration goals. After consideration of the above results, the Compensation Committee may use negative discretion to reduce the amount of the Game Changer incentive cash award for each participating named executive officer. Each of the participating named executive officer’s Game Changer incentive award will be paid out in cash in the first quarter of 2017. For more information about the Game Changer special incentive, see the disclosure above under “Compensation Discussion and Analysis — Analysis of 2015 Named Executive Officer Compensation Decisions — 2015 Special Incentives.”

2015 Long-Term Incentives. The performance share awards reflected in the table above were made on March 2, 2015 to each of the named executive officers (except Ms. Cameron) as a target long-term incentive award for the January 1, 2015 to December 31, 2017 performance period. The number of performance shares each participating named executive officer actually will receive, if any, will be determined at the end of such performance period based first on the maximum payout limitation provided by the performance shares award pool generated for each participating named executive officer under a pre-established cash net income performance formula. Then, the Compensation Committee may use negative discretion to reduce the number of performance shares actually earned to an amount consistent with the average of RAI’s annual incentive award program scores for each of the three years in the performance period, but not higher than 150% of target. For example, if RAI’s actual three-year average annual incentive award score equals the 100% target, then each participating named executive officer may earn 100% of his or her target number of performance shares (subject to reduction using negative discretion and the adjustment described below). If, in the alternative, RAI’s actual three-year average score equals or exceeds the 150% maximum annual incentive award score, then each participating named executive officer may earn a maximum of 150% of his or her target number of performance shares (subject to reduction using negative discretion and the adjustment described below), and if RAI’s actual three-year average score is zero, then the participating named executive officer will not earn any performance shares. For actual three-year average scores between zero and the 150% maximum, the number of performance shares each participating named executive officer actually earns will be determined by the Compensation Committee taking into account RAI’s actual three-year average score. In addition, if RAI fails to pay cumulative dividends for the three-year performance period of at least $8.04 per share (an amount equal to the dividend paid for the first quarter of the performance period times the number of quarters in the performance period) ($4.02 after the 2015 Stock Split), then the number of performance shares earned will be reduced by an amount equal to three times the percentage of the dividend underpayment for the three-year performance period, up to a maximum additional performance share reduction of 50%. The number of performance shares earned after the performance adjustments generally will vest on March 2, 2018, and will be settled in shares of RAI common stock as soon as practicable after such date. At the time the performance share awards vest, if at all, each participating named executive officer will receive a cash dividend equivalent payment equal to the aggregate amount of dividends per share declared and paid to RAI’s shareholders on RAI common stock during the period from the beginning of the performance period through the date on which the performance shares are paid, multiplied by the number of performance shares actually earned by the participating named executive officer after the performance adjustments.

In the event of a participating named executive officer’s death or termination due to permanent disability, in each case prior to the normal vesting date and while the executive is an active employee of RAI or one of its subsidiaries, any outstanding performance shares will vest on the date of the named executive officer’s death or termination due to permanent disability on a pro rata basis based on target performance, with payment of the pro rata amount of the performance shares (plus the associated cash dividend equivalent payment for such shares) to be made as soon as practicable after such event occurs. In the event of a participating named executive officer’s retirement or involuntary termination of employment without cause where the executive is eligible for and accepts severance benefits under an RAI-sponsored severance plan or agreement with RAI, the amount of performance shares that will vest on a pro rata basis on the March 2, 2018 vesting date will be determined as described above based on the actual performance of RAI and its operating companies over the three-year performance period, with the payment of the earned number of performance shares (plus the associated cash dividend equivalent payment for such shares) to be made as soon as practicable after the March 2, 2018 vesting date. In all instances, however, in the event of a change of control of RAI, the amount of performance shares that will vest on a pro rata basis on the date of the change of control will be equal to the higher of (1) the target number of performance shares and (2) the amount of performance shares that would be earned based on the actual performance of RAI and its operating companies for those fiscal years completed prior to the change of control and a score of 100% for the year of the change of control and any remaining years in the performance period. The payment of such performance shares will be made as soon as practicable after the change of control. In the event of a participating named executive officer’s voluntary termination of employment (except in the case of Mr. Holton and Dr. Gentry, who are eligible for retirement, and Mr. Adams, who already has retired) or termination of employment for cause, the named executive officer’s outstanding performance shares will be forfeited and cancelled. For more information about this long-term incentive award, see the disclosure above under “Compensation Discussion and Analysis — Analysis of 2015 Named Executive Officer Compensation Decisions — Long-Term or Stock-Based Incentive Compensation — Long-Term Incentive Opportunity.”

2015 Stock-Based Incentive Grant for CEO. The performance share award reflected in the table above was made to Ms. Cameron on May 7, 2015 as a target stock-based incentive award for the May 1, 2015 to April 30, 2016 performance period. The number of performance shares (and the associated cash dividend equivalent payment) Ms. Cameron actually will receive, if any, will be determined at the end of such performance period based first on the maximum payout limitation provided by the performance shares award pool generated under her pre-established cash net income performance formula. Then, the Compensation Committee may use negative discretion to reduce the number of performance shares she actually earns to an amount consistent with the performance of RAI and its subsidiaries over the performance period against the 2015 underlying performance metrics and consideration of her progress on succession planning goals and such other performance factors as the Compensation Committee chooses to consider, but such score may not be higher than 200% of target. In addition, if RAI fails to pay cumulative dividends for the performance period of at least $2.68 per share (an amount equal to the dividend paid for the first quarter of the performance period times the number of quarters in the performance period) ($1.34 after the 2015 Stock Split), then the number of performance shares earned will be reduced by an amount equal to three times the percentage of the dividend underpayment for the performance period, up to a maximum performance share reduction of 50%. Subject to the foregoing, Ms. Cameron’s performance share award generally will vest on May 7, 2016, and will be settled in shares of RAI common stock as soon as practicable after such date. At the time her performance share award vests, if at all, Ms. Cameron will receive a cash dividend equivalent payment equal to the aggregate amount of dividends per share declared and paid to RAI’s shareholders on RAI common stock during the period from the beginning of the performance period through the payment of the performance shares, multiplied by the number of performance shares she actually earns after the performance adjustments.

In the event of Ms. Cameron’s death or termination due to permanent disability, in each case prior to the end of the performance period, any outstanding performance shares will vest on the date of her death or termination due to permanent disability on a pro rata basis based on target performance, with payment of the pro rata amount of the performance shares (plus the associated cash dividend equivalent payment for such shares) to be made as soon as practicable after such event occurs. In the event of Ms. Cameron’s involuntary termination of employment without cause where she is eligible for and accepts severance benefits under an RAI-sponsored severance plan or agreement with RAI prior to the end of the performance period, the amount of performance shares that will vest on a pro rata basis on the May 7, 2016 vesting date will be determined as described above based on the actual performance of RAI and its operating companies over the performance period against the 2015 underlying performance metrics and consideration of her progress on succession planning goals and such other performance factors as the Compensation Committee chooses to consider, with the payment of the earned number of performance shares (plus the associated cash dividend equivalent payment for such shares) to be made as soon as practicable after the May 7, 2016 vesting date. In all instances, however, in the event of a change of control of RAI, the amount of performance shares that will vest on a pro rata basis on the date of the change of control will be equal to the higher of (1) the target number of performance shares and (2) the amount of performance shares that would be earned based on the actual performance of RAI and its operating companies for the performance period. The payment of such performance shares will be made as soon as practicable after the change of control. In the event of Ms. Cameron’s voluntary termination of employment or termination of employment for cause, her outstanding performance shares will be forfeited and cancelled. For more information about this stock-based incentive award, see the disclosure above under “Compensation Discussion and Analysis — Analysis of 2015 Named Executive Officer Compensation Decisions — Long-Term or Stock-Based Incentive Compensation — Stock-Based Incentive Opportunity for CEO — 2015 Stock-Based Incentive Grant for CEO.”

The following table sets forth certain information concerning equity incentive plan awards outstanding as of the end of 2015 for each named executive officer.

Outstanding Equity Awards At 2015 Fiscal Year-End Table

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)		Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Susan M. Cameron	5/7/2015				217,304	(4)	10,028,580
Andrew D. Gilchrist	3/2/2015				91,422	(5)	4,219,125
	3/3/2014				111,780	(6)	5,158,647
	3/1/2013	94,216	(2)	4,348,068
Debra A. Crew	3/2/2015				77,511	(5)	3,577,133
	10/1/2014				77,721	(7)	3,586,824
	10/1/2014				74,266	(8)	3,427,376
	10/1/2014				41,451	(9)	1,912,964
Martin L. Holton III	3/2/2015				59,634	(5)	2,752,109
	3/3/2014				86,061	(6)	3,971,715
	3/1/2013	79,985	(2)	3,691,308
Jeffery S. Gentry	3/2/2015				47,697	(5)	2,201,217
	3/3/2014				68,940	(6)	3,181,581
	3/1/2013	67,535	(2)	3,116,740
Thomas R. Adams	3/2/2015				19,214	(5)	886,726
	3/3/2014				75,110	(6)	3,466,327
	3/1/2013	121,333	(2)	5,599,518

(1)	All share amounts in these columns have been adjusted to reflect the 2015 Stock Split.

(2)

These awards represent performance shares granted under the Omnibus Plan on March 1, 2013. The performance shares vested, in accordance with their terms, on March 1, 2016. The number of performance shares set forth in the table represents the number of performance shares each such named executive officer actually earned based on the performance of RAI and its operating companies over the three-year performance period ended on December 31, 2015. In February 2016, the Compensation Committee approved the maximum performance share award pools generated by the pre-established performance formula for each of the named executive officers approved in February 2013 based on the percentage established for such named executive officer and RAI’s 2013-2015 cumulative cash net income of $5.9 billion. The Compensation Committee then paid out an amount of earned performance shares (and the associated cash dividend equivalent payment) less than the maximum performance share award pool to such named executive officer based on its review and consideration of the three-year average of RAI’s annual incentive award program scores for 2013, 2014 and 2015 (143%, 131% and 140%, respectively), which was 138%. In addition, RAI satisfied the three-year cumulative dividend requirement of $7.08 (the amount equal to the dividend paid for the first quarter of the performance period times the number of quarters in the performance period) ($3.54 after the 2015 Stock Split), so there was no additional reduction to the number of performance shares earned. As a result, the final number of performance shares actually earned was 138% of target. Upon their vesting, the earned performance shares were settled in shares of RAI common stock. The associated cash dividend equivalent payment each named executive officer received was equal to the aggregate amount of dividends per share declared and paid to RAI’s shareholders on RAI common stock from the beginning of the performance period through the payout of the performance shares, multiplied by the number of performance shares actually earned after the performance adjustments. Mr. Adams vested in a pro rata portion of his 2013 performance shares grant (calculated pursuant to the terms of the 2013 performance share agreement), and forfeited the remainder of such grant, in connection with his retirement on September 30, 2015.

(3)	The amounts shown in these columns represent the product of $46.15, the per share closing price of RAI common stock on December 31, 2015 (the last trading day of the year), and the number of performance shares or restricted stock units (as applicable) reflected in the corresponding column in the table for the named executive officer as of December 31, 2015.

(4)	This amount represents performance shares granted under the Omnibus Plan on May 7, 2015. These performance shares will vest on May 7, 2016, subject to the achievement of certain performance criteria and a cumulative dividend requirement. The material terms governing such award are described in the narrative under the heading “2015 Stock-Based Incentive Grant for CEO” following the 2015 Grants of Plan-Based Awards Table above. The number of performance shares set forth in this table represents the target number of performance shares Ms. Cameron may earn at the end of the one-year performance period ending April 30, 2016. The number of performance shares actually earned by Ms. Cameron will be determined by the Compensation Committee based on the actual performance over the one-year performance period, and such amount may differ significantly from the amount shown in this column.

(5)	These amounts represent performance shares granted under the Omnibus Plan on March 2, 2015. These performance shares will vest on March 2, 2018, subject to the achievement of certain performance criteria and a cumulative dividend requirement. The material terms governing such awards are described in the narrative under the heading “2015 Long-Term Incentives” following the 2015 Grants of Plan-Based Awards Table above. The number of performance shares set forth in this table represents the maximum number of performance shares each such named executive officer may earn at the end of the three-year performance period ending December 31, 2017, based on the actual performance for the first year of the performance period. In the case of Mr. Adams, the amount shown in this column represents the hypothetical maximum number of performance shares that he may earn at the end of the three-year performance period based on RAI’s above-target performance for the first year of the performance period for the pro rata portion of his 2015 performance share grant (calculated pursuant to the terms of the 2015 performance share agreement), in connection with his retirement on September 30, 2015. He forfeited the remainder of his 2015 performance share grant. The number of performance shares actually earned by such named executive officers will be determined by the Compensation Committee based on the actual performance over the entire three-year performance period, and such amount may differ significantly from the amounts shown in this column.

(6)

These awards represent performance shares granted under the Omnibus Plan on March 3, 2014. These performance shares will vest on March 3, 2017, subject to the achievement of certain performance criteria and a cumulative dividend requirement. The number of performance shares set forth in the table represents the maximum number of performance shares each such named executive officer may earn at the end of the three-year performance period based on the actual performance for the first two years of the performance period. The material terms governing such awards are essentially the same as the terms governing the performance shares granted on March 2, 2015, as described in the narrative under the heading “2015 Long-Term Incentives” following the 2015 Grants of Plan-Based Awards Table above, except that the three-year performance period applicable to the 2014 performance shares ends on December 31, 2016, the three-year average annual incentive award score will be based on the 2014, 2015 and 2016 scores, and the three-year cumulative dividend threshold is $8.04 ($4.02 after the 2015 Stock Split). In the case of Mr. Adams, the amount shown in this column represents the hypothetical maximum number of performance shares that he may earn at the end of the three-year performance period based on RAI’s above-target performance for the first year of the performance period for the pro rata portion of his 2014 performance share grant (calculated pursuant to the terms of the 2014 performance share agreement), in connection with his retirement on September 30, 2015. He forfeited the remainder of his 2014 performance share grant. The number of performance shares actually earned by such named executive officers will be determined by the Compensation Committee based on the actual performance over the entire three-year performance period, and such amount may differ significantly from the amounts shown in this column.

(7)	This amount represents performance shares granted to Ms. Crew under the Omnibus Plan on October 1, 2014. These performance shares will vest on March 3, 2017, subject to the achievement of certain performance criteria and a cumulative dividend requirement. The material terms governing such awards are essentially the same as the terms governing the performance shares granted to the other named executive officers on March 3, 2014, as described in footnote 6 above, except that the performance period applicable to her 2014 performance shares is the 27-month period beginning on October 1, 2014 and ending on December 31, 2016, and the cumulative dividend threshold is $6.03 ($3.015 after the 2015 Stock Split). The number of performance shares set forth in this table represents the maximum number of performance shares Ms. Crew may earn at the end of the 27-month performance period ending December 31, 2016, based on the actual performance for the first 15 months of the performance period. The number of performance shares actually earned by Ms. Crew will be determined by the Compensation Committee based on the actual performance over the full 27-month performance period, and such amount may differ significantly from the amount shown in this column.

(8)	This amount represents the remaining 50% of the “retention” grant of restricted stock units granted to Ms. Crew under the Omnibus Plan on October 1, 2014. These remaining restricted stock units will vest on September 30, 2018, subject to Ms. Crew’s continued employment on the vesting date. The actual number of the remaining retention restricted stock units (and the associated cash dividend equivalent payment) that will vest at the end of the three-year performance period, if any, will be subject to the maximum payout limitation provided by an award pool generated under the pre-established cash net income performance formula for such three-year period. The Compensation Committee may use negative discretion to reduce the number of the remaining retention grant restricted stock units Ms. Crew actually earns. The number of restricted stock units set forth in this table represents the target number of remaining retention restricted stock units Ms. Crew may earn at the end of the three-year vesting period ending September 30, 2018. For information on the initial 50% of the retention grant of restricted stock units that vested on September 30, 2015 and were settled in shares of RAI common stock, see footnote 4 to the 2015 Option Exercises and Stock Vested Table below.

(9)	This amount represents the remaining 50% of the “make-whole” grant of restricted stock units granted to Ms. Crew under the Omnibus Plan on October 1, 2014. These remaining restricted stock units will vest on September 30, 2016, subject to Ms. Crew’s continued employment on the vesting date. The actual number of the remaining make-whole restricted stock units (and the associated cash dividend equivalent payment) that will vest at the end of the two-year performance period, if any, will be subject to the maximum payout limitation provided by an award pool generated under the pre-established cash net income performance formula for such two-year period. The Compensation Committee may use negative discretion to reduce the number of the remaining make-whole restricted stock units Ms. Crew actually earns. The number of restricted stock units set forth in this table represents the target number of remaining make-whole restricted stock units Ms. Crew may earn at the end of the vesting period ending September 30, 2016. For information on the initial 50% of the make-whole grant of restricted stock units that vested on September 30, 2015 and were settled in shares of RAI common stock, see footnote 4 to the 2015 Option Exercises and Stock Vested Table below.

The following table provides information concerning the performance shares and restricted stock units settled with shares of RAI common stock that the named executive officers vested in during 2015.

2015 Option Exercises and Stock Vested Table (1)

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting(5) ($)
Susan M. Cameron	223,788	(2)	16,584,929
Andrew D. Gilchrist	38,372	(3)	2,901,691
Debra A. Crew	115,717	(4)	5,122,792
Martin L. Holton III	37,520	(3)	2,837,262
Jeffery S. Gentry	28,665	(3)	2,167,647
Thomas R. Adams	51,790	(3)	3,916,360

(1)	None of the named executive officers beneficially owned at any time during 2015 any options to acquire shares of RAI common stock. Except as otherwise noted in footnote 4 below, the number of shares in the table reflects the actual number of shares acquired by the named executive officer on the date the officer vested in his/her performance share award and has not been adjusted for the 2015 Stock Split.

(2)	This amount represents performance shares settled with shares of RAI common stock that vested on May 1, 2015, from a grant made on May 1, 2014 pursuant to the Omnibus Plan.

(3)	These amounts represent the number of performance shares settled with shares of RAI common stock that vested on March 1, 2015, from grants made on March 1, 2012 pursuant to the Omnibus Plan.

(4)	This amount represents restricted stock units settled with shares of RAI common stock that vested on September 30, 2015 (as adjusted for the 2015 Stock Split), from “make whole” and “retention” grants made on October 1, 2014 pursuant to the Omnibus Plan.

(5)	The amounts shown in this column represent the value of each such named executive officer’s (other than Mmes. Cameron and Crew) earned performance shares settled in shares of RAI common stock on March 1, 2015, the vesting date of such performance shares, based on the $75.62 per share (pre-2015 Stock Split) closing price of RAI common stock on February 27, 2015 (the last trading date prior to such vesting date).

In the case of Ms. Cameron, the amount shown in this column represents the value of her earned performance shares settled in shares of RAI common stock on May 1, 2015, the vesting date of such performance shares, based on the $74.11 per share (pre-2015 Stock Split) closing price of RAI common stock on May 1, 2015.

In the case of Ms. Crew, the amount shown in this column represents the value of her earned restricted stock units settled in shares of RAI common stock on September 30, 2015, the vesting date of such restricted stock units, based on the $44.27 per share (post-2015 Stock Split) closing price of RAI common stock on September 30, 2015.

  Retirement Benefits

The following table sets forth information concerning each defined benefit plan that provides the named executive officers with payments or other benefits at, following, or in connection with retirement.

2015 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
Susan M. Cameron	Reynolds American Additional Benefits Plan(3)(5)(6)	6.337	3,184,468	183,318

	Retirement Plan for Salaried Employees of Brown & Williamson Tobacco Corporation and Certain Affiliates(4)(5)(6)	18.100	1,784,490	74,055
Andrew D. Gilchrist	Reynolds American Retirement Plan	11.334	283,628	0

	Reynolds American Additional Benefits Plan(3)(5)	11.334	1,538,308	0

	Retirement Plan for Salaried Employees of Brown & Williamson Tobacco Corporation and Certain Affiliates(4)(5)	6.500	298,690	0

	Supplemental Pension Plan for Executives of Brown & Williamson Tobacco Corporation(3)(5)	6.500	613,608	0
Debra A. Crew	—	—	—	—
Martin L. Holton III	Reynolds American Retirement Plan	13.838	549,883	0

	Reynolds American Additional Benefits Plan(3)(5)	13.838	2,596,230	0
Jeffery S. Gentry	Reynolds American Retirement Plan	29.507	885,558	0

	Reynolds American Additional Benefits Plan(3)(5)	29.507	3,477,892	0
Thomas R. Adams	Reynolds American Retirement Plan	16.299	764,673	14,778

	Reynolds American Additional Benefits Plan(3)(5)	16.299	2,020,903	0	(7)

	Contractual Benefit	30.249	6,034,297	0	(7)

(1)	The number of years of credited service is shown as of December 31, 2015 (except for Mr. Adams, whose years of credited service are shown as of his retirement on September 30, 2015).

(2)	The actuarial present value of accumulated benefit is shown as of December 31, 2015. The narrative below describes the valuation method and material assumptions applied for purposes of determining the values in this column.

(3)	Effective June 30, 2013, the Supplemental Pension Plan for Executives of Brown & Williamson Tobacco Corporation, a non-qualified plan referred to as the B&W Supplemental Plan, the Reynolds American Supplemental Benefits Plan, a non-qualified plan referred to as the SBP, and certain other non-qualified plans were merged into the Reynolds American Additional Benefits Plan, a non-qualified plan referred to as the ABP. The merged plan was named the RAI Non-Qualified Retirement Plan.

(4)	Effective December 31, 2013, certain other qualified plans were merged into the Retirement Plan for Salaried Employees of Brown & Williamson Tobacco Corporation and Certain Affiliates, referred to as the Legacy Plan. The Legacy Plan was then renamed the Retirement Income Plan for Certain RAI Affiliates.

(5)	Following the mergers referred to above, each of the plans that merged into the ABP and the Legacy Plan, respectively, retained the same benefits and terms as it had prior to the merger. For purposes of this table and the narrative that follows, the information describes the benefits and terms of the underlying plans.

(6)	Prior to rejoining RAI in 2014, Ms. Cameron had retired in 2011 and commenced receiving payments from the ABP and the Legacy Plan based on her prior periods of employment with RAI and B&W, respectively. The amounts shown under the Payments During Last Fiscal Year column represent the amounts she received under each of such plans during 2015.

(7)	The commencement of Mr. Adams’s payments under the ABP and the Contractual Benefit (as defined below) was deferred until April 2016 pursuant to Section 409A of the Code.

RAI maintains two defined benefit plans — the Reynolds American Retirement Plan, a tax-qualified pension equity plan referred to as the PEP, and the ABP (in which all of the named executive officers participate, other than Ms. Crew, who is not eligible to participate based upon her hire date, and Ms. Cameron, who is not eligible to actively participate in these plans based on the date she rejoined RAI).

In addition, Ms. Cameron accrued benefits for service with B&W before the Business Combination under two additional defined benefit plans, the obligations of which were assumed by RAI in connection with the Business Combination — the Legacy Plan and the B&W Supplemental Plan. Her benefits under the B&W Supplemental Plan were paid out in a lump sum upon her retirement in 2011 and, as of December 31, 2015, she had not accrued additional benefits under the B&W Supplemental Plan. Mr. Gilchrist also has accrued benefits for service with B&W before the Business Combination under the Legacy Plan and the B&W Supplemental Plan.

Ms. Cameron’s years of credited service for purposes of the ABP represent her service with RAI after the Business Combination and prior to her retirement in 2011. Her years of credited service for purposes of the Legacy Plan represent her service with B&W before the Business Combination.

Mr. Gilchrist’s years of credited service for purposes of the PEP and the ABP represent his service with RAI after the Business Combination. His years of credited service for purposes of the Legacy Plan and the B&W Supplemental Plan represent his service with B&W before the Business Combination.

In addition, pursuant to a letter agreement between Mr. Adams and RJR Tobacco, Mr. Adams was credited with 13.945 years of additional service for purposes of the special retirement benefit provided under such letter agreement, referred to as the Contractual Benefit, as described in more detail under the heading “Contractual Benefit” below.

The calculation of the present value of each accumulated benefit assumes a discount rate of 4.54% (the rate used by RAI in determining the accumulated pension obligations for financial reporting purposes) and post-commencement mortality based on RP-2015 “Healthy Annuitants” table without collar or amount adjustments, projected using Scale MP-2015 with generational projection. (RP-2015 refers to the published RP-2014 projection scale backed out to 2006 and projected through 2015 with the MP-2015 projection scale.) Benefit values of the PEP and the ABP are based on immediate payment at January 1, 2016. Benefit values for Ms. Cameron’s ongoing payments from the ABP and the Legacy Plan, which commenced following her retirement in 2011, are based on amounts payable from January 1, 2016 forward. Benefit values for Mr. Gilchrist for the Legacy Plan and the B&W Supplemental Plan are based on payment at age 56, the age at which his unreduced benefits could commence assuming continued employment to that age. Benefit values for Mr. Adams’s ongoing payments from PEP, ABP and the Contractual Benefit, all of which commenced following his retirement on September 30, 2015 (although payments under the ABP and Contractual Benefit were deferred until April 2016 pursuant to Section 409A of the Code) are based on amounts payable from January 1, 2016 forward.

The present values of accumulated benefits under the ABP and the Contractual Benefit shown for Mr. Adams have been reduced by the value of benefits under such plan or arrangement previously waived in connection with an elective funding of a portion of certain named executive officers’ non-qualified pension benefits. In 2000, RJR offered its current employees who had earned non-qualified pension benefits a one-time opportunity to elect to have at least 75% of their total earned qualified and non-qualified pension benefits funded under an existing retention trust over a three-year period. For any eligible named executive officer who elected such funding, the accumulated benefits under the ABP and, in the case of Mr. Adams, the Contractual Benefit, were reduced to give effect to the fact that non-qualified benefits waived would be paid from the retention trust. The reduction for Mr. Adams was $2,325,931.

Reynolds American Plans. The PEP provides a lump sum benefit that is a multiple of final average earnings payable after termination of employment at any age. The multiple is the sum of the participant’s core earned percentages (ranging from 4% to 13% per year depending on age) and excess earned percentages (ranging from 0% to 4% per year depending on age) while covered by the PEP. A participant’s lump sum benefit is equal to his or her total final average earnings multiplied by his or her total core percentage, plus his or her final average earnings in excess of Social Security covered compensation multiplied by his or her total excess percentage. For purposes of the PEP, final average earnings is the annualized sum of base salary and bonus in the year earned, and is determined by considering the 36 consecutive months that yield the highest average during the participant’s last 60 months of service. Each year’s compensation for the PEP is limited by the compensation limits under the Code.

The ABP provides a benefit equal to the benefit that would be paid under the PEP if the limits on compensation and benefits under the Code did not apply and if certain extraordinary items of income that are excluded from compensation under the PEP were included. This benefit is reduced by the PEP benefit and is paid upon termination of employment in monthly annuity payments. Lump sum payments above $10,000 are not available. The ABP is a non-qualified unfunded plan designed to allow participants in the plan to receive a pension benefit equal to the benefit that would have been paid under the PEP had the PEP not been subject to the limits on compensation and benefits under the Code and had the compensation thereunder been recognized under the PEP. All benefits under the ABP are payable out of the general corporate assets of RAI.

Legacy B&W Plans. The Legacy Plan provides monthly benefits equal to the product of a participant’s years of pensionable service (to a maximum of 38 years) multiplied by her or his pensionable salary, divided by 57 and reduced by a proportionate amount of the participant’s Social Security benefit. A participant’s pensionable salary is the average of the participant’s base rate of pay in effect for the 36-month period immediately before termination of employment. Ms. Cameron’s and Mr. Gilchrist’s service with RAI is not considered pensionable service under the Legacy Plan, but her or his base rate of pay with RAI is taken into account in determining her or his pensionable salary.

Benefits are payable at age 65. In addition, early retirement benefits may commence before age 65 to a participant who terminates employment either after attaining age 55 with at least ten years of service or with at least ten years of service when her or his age plus years of service equal at least 65. If early retirement benefits commence before age 65, they are reduced 0.25% per month for each month that commencement precedes age 60, unless the participant has 30 years of service at termination, in which case benefits may commence without reduction on or after age 55. An employee who was a participant on July 1, 1994, who terminates employment with at least ten years of service when her or his age plus years of service equal at least 60 may commence benefits after attaining age 50 with the reduction for commencement before age 60 described above.

The B&W Supplemental Plan is a non-qualified pension plan that provides a benefit equal to the benefit that would have been paid under the Legacy Plan had the Legacy Plan not been subject to limits on compensation and benefits under the Code, reduced by the actuarial value of the benefit payable under the Legacy Plan. In addition, for certain employees, including Ms. Cameron, the B&W Supplemental Plan included bonuses and deferred compensation in pensionable salary and included additional service in pensionable service. For purposes of this plan, for the period after the Business Combination, such participant’s bonus is deemed to be an amount equal to the participant’s salary rate multiplied by the average rating under B&W’s Performance Incentive Plan for the three years preceding the Business Combination. Benefits are payable in a lump sum upon termination of employment from the general assets of RAI.

Contractual Benefit. Pursuant to the letter agreement referenced above, upon his retirement, Mr. Adams became vested in the Contractual Benefit in an amount equal to his final average compensation multiplied by his total years of credited service (including the additional credited service described above) multiplied by 0.0175. His final average compensation was defined as the highest consecutive three years of pay (base salary plus actual bonus) out of the last five years of service. This contractual retirement benefit was offset by any amounts paid under the PEP, the ABP and the special elective funding arrangement described above.

The following table sets forth information regarding each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

2015 Non-Qualified Deferred Compensation Table

Name	Plan Name	Registrant Contributions In Last FY(1) ($)	Aggregate Earnings In Last FY(2) ($)	Aggregate Withdrawals/ Distributions(3) ($)	Aggregate Balance at Last FYE(4) ($)
Susan M. Cameron	Reynolds American Additional Benefits Plan(5)	399,690	3,425	403,115	0
Andrew D. Gilchrist	Reynolds American Additional Benefits Plan(5)	39,180	369	39,549	0
Debra A. Crew	Reynolds American Additional Benefits Plan(5)	62,005	445	62,450	0
Martin L. Holton III	Reynolds American Additional Benefits Plan(5)	97,467	908	98,375	0
Jeffery S. Gentry	Reynolds American Additional Benefits Plan(5)	88,825	815	89,640	0
Thomas R. Adams	Reynolds American Additional Benefits Plan(5)	133,169	1,424	164,018	0

(1)	The amounts in this column represent the principal amounts credited during 2015 and also are included in the “All Other Compensation” column of the 2015 Summary Compensation Table above.

(2)	The amounts in this column represent the aggregate interest credited during 2015 on each named executive officer’s account in the ABP, but are not included in the 2015 Summary Compensation Table.

(3)	These amounts, which were paid to the respective named executive officers during the first quarter of 2016, represent the sum of the principal amounts and interest credited under the ABP during 2015 and, in the case of Mr. Adams, also included his pre-2004 deferral balance of $29,425 (as described further below).

(4)	These amounts represent the balance in each named executive officer’s account in the ABP as of December 31, 2015, after taking into account the payment, described in the preceding footnote, made with respect to each executive’s account. The amount in this column represents pre-2004 deferrals, as discussed further below, and is not included in prior years’ Summary Compensation Tables.

(5)	As noted above, certain other non-qualified plans were merged into the ABP effective June 30, 2013. For more information, see footnote 3 to the 2015 Pension Benefits Table above.

RAI maintains two non-qualified excess benefit plans — the ABP and the SBP — for those employees, including the named executive officers, whose benefits under RAI’s tax-qualified 401(k) plan are limited by virtue of certain provisions of the Code. All information in the preceding table reflects activity under the ABP. None of the named executive officers had any balance or activity under the SBP in 2015. Under the ABP, RAI credits to each named executive officer’s account an amount, referred to as the principal amount, equal to the amount RAI would have contributed to such executive’s account in the tax-qualified 401(k) plan, but for the Code’s compensation limitations. In addition, RAI credits the principal amount with interest at the same rate as is earned by a certain interest income fund offered under RAI’s tax-qualified 401(k) plan. Unlike with respect to the tax-qualified 401(k) plan, RAI does not contribute any funds to the non-qualified excess benefit plans, but instead credits amounts by book entry to participants’ accounts.

Commencing with the amounts credited for the 2004 plan year, RAI distributes, in the first quarter of each year, to each participant in the non-qualified excess benefit plans any amounts that have been credited to such participant’s account during the prior year. Prior to January 1, 2004, a participant in the non-qualified excess benefit plans had the election to defer receipt of the amounts credited to his or her account in any year until the beginning of the next year or until his or her termination of employment. Any participant in the non-qualified excess benefit plans who elected to defer receipt, until after termination of employment, of any amounts that had been credited to his or her account prior to January 1, 2004, will continue to earn interest on such amounts until termination of employment.

   Termination and Change of Control Payments

RAI has entered into agreements and has adopted plans that require it to provide compensation and/or other benefits to each named executive officer in the event of such executive’s termination of employment under certain circumstances, or upon a change of control of RAI occurring during the executive’s term of employment. The following table sets forth the amounts payable to each named executive officer (other than Mr. Adams) if such executive’s employment had terminated under different scenarios, and/or a change of control of RAI had occurred, on December 31, 2015. As noted above, Mr. Adams retired from RAI on September 30, 2015 and did not receive any severance benefits. The information provided below for Mr. Adams reflects the amounts payable to him based on his retirement on such date.

The table below does not include certain payments or benefits that do not discriminate in favor of RAI’s executive officers and that generally would be available to any salaried employee of RAI or its subsidiaries upon termination of employment, or upon a change of control of RAI. For instance, any participant in RAI’s cash annual incentive award program whose employment were terminated, for any reason other than cause, on the last business day of any year would be entitled to receive a cash annual incentive award for such year. As a result, the cash annual incentive award for 2015 paid to each of the named executive officers (and included in the “Non-Equity Incentive Plan Compensation” column of the 2015 Summary Compensation Table above) is not included in the table below.

Except as otherwise expressly indicated, the amounts set forth in the following table do not represent the actual sums a named executive officer would receive if her/his employment were terminated or there were a change of control of RAI. Rather, the amounts below generally represent only estimates, based upon assumptions described in the footnotes to the table, of certain payments and benefits that the named executive officers who were employed by RAI or any of its subsidiaries on December 31, 2015 would have been entitled to receive had any of the identified events occurred on such date. Moreover, for all of the named executive officers (other than Mr. Adams), the amounts set forth in the table necessarily are based upon the benefit plans and agreements that were in effect as of December 31, 2015. Payments which RAI may make in the future upon an employee’s termination of employment or upon a change of control of RAI will be based upon benefit plans and agreements in effect at that time, and the terms of any such future plans and agreements may be materially different than the terms of RAI’s benefit plans and agreements as of December 31, 2015.

Potential Payments Upon Termination of Employment and/or a Change of Control Table

Name	Benefits and Payments	Voluntary Termination ($)	Involuntary Termination not for Cause(1) ($)	Termination for Cause(1) ($)	Qualifying Termination on Change of Control(2)(3) ($)	Termination due to Death or Disability ($)		Change of Control (3)(4) ($)
Susan M. Cameron
	Cash Severance(5)	0	8,450,000	0	10,140,000	0		0
	Performance Shares(6)	0	6,810,077	0	6,810,077	6,810,077		6,810,077
	Health-Care Benefits(7)	550,128	550,128	550,128	550,128	550,128	(8)	0
Andrew D. Gilchrist
	Cash Severance(5)	0	2,931,230	0	2,931,230	0		0
	Performance Shares(6)	0	8,124,405	0	8,124,405	6,258,550		8,124,405
	Incremental Pension Benefit(9)	0	943,924	0	943,924	0	(12)	0
	Insurance Benefits(10)	0	80,979	0	80,979	0		0
	280G Tax Gross-up(11)	0	0	0	6,195,475	0		3,612,552
Debra A. Crew
	Cash Severance(5)	0	2,470,350	0	3,293,800	0		0
	Performance Shares(6)	0	2,360,209	0	2,360,209	1,963,950		2,360,209
	Restricted Stock Units(13)	0	2,352,817	0	2,352,817	2,352,817		2,352,817
Martin L. Holton III
	Cash Severance(5)	0	2,486,800	0	2,486,800	0		0
	Performance Shares(6)	6,500,544	6,500,544	0	6,500,544	4,979,288		6,500,544
	Incremental Pension Benefit(9)	0	1,205,740	0	1,205,740	0		0
	Insurance Benefits(10)	0	81,495	0	81,495	0		0
	280G Tax Gross-up(11)	0	0	0	0	0		0
Jeffery S. Gentry
	Cash Severance(5)	0	2,103,600	0	2,103,600	0		0
	Performance Shares(6)	5,374,014	5,374,014	0	5,374,014	4,106,755		5,374,014
	Incremental Pension Benefit(9)	0	936,179	0	936,179	0		0
	Insurance Benefits(10)	0	80,907	0	80,907	0		0
	280G Tax Gross-up(11)	0	0	0	0	0		0
Thomas R. Adams
	Performance Shares(14)	9,804,264	—	—	—	—		—
	Health-Care Benefits(15)	18,158	—	—	—	—		—

(1)	Messrs. Gilchrist and Holton and Dr. Gentry have entered into severance agreements with RAI. Generally, under the severance agreement, the term “cause” is defined to mean (a) the executive’s criminal conduct, (b) the executive’s deliberate and continued refusal to (i) perform employment duties on a substantially full-time basis or (ii) act in accordance with the specific lawful instructions of an authorized officer or more senior employee or majority of the Board, or (c) the executive’s deliberate misconduct which would be materially damaging to RAI without a reasonable good faith belief that the conduct was in the best interest of RAI. Under the severance agreement, a termination for cause is required to be made by RAI’s senior human resources executive.

Each of Mmes. Cameron and Crew are eligible to participate in the ESP. Under the ESP, the term “cause” is defined to mean (a) the executive’s criminal conduct, (b) the executive’s deliberate and continued refusal to (i) substantially perform her employment duties or (ii) act in accordance with any specific lawful instructions of an authorized officer or a more senior employee or majority of the Board, (c) the executive’s deliberate misconduct which would be materially damaging to RAI without a reasonable good faith belief that the conduct was in the best interest of RAI, (d) the executive’s material violation of RAI’s code of conduct or any policy, or (e) the executive’s material breach of any non-competition, non-disclosure of confidential information or commitment to provide assistance agreement or other material obligation to RAI, except that an executive at the level of Mmes. Cameron and Crew (who are the only named executive officers who are not a party to a severance agreement, but instead participate in the ESP) will not be deemed to have been terminated for cause unless the Board, by an affirmative vote of at least two-thirds of the Board, adopts a resolution finding that the executive committed an act constituting cause.

Under the severance agreement and the ESP, an executive may terminate employment for “good reason,” in the absence of a change of control event, if the executive experiences a more than 20% reduction in the total amount of the executive’s base salary, targeted annual incentive and targeted long-term incentive award opportunity. In addition, under the severance agreement, unlike under the ESP, an executive may terminate employment for “good reason” in the absence of a change of control event, if the executive’s responsibilities are substantially reduced in importance or if the executive is forced to relocate a certain distance from the executive’s current place of employment. Any such termination for good reason, in the absence of a change of control, is treated the same as an involuntary termination not for cause.

(2)	The amounts in this column are based on the assumption that on December 31, 2015, (a) a change of control of RAI occurred, and (b) (i) in the case of such named executive officer, after such change of control, either RAI terminated the executive’s employment without cause or the executive terminated employment for good reason or (ii) in the case of each of Mmes. Cameron and Crew, who participate in the ESP, that during the one-year period prior to the change in control, the executive’s employment was terminated without cause at the request of a party involved in the change in control transaction (a termination described in this clause (b) is referred to as a qualifying termination). Under the severance agreement and the ESP, a participant is eligible to receive severance benefits if the executive terminates employment for good reason, or the executive’s employment is terminated without cause, within two years after a change in control. A party to the severance agreement, unlike a participant in the ESP, is not eligible to receive severance benefits under the circumstances described in (b)(ii) of the preceding clause.

Following the occurrence of a change of control event, the circumstances that would entitle an executive under the severance agreement to terminate employment for good reason, generally would be (a) a material reduction in the executive’s duties from those in effect prior to the change in control, (b) the executive having to relocate a certain distance from the executive’s current place of employment, (c) a reduction in the executive’s pay grade or bonus opportunity, (d) a material breach of the severance agreement, or (e) a material reduction in certain employee benefits.

Following the occurrence of a change of control event, the circumstances that would entitle an executive under the ESP to terminate employment for good reason, generally, would be (a) a material reduction in the executive’s duties from those in effect prior to the change in control, (b) the executive having to relocate a certain distance from the executive’s current place of employment, (c) a reduction in the executive’s base salary, target annual bonus opportunity or target long-term incentive opportunity, (d) a material breach of the ESP, (e) a reduction in the aggregate employee benefits, or (f) RAI’s failure to obtain an agreement from any successor to perform RAI’s obligations under the ESP.

(3)	A “change of control” of RAI is generally defined, for purposes of the severance agreement and ESP, to mean the first to occur of the following: (a) the acquisition by a person of 30% or more of the voting power of RAI’s securities ordinarily having the right to vote for the election of directors, except that BAT’s acquisition of RAI’s common stock pursuant to the Business Combination or as expressly permitted by the Governance Agreement will not be deemed to be a change of control, (b) the failure of the persons who constituted RAI’s Board of Directors on July 30, 2004 (or the failure of individuals elected or nominated either by a supermajority of such persons or pursuant to certain provisions of the Governance Agreement) to be a majority of the Board, and (c) in the case of the severance agreement, the approval by RAI’s shareholders, and in the case of the ESP, the consummation, of certain extraordinary transactions involving RAI, including certain merger transactions or certain sales of all or substantially all of RAI’s assets.

(4)	The amounts in this column are based on the assumption that a change of control of RAI occurred on December 31, 2015, but that the executive’s employment continued after such date.

(5)	These amounts represent the value of the following sums that would be payable upon the occurrence of the events set forth in the table pursuant to the severance agreement (in the case of the named executive officers other than Mmes. Cameron and Crew) and pursuant to the ESP (in the case of Mmes. Cameron and Crew) (as described above under “Compensation Discussion and Analysis — Severance Benefits”):

(a)	two times annual base salary and two times target annual incentive in the case of the named executive officers, except Mmes. Cameron and Crew, payable in a single lump sum on July 1, 2016;

(b)	in the case of Ms. Cameron, a payment equal to two and one-half times annual base salary and two and one-half times target annual incentive upon an involuntary termination of employment without cause, or three times annual base salary and three times target annual incentive upon a qualifying termination, in either case payable in a single lump sum on July 1, 2016;

(c)	in the case of Ms. Crew, a payment equal to one and one-half times annual base salary and one and one-half times target annual incentive upon an involuntary termination of employment without cause, or two times annual base salary and two times target annual incentive upon a qualifying termination, in either case, payable in a single lump sum on July 1, 2016;

(d)	three years of such person’s respective financial planning allowance payments (as described in footnote 11 to the 2015 Summary Compensation Table above), other than Mmes. Cameron and Crew, who are not entitled to this amount under the ESP, with such amounts payable in a single lump sum on July 1, 2016.

As indicated in the preceding sentence, the lump sum payment under the severance agreement or ESP, as applicable, would be delayed for a period of six months for purposes of compliance with Section 409A of the Code.

The payment of the amounts described in this footnote, and of the benefits described in footnote 10, are subject to the named executive officer complying with certain non-compete and confidentiality obligations owing to RAI and its subsidiaries, and cooperating with RAI and its subsidiaries in the prosecution or defense of any litigation. If the named executive officer refuses to execute a document evidencing the foregoing obligations, then the named executive officer will not be entitled to receive the payments described in this footnote and the benefits described in footnote 10; in such event, the executive will be entitled to a lesser benefit under RAI’s Separation Pay Plan, provided the named executive officer executes a release of claims against RAI. Under such program, the amount a person receives as separation pay is based upon years of service, with such amount not to exceed 78 weeks of base pay and 52 weeks of target annual incentive.

(6)	These amounts represent the value of the performance shares in which the named executive officer may vest (and the associated dividend equivalent payments), if the employment of such named executive officer had terminated on December 31, 2015, under the circumstances set forth in the table.

For each of the named executive officers (except for Mmes. Cameron and Crew), the value of such performance shares reflects a pro rata amount of the total number of performance shares granted on March 2, 2015, March 3, 2014 and March 1, 2013 (as adjusted for the 2015 Stock Split). As of December 31, 2015, Mr. Holton and Dr. Gentry were eligible for retirement under the terms of the performance share grant agreements, and the amounts set forth in the “Voluntary Termination” column for each of them are based on the assumption that they voluntarily retired on December 31, 2015. The terms governing the performance shares granted on March 3, 2015, are summarized in the narrative following the 2015 Grants of Plan-Based Awards Table above. The terms governing the performance shares granted on March 3, 2014 and March 1, 2013 are essentially the same as the terms governing the performance shares granted on March 2, 2015, except that the three-year performance periods applicable to the 2014 and 2013 performance shares end on December 31, 2016 and ended on December 31, 2015, respectively; the three-year average annual incentive award score is based on the 2014, 2015 and 2016 scores, and 2013, 2014 and 2015 scores, respectively; and the three-year minimum cumulative dividend threshold is $8.04 ($4.02 after the 2015 Stock Split) and $7.08 ($3.54 after the 2015 Stock Split), respectively. In contrast, for the 2015 performance shares, the three-year performance period ends on December 31, 2017, the three-year average annual incentive award score will be based on the 2015, 2016 and 2017 scores, and the three-year minimum cumulative dividend threshold is $8.04 ($4.02 after the 2015 Stock Split).

The value of the performance shares shown in the table if such named executive officer’s employment had terminated on December 31, 2015 (a) due to death or disability — is based on the assumption that RAI’s three-year average annual incentive award score would be equal to the target, and (b) due to involuntary termination without cause or a change of control of RAI (irrespective of whether an executive’s employment continued thereafter or ended on such date due to a qualifying termination) — is based on the following: (i) in the case of the 2015 performance shares, RAI’s actual annual incentive award score for 2015 and the assumption that RAI’s annual incentive award scores for 2016 and 2017 would be equal to the target annual incentive score; (ii) in the case of the 2014 performance shares, RAI’s actual annual incentive award scores for 2014 and 2015 and the assumption that RAI’s annual incentive award score for 2016 would be equal to the target annual incentive award score; and (iii) in the case of the 2013 performance shares, the value of the performance shares actually earned based on the average of the actual annual incentive award scores for 2013, 2014 and 2015; and that in all three cases, the assumption that there is no adjustment to the number of vested performance shares because RAI satisfied the minimum cumulative dividend requirement.

In the case of Ms. Cameron, the value of such performance shares reflects a pro rata amount of the number of performance shares granted on May 7, 2015. The terms governing such performance shares are summarized in the narrative following the 2015 Grants of Plan-Based Awards Table above. The value of the performance shares shown in the table if Ms. Cameron’s employment had terminated on December 31, 2015, due to death, disability, involuntary termination without cause or due to a change of control of RAI (irrespective of whether her employment continued thereafter or ended on such date due to a qualifying termination) is based on the assumptions that the stock-based incentive achievement score for the performance period would be equal to the target and that there is no adjustment to the number of vested performance shares because RAI satisfied the minimum cumulative dividend requirement.

In the case of Ms. Crew, the value of such performance shares reflects a pro rata amount of the total number of performance shares granted on March 2, 2015 and October 1, 2014. The terms governing the performance shares granted on March 2, 2015, are summarized in the narrative following the 2015 Grants of Plan-Based Awards Table above. The terms governing the performance shares granted on October 1, 2014 are essentially the same as the terms governing the performance shares granted on March 2, 2015, except that the performance period applicable to her 2014 performance shares is a 27-month period beginning on October 1, 2014 and ending on December 31, 2016; the three-year average annual incentive award score is based on the 2014, 2015 and 2016 scores; and the minimum cumulative dividend threshold for her 27-month performance period is $6.02 ($3.01 after the 2015 Stock Split). The value of the performance shares shown in the table if Ms. Crew’s employment had terminated on December 31, 2015 (a) due to death or disability — is based on the assumption that RAI’s three-year average annual incentive award score would be equal to the target, and (b) due to involuntary termination without cause or a change of control of RAI (irrespective of whether her employment continued thereafter or ended on such date due to a qualifying termination) — is based on the following: (i) in the case of her 2015 performance shares, RAI’s actual annual incentive award score for 2015 and the assumption that RAI’s annual incentive award scores for 2016 and 2017 would be equal to the target annual incentive score; and (ii) in the case of her 2014 performance shares, RAI’s actual annual incentive award scores for 2014 and 2015 and the assumption that RAI’s annual incentive award score for 2016 would be equal to the target annual incentive award score; and, in each case, the assumption that there is no adjustment to the number of vested performance shares because RAI satisfied the minimum cumulative dividend requirement.

For each of the named executive officers, the values in these rows represent: (a) the product of $46.15, the per share closing price of RAI common stock (since vested performance shares are paid out in shares of RAI common stock) on December 31, 2015, and the number of performance shares (as adjusted for the 2015 Stock Split) as determined based on the assumptions set forth above, plus (b) the associated dividend equivalent payment for such adjusted number of performance shares.

(7)	The amounts listed for Ms. Cameron represent the present value, discounted to December 31, 2015, of retiree health-care benefits that would commence immediately in the event of her voluntary termination, termination for cause, involuntary termination not for cause or qualifying termination on change of control. Ms. Cameron is already vested in these retiree health-care benefits as of such date. These retiree health-care benefits are reflected in this table because the benefits Ms. Cameron would receive pursuant to a former B&W plan, which RAI assumed in the Business Combination, are more generous than the health-care benefits provided under the RAI sponsored plan in which the other named executive officers participate and which is generally available to employees of RAI.

The calculation of the present values listed for this footnote and footnote 8 are based on a discount rate of 4.47% (the rate used by RAI in determining postretirement health-care obligations for financial reporting purposes) and post-commencement mortality based on RP 2015 “Healthy Annuitants” table without collar or amount adjustments, projected using Scale MP 2015 with generational projection.

(8)	The amount shown for Ms. Cameron represents the present value, discounted to December 31, 2015, of the health-care benefits that would commence immediately for her in the event of termination due to disability; in the event of her termination due to death, the amount of the survivor benefit would be $246,017.

(9)	These amounts represent the value of the incremental benefit under RAI’s non-qualified pension and/or defined contribution plans resulting from the additional service and age credit the named executive officers in this table (other than Mmes. Cameron and Crew, who are not entitled to such benefit under the ESP) will be granted for the additional three-year period under the severance agreement, referred to as the severance period, and the treatment of salary and annual incentives as if they were paid at 100% versus two-thirds, where applicable. In addition to the amounts in this row, each named executive officer (other than Mmes. Cameron and Crew) would receive in these circumstances his accumulated pension benefit; the present value of such accumulated benefit is set forth in the 2015 Pension Benefits Table above.

(10)	The insurance benefits represent the value of (a) the premiums which would be paid by RAI on behalf of each named executive officer (other than Mmes. Cameron and Crew, who are not entitled to such payments under the ESP) during the severance period for health care, life insurance and excess liability insurance and (b) contributions by RAI for the benefit of each of the named executive officers (other than Mmes. Cameron and Crew, who are not entitled to such payments under the ESP) to RAI’s postretirement health-savings account program.

(11)	These amounts represent RAI’s payments, as soon as practicable after the hypothetical change of control, of (a) the excise tax that would be imposed on the executive by virtue of the executive’s receipt of an “excess parachute payment” within the meaning of Section 280G of the Code and (b) a tax gross-up amount relating to the payment of such tax. Under the ESP, unlike the severance agreement, an eligible participant is entitled to a tax reimbursement payment only if the participant was eligible to participate in the ESP as a Tier I or Tier II Executive as of the close of business on January 31, 2009 and receives “total parachute payments,” within the meaning of the Code, that exceed 110% of the amount the participant would be entitled to receive without being subject to the excise tax. Accordingly, neither Ms. Cameron nor Ms. Crew is eligible to receive a tax gross-up on any excess parachute payments.

(12)	Mr. Gilchrist would be entitled to an unreduced pension benefit under a certain RAI retirement plan, the obligations of which, with respect to him and other former B&W employees, were assumed by RAI in connection with the Business Combination. The value of such benefit is not included in this table because all participants in such plan are entitled to such an unreduced benefit upon termination of employment due to disability.

(13)	These amounts represent the value of the remaining restricted stock units granted to Ms. Crew on October 1, 2014 (as adjusted for the 2015 Stock Split) that would vest (and the associated dividend equivalent payments), if her employment had terminated on December 31, 2015, under the circumstances set forth in the table. The value of such restricted stock units reflects a pro rata amount of the remaining “retention” and “make-whole” restricted stock units granted on October 1, 2014, which will vest on September 30, 2018, and September 30, 2016, respectively, subject to Ms. Crew’s continued employment on the applicable vesting date. The values in these rows represent: (a) the product of $46.15, the per share closing price of RAI common stock (since vested restricted stock units are paid out in shares of RAI common stock) on December 31, 2015, and the prorated number of restricted stock units (as adjusted for the 2015 Stock Split), plus (b) the associated dividend equivalent payment for such adjusted number of restricted stock units.

(14)	This amount represents the value on December 31, 2015 of the performance shares in which Mr. Adams may vest (and the associated dividend equivalent payments), based on his voluntary retirement on September 30, 2015 and the assumptions set forth below; such value is based on the pro rata amounts of the total number of performance shares granted to Mr. Adams on March 2, 2015, March 3, 2014 and March 1, 2013 (as adjusted for the 2015 Stock Split). See footnote 6 above for additional information on the terms of such performance share grants.

The value is based on (a) in the case of the 2015 performance shares, RAI’s actual annual incentive award score for 2015 and the assumption that RAI’s annual incentive award scores for 2016 and 2017 would be equal to the target annual incentive score; (b) in the case of the 2014 performance shares, RAI’s actual annual incentive award scores for 2014 and 2015 and the assumption that RAI’s annual incentive award score for 2016 would be equal to the target annual incentive award score; and (c) in the case of the 2013 performance shares, the value of the performance shares actually earned based on the average of the actual annual incentive award scores for 2013, 2014 and 2015; and the assumption that, in all three cases, there is no adjustment to the number of vested performance shares because RAI satisfied the minimum cumulative dividend requirement. See footnotes 2, 5 and 6 to the Outstanding Equity Awards At 2015 Fiscal Year-End Table above for additional information on the 2013, 2015 and 2014 performance shares, respectively.

The value in this row represents (a) the product of $46.15, the per share closing price of RAI common stock (since vested performance shares are paid out in shares of RAI common stock) on December 31, 2015, and the pro rata number of performance shares (as adjusted for the 2015 Stock Split), as determined based on the assumptions set forth above, plus (b) the associated dividend equivalent payment for such adjusted number of performance shares.

(15)	This amount represents the present value, discounted to September 30, 2015, of the health-care benefits that commenced immediately upon Mr. Adams’s retirement. The health-care benefits for Mr. Adams are reflected because the benefits he received as a result of additional service credit provided under the terms of certain letter agreements between RJR Tobacco and Mr. Adams are more generous than the health-care benefits provided under the RAI sponsored plan in which the other named executive officers participate and which is generally available to salaried employees of RAI.

OTHER MANAGEMENT PROPOSALS

Item 2: Proposed Amendment to Articles of Incorporation to Declassify the Board of Directors

After careful consideration, our Board of Directors determined that an amendment to our Articles of Incorporation to declassify our Board of Directors, referred to as the Declassification Amendment, is in the best interests of RAI and our shareholders. Our Board of Directors unanimously approved, and unanimously recommends to our shareholders that they approve, the Declassification Amendment.

Our Articles of Incorporation currently provide that the members of our Board be divided into three classes of approximately equal size (Class I, Class II and Class III), each with a three-year term. The terms of the classes are staggered, meaning that only one of the three classes stands for re-election at each annual meeting of shareholders. RAI’s classified board structure was put in place in 2004 in connection with the Business Combination, in which B&W acquired approximately 42% of our common stock and entered into the Governance Agreement with RAI. The Governance Agreement contemplates a classified board structure and gives certain rights to B&W, including board representation and the right to approve certain amendments to our Articles of Incorporation or Bylaws, including the Declassification Amendment. Pursuant to its rights under the Governance Agreement, B&W has approved the Declassification Amendment. Declassification of our Board will allow our shareholders to vote on the election of all of the members of our Board each year, rather than on a staggered basis under our current classified board structure. If declassification of our Board is approved, B&W will still retain its rights under the Governance Agreement to designate directors for nomination to the Board. For additional information on the nomination and election of directors under the Governance Agreement, see “The Board of Directors — Governance Agreement — Nomination and Election of Directors and Related Matters” above.

Reasons for Declassification

Beginning in 2009, four shareholder proposals for a declassified board have been received and considered at our 2009, 2010, 2011 and 2013 annual meetings of shareholders, and a fifth shareholder proposal, which subsequently was withdrawn because of this management proposal, was submitted for consideration at this annual meeting of shareholders. In determining whether to submit a board declassification proposal to shareholders, the Board carefully considered arguments in favor of and against continuation of a classified board structure and determined that declassification of the Board through approval of the Declassification Amendment was in the best interests of RAI and its shareholders.

In favor of declassification, the Board noted that corporate governance standards have continued to evolve, and that currently less than 10% of the S&P 500 companies have classified boards. Furthermore, a classified board structure may appear to reduce director accountability to shareholders, since such a structure does not enable shareholders to express a view on each director’s performance by means of an annual vote. In addition, declassification and annual elections of directors would allow flexibility for the Board composition to be modified sooner rather than later to expand needed skill sets on the Board as new expertise needs related to the evolving nature of the businesses of RAI and its subsidiaries arise.

In favor of retaining the current classified structure, the Board considered that a classified structure may offer several advantages, such as promoting board continuity and stability, encouraging directors to focus on the long-term productivity of RAI and its subsidiaries and ensuring that a majority of the Board will have prior experience with RAI. Additionally, classified boards may provide protection against coercive takeover attempts and proxy contests, as they make it more difficult for a substantial shareholder to gain control of a board of directors without the cooperation or approval of incumbent directors. Although the Board considered these advantages to a classified board structure, the Board believes RAI already has in place appropriate mechanisms and protections to provide for board continuity and stability and to protect against coercive takeover attempts. After carefully considering the foregoing, the Board believes the Declassification Amendment is in the best interests of RAI and its shareholders.

Proposed Declassification Amendment

ARTICLE EIGHTH, SECTION (3) and SECTION (5) of our Articles of Incorporation contain the provisions that will be amended if this proposal is approved. APPENDIX A to this proxy statement shows the changes contemplated by the proposed Declassification Amendment. If approved by our shareholders, the amendment to our Articles of Incorporation will become effective upon the filing of the Articles of Amendment with the Secretary of State of the State of North Carolina, which would occur promptly after the annual meeting.

If the proposed Declassification Amendment is adopted and becomes effective, the terms of all existing directors will expire at the 2017 annual meeting of shareholders and the nominees for director at that meeting and at each subsequent annual meeting of shareholders will stand for election to one-year terms expiring at the next annual meeting of shareholders. Thus, the Declassification Amendment will have the effect of shortening the existing terms of certain directors elected to three-year terms prior to the 2017 annual meeting of shareholders.

Approval of this proposal requires the affirmative vote of a majority of the votes cast on this proposed Declassification Amendment, including the votes of BAT and its subsidiaries. If this proposal is not approved by our shareholders, our Board will remain classified, and directors elected at the annual meeting will remain as Class II and Class III directors with terms expiring at our 2018 and 2019 annual meeting of shareholders, respectively. In either case, directors will serve until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.

Your Board of Directors recommends a vote “FOR” the proposal to amend the Articles of Incorporation to declassify the Board of Directors.

Item 3:	Proposed Amendment to Articles of Incorporation to Increase the Number of Authorized Shares of RAI Common Stock

After careful consideration, our Board of Directors also determined that an amendment to our Articles of Incorporation to increase the number of authorized shares of RAI common stock from 1,600,000,000 to 3,200,000,000, and correspondingly increase the aggregate number of authorized shares of all classes of RAI capital stock from 1,700,000,000 to 3,300,000,000, referred to as the Authorized Shares Amendment, is in the best interests of RAI and our shareholders. Our Board of Directors unanimously approved, and unanimously recommends to our shareholders that they approve, the Authorized Shares Amendment.

If the Authorized Shares Amendment is approved by the shareholders, then the first sentence of ARTICLE SIXTH of our Articles of Incorporation would be amended to read in its entirety as follows (but the remainder of the Articles of Incorporation will not change, except for the proposed changes described in Item 2 above, if approved by the shareholders):

“The total number of shares of capital stock that the Corporation is authorized to issue is 3,300,000,000 shares, of which 3,200,000,000 shares are Common Stock, par value $.0001 each (“Common Stock”), and 100,000,000 shares are Preferred Stock, par value $.01 each (“Preferred Stock”).”

At present, RAI is authorized by its Articles of Incorporation to issue 1,700,000,000 shares of capital stock, of which 1,600,000,000 shares are common stock, par value $.0001 per share, and 100,000,000 shares are preferred stock, par value $.01 per share. If the Authorized Shares Amendment is adopted by the shareholders, then the authorization pertaining to all capital stock will be increased to 3,300,000,000 shares, the authorization pertaining to common stock will be increased to 3,200,000,000 shares, and the authorization relating to preferred stock will remain at 100,000,000 shares. The shareholders’ adoption of the Authorized Shares Amendment will not change the par value of either RAI’s common stock or preferred stock.

As of March 7, 2016, there were                      shares of RAI common stock outstanding and entitled to vote. In addition, as of March 7, 2016, a total of                      shares were reserved for issuance under RAI’s stock-based benefit plans. Of the preferred stock authorized under our Articles of Incorporation, 4,000,000 shares have been designated as Series A Junior Participating Preferred Stock, none of which is outstanding, and 1,000,000 shares have been designated as Series B Preferred Stock, all of which are outstanding and held by RJR.

As a result of the 2015 Stock Split, the number of shares of RAI common stock outstanding and entitled to vote doubled. The number of shares of RAI common stock authorized pursuant to our Articles of Incorporation, however, was not changed in connection with the 2015 Stock Split and, therefore, the 2015 Stock Split had the effect of substantially reducing the number of shares of RAI common stock available for issuance. If the Authorized Shares Amendment is adopted, then the ratio of the number of shares available for issuance to the number of authorized shares will be the same after the 2015 Stock Split as before the 2015 Stock Split.

If the Authorized Shares Amendment is approved, then the number of authorized but unissued shares of common stock not earmarked for any particular purpose will be                     , and the Board will have the authority to issue such shares of common stock for any proper corporate purpose without further shareholder approval, unless such approval is required by applicable law or by the NYSE. Such authorized but unissued shares of common stock will provide RAI with additional flexibility, as such shares could be issued to take advantage of future opportunities for equity financing, in connection with possible acquisitions, for stock splits, stock dividends and other stock distributions and for other corporate purposes. RAI’s Board is seeking approval for the additional authorized common stock at this time because opportunities requiring prompt action may arise in the future, and the Board believes the delay and expense in seeking shareholder approval for additional authorized common stock could deprive RAI and its shareholders of the ability to benefit effectively from opportunities and/or cause the loss of attractive acquisition or financing arrangements. RAI has no definitive acquisition plans at this time and, except for issuances of shares of common stock in connection with its stock-based benefit plans, RAI does not have, at this time any plan, commitment, arrangement, understanding or agreement, either oral or written, to issue any such stock. Under certain circumstances, the issuance of additional shares of common stock could dilute the voting rights, equity and earnings per share of existing shareholders. No shareholder will have any preemptive rights to purchase or subscribe for any shares of common stock which may be issued.

Although the proposal to authorize additional shares of common stock is being made for the reasons stated above, the newly authorized shares also would be available for issuance by the Board without further shareholder approval in response to an actual or threatened takeover bid. The issuance of such shares could have the effect of diluting the stock ownership of persons seeking to obtain control of RAI and, therefore, the Authorized Shares Amendment may have the effect of discouraging efforts to gain control of RAI in a manner not approved by the Board. The Board is not aware of any pending or threatened takeover bid for RAI, and the Authorized Shares Amendment was not designed or intended by the Board to discourage takeover efforts. Because the Authorized Shares Amendment may discourage certain takeover attempts, shareholders could be deprived of opportunities to sell their shares at an increased price that might result from a takeover attempt.

Approval of this proposal requires the affirmative vote of a majority of the shares cast on this proposed Authorized Shares Amendment.

Your Board of Directors recommends a vote “FOR” the proposal to amend the Articles of Incorporation to increase the number of shares of authorized RAI common stock.

Item 4: Advisory Vote to Approve the Compensation of Named Executive Officers

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act, referred to as the Dodd-Frank Act, and Section 14A of the Exchange Act, we are asking you to cast an advisory (non-binding) vote on the following resolution at our 2016 annual meeting of shareholders:

“RESOLVED, that, on an advisory basis, the compensation of RAI’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and related narratives and descriptions in RAI’s proxy statement for the 2016 annual meeting, hereby is APPROVED.”

Your Board of Directors recommends a vote “FOR” this proposal.

This advisory vote, commonly known as a “say-on-pay” vote, gives you the opportunity to express your views about the compensation we pay to our named executive officers, as described in this proxy statement. We are currently conducting say-on-pay votes every year, and after this year’s vote expect to hold the next say-on-pay vote in connection with our 2017 annual meeting of shareholders.

The Board believes that our executive compensation program is designed appropriately and working effectively to ensure that we compensate our named executive officers for the achievement of annual and long-term performance goals enhancing shareholder value. At our 2015 annual meeting of shareholders, nearly 94% of the shares voted were cast in support of the compensation for our named executive officers, our fifth consecutive year of greater than 92% say-on-pay approval. Given this continued strong support, our Board continued the philosophy, compensation objectives and governing principles it has used in recent years to align the compensation for our named executive officers with the interests of our shareholders and to tie pay to performance.

Key Take-Aways for 2015 Named Executive Officer Compensation

  Performance-Based Program Design

*  Moderate fixed base salary targeted to size-adjusted 50th percentile of peer group

*  89% of CEO’s (and 79% of average other NEO’s) targeted total compensation opportunity is variable and “at risk,” with payouts being directly tied to actual company performance over performance periods

*  Balanced mix of annual and long-term performance-based incentive compensation opportunities

*  Balanced mix of cash and stock-based incentive compensation opportunities

*  Balanced annual incentive program driven by financial and marketplace measures

*  Stock-based incentive program based entirely on company performance and dividend maintenance

Executive Compensation and Governance Best Practices

*  Caps on annual and stock-based incentive awards

*  Dividends only paid on earned incentive awards

*  Limited and modest perquisites with no income tax gross-ups

*  Annual assessment and design of compensation program to mitigate compensation-related risks, including clawback provisions in incentive agreements, robust stock ownership guidelines, anti-hedging policy and semi-annual reviews of tally sheets

Strong Business Performance and Outstanding Total Shareholder Returns

*  Solid growth in adjusted earnings per share

*  Market share increases for key drive brands

*  Completion of Lorillard acquisition and sale of NATURAL AMERICAN SPIRIT’s business outside of U.S.

*  One-year and three-year total shareholder returns of 49% and 155%, significantly outpacing S&P 500

*  Dividend increase of 7.5%, with a target dividend payout ratio of 75% of our adjusted net income

For 2015, this alignment of interests and pay for performance philosophy is reflected in the compensation actually earned by our named executive officers being directly tied to our actual performance achievements against pre-established goals, and benefitted our shareholders through outstanding total shareholder returns and increased dividends. Before you vote, please review our Compensation Discussion and Analysis and accompanying tables and narrative discussion beginning on page 38 for a more detailed description of our executive compensation program and decisions.

You may vote “FOR” or “AGAINST” the resolution or abstain from voting on the resolution. Pursuant to the Dodd-Frank Act, the result of the say-on-pay vote is advisory and will not be binding on us or the Board. The final decision on the compensation and benefits of our named executive officers remains with the Board and the Compensation and Leadership Development Committee. However, RAI and the Board value the views of our shareholders. The Board and Compensation and Leadership Development Committee will review the results of the vote and expect to take them into consideration in addressing future compensation policies and decisions relating to our named executive officers.

Your Board of Directors recommends a vote “FOR” the approval, on an advisory basis, of the compensation of RAI’s named executive officers.

AUDIT MATTERS

Audit Committee Report

The Board of Directors of RAI has adopted a written Audit and Finance Committee Charter which incorporates requirements mandated by the Sarbanes-Oxley Act of 2002 and the NYSE listing standards. All members of the Audit Committee are independent as defined by SEC rules and NYSE listing standards. All members of the Audit Committee meet the definition of an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K.

The Audit Committee has reviewed and discussed the audited consolidated financial statements for 2015 with management and has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for 2015 be included in RAI’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC.

Respectfully submitted,

Martin D. Feinstein (Chair)

Luc Jobin

Lionel L. Nowell, III

Ronald S. Rolfe

Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee’s current policy is to pre-approve on an annual basis all audit and non-audit services performed by the independent registered public accounting firm to assure that the provision of these services does not impair the independent registered public accounting firm’s independence. Such pre-approved services are described in appendices to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy. Such Policy (including appendices) is publicly available, as set forth below.

The Audit Committee also generally establishes approved fees for pre-approved audit and non-audit services on an annual basis. The Audit Committee is required to approve any fee expected to exceed a pre-approved level by more than $100,000, and is required to be notified at its next meeting if any fee is expected to exceed a pre-approved level by less than $100,000. In addition, to the extent that the Audit Committee does not establish a fee level for a specific service that falls within a broad category of a pre-approved audit or non-audit service, the Audit Committee is required to pre-approve any fee for such service expected to exceed $100,000, and is required to be notified at its next meeting if any fee for such service is expected to be less than $100,000. The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to approve any such services.

The Audit Committee’s current Audit and Non-Audit Services Pre-Approval Policy was adopted by the Audit Committee in August 2004 and last revised in February 2016. The Audit and Non-Audit Services Pre-Approval Policy describes the procedures and conditions pursuant to which services proposed to be performed by the independent registered public accounting firm may be pre-approved by the Audit Committee, or its Chair pursuant to delegated authority. The Policy provides that the Chair of the Audit Committee may make pre-approval decisions for proposed services that are not covered by specific reference in the Policy and have not been previously approved by the full Audit Committee. Under the Policy, the Chair is required to report any such pre-approval decisions to the full Audit Committee at its next scheduled meeting.

A copy of the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy can be found in the “Governance” section of our website at www.reynoldsamerican.com, or can be requested free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

Fees of Independent Registered Public Accounting Firm

The following table shows the aggregate fees billed to RAI by KPMG LLP for services rendered during each of the years ended December 31, 2015 and 2014:

	Amount of Fees
	2015	2014
Audit Fees	$6,552,081	$4,098,953
Audit-Related Fees	337,972	373,387
Tax Fees	548,547	682,304
All Other Fees	6,200	0
Total Fees	$7,444,800	$5,154,644

Audit Fees

Audit fees principally constitute fees billed for professional services rendered by KPMG LLP for the audit of RAI’s consolidated financial statements for the years ended December 31, 2015 and 2014, the reviews of the condensed consolidated financial statements included in RAI’s Quarterly Reports on Form 10-Q filed during the years ended December 31, 2015 and 2014, services related to RAI’s preparation of offerings and registration statements, and the audits of certain subsidiaries where legally or statutorily required. The audit fees for the year ended December 31, 2015, also included approximately $2.5 million in fees pertaining to the Lorillard acquisition and related divestitures.

Audit-Related Fees

Audit-related fees constitute fees billed for assurance and related services rendered by KPMG LLP that are reasonably related to the performance of the audit or review of RAI’s consolidated financial statements, other than the services reported above under “— Audit Fees,” for each of the years ended December 31, 2015 and 2014. In 2015 and 2014, audit-related fees consisted principally of fees for audits of the financial statements of certain employee benefit plans and other agreed upon procedure engagements performed under applicable auditing and attestation standards. The Audit Committee pre-approved 100% of the audit-related services in 2015 and 2014.

Tax Fees

Tax fees constitute fees billed for professional services rendered by KPMG LLP for tax compliance, tax consulting and tax planning for each of the years ended December 31, 2015 and 2014. In 2015 and 2014, tax fees consisted principally of fees for international tax services and tax compliance advice. The Audit Committee pre-approved 100% of the tax services in 2015 and 2014.

All Other Fees

All other fees constitute the aggregate fees billed, if any, for services, other than the services reported above under “— Audit Fees,” “— Audit-Related Fees” and “— Tax Fees,” provided by KPMG LLP for each of the years ended December 31, 2015 and 2014. In 2015, all other fees consisted of services for the Audit Committee.

Item 5: Ratification of the Appointment of KPMG LLP as RAI’s Independent Registered Public Accounting Firm for 2016

The Audit Committee has appointed KPMG LLP, an independent registered public accounting firm, to audit the consolidated financial statements of RAI for the year ending December 31, 2016. We are submitting this selection to you for your ratification. KPMG LLP audited RAI’s consolidated financial statements for the year ended December 31, 2015, and has been RAI’s independent registered public accounting firm since RAI’s organization in 2004. KPMG LLP also had served as RJR’s independent registered public accounting firm from 2000 to 2004. Representatives of KPMG LLP are expected to be present at the 2016 annual meeting to make a statement, if KPMG LLP desires, and to answer your questions.

If the shareholders do not ratify the appointment of KPMG LLP, then the Audit Committee may reconsider its appointment, but is not obligated to appoint a different independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of RAI and its shareholders.

Your Board of Directors recommends a vote “FOR” the ratification of KPMG’s appointment as our independent registered public accounting firm for 2016.

SHAREHOLDER PROPOSALS

Certain of our shareholders have submitted the two proposals described under Items 6 and 7. We will furnish the names, addresses and claimed share ownership positions of the proponents of these proposals promptly upon written or oral request directed to the Secretary of RAI. The following proposals have been carefully considered by the Board, which has concluded that their adoption would not be in the best interests of RAI or its shareholders. For the reasons stated after each proposal and its supporting statement, the Board recommends a vote AGAINST each of the two proposals.

An additional shareholder proposal was jointly submitted by three shareholders. After constructive discussions regarding the actions requested in the proposal, the proponents’ primary concerns being related to vapor products, and areas of mutual agreement among the parties, the proponents withdrew their proposal. The parties have agreed that a representative of the proponents of the withdrawn proposal may make a short statement related to the subject matter of the proposal at our 2016 annual meeting.

Proposals of shareholders intended to be included in RAI’s 2017 annual meeting proxy statement and form of proxy must be received by the Secretary of RAI, in writing, no later than November     , 2016, at our corporate offices: Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. The rules of the SEC contain detailed requirements for submitting proposals for inclusion in our 2017 proxy statement and permit us to exclude proposals from our proxy statement in specified circumstances.

In accordance with RAI’s Bylaws, shareholders who do not submit a proposal for inclusion in our 2017 annual meeting proxy statement, as described in the immediately preceding paragraph, but who intend to present a proposal, nomination for director or other business for consideration at our 2017 annual meeting, must notify the Secretary of RAI, in writing, that they intend to submit their proposal, nomination or other business at our 2017 annual meeting by no earlier than October     , 2016, and no later than November     , 2016. RAI’s Bylaws contain detailed requirements that a shareholder’s notice must satisfy. If a shareholder does not comply with the notice requirements, including the deadlines specified above, then the persons named as proxies in the form of proxy for the 2017 annual meeting will use their discretion in voting the proxies on any such matters raised at the 2017 annual meeting. Any shareholder notice should be in writing and addressed to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. RAI’s Bylaws can be found in the “Governance” section of our website at www.reynoldsamerican.com or may be obtained, free of charge, from the Office of the Secretary.

For a further discussion of the Board nomination process, see “The Board of Directors — Governance Agreement” and “The Board of Directors — Committees and Meetings of the Board of Directors — Corporate Governance, Nominating and Sustainability Committee” above.

Item 6. Shareholder Proposal on Adoption of Payout Policy Preference for Share Repurchases

A shareholder has submitted the following proposal, which will be voted upon at our annual meeting if presented by its proponent:

“Resolved: Shareholders of Reynolds American Inc. ask the board of directors to adopt and issue a general payout policy that gives preference to share repurchases (relative to cash dividends) as a method to return capital to shareholders. If a general payout policy currently exists, we ask that it be amended appropriately.”

The proponent has submitted the following statement in support of this proposal:

“Share repurchases as a method to return capital to shareholders have distinct advantages relative to dividends. Share repurchases should be preferred for the following reasons:

1)	Financial flexibility. Four professors from Duke University and Cornell University studied executives’ decisions to pay dividends or make repurchases by surveying hundreds of executives of public companies. They found that ‘maintaining the dividend level is on par with investment decisions, while repurchases are made out of the residual cash flow after investment spending.’[1] Further, in follow up interviews as part of the study, executives ‘state[d] that they would pass up some positive net present value (NPV) investment projects before cutting dividends.’ The creation of long-term value is of paramount importance; I believe that repurchases have the distinct advantage that they do not create an incentive to forgo long-term value enhancing projects in order to preserve a historic dividend level.

2)	Tax efficiency. Share repurchases have been described in the Wall Street Journal[2] as ‘akin to dividends, but without the tax bite for shareholders.’ The distribution of a dividend may automatically trigger a tax liability for some shareholders. The repurchase of shares does not necessarily trigger that automatic tax liability and therefore gives a shareholder the flexibility to choose when the tax liability is incurred. Shareholders who desire cash flow can choose to sell shares and pay taxes as appropriate. (This proposal does not constitute tax advice.)

3)	Market acceptance. Some may believe that slowing the growth rate or reducing the level of dividends would result in a negative stock market reaction. However, a study published in the Journal of Finance finds that the market response to cutting dividends by companies that were also share repurchasers was not statistically distinguishable from zero.[3] I believe this study provides evidence that there is market acceptance that repurchases are valid substitutes for dividends.

“Some may worry that share repurchases could be used to prop up metrics that factor into the compensation of executives. I believe that any such concern should not interfere with the choice of optimal payout mechanism because compensation packages can be designed such that metrics are adjusted to account for share repurchases.

“In summary, I strongly believe that adopting a general payout policy that gives preference to share repurchases would enhance long-term value creation. I urge shareholders to vote FOR this proposal.”

[1]	http://www.sciencedirect.com/science/article/pii/S0304405X05000528
[2]	http://www.wsj.com/articles/companies-stock-buybacks-help-buoy-the-market-1410823441
[3]	http://www.afajof.org/details/journalArticle/2893861/Dividends-Share-Repurchases-and-the-Substitution-Hypothesis.html

Your Board of Directors recommends a vote “AGAINST” this shareholder proposal.

Management believes the proponent’s proposal is not in the best interests of either RAI’s shareholders or RAI.

The decision to repurchase shares, pay dividends, or both — as RAI has historically done — is an integral part of managing RAI’s overall capital structure. These decisions are driven by fundamental aspects of the financial management of RAI, and require detailed, confidential knowledge about RAI’s financial forecasts, acquisition plans and financing strategy. In addition, such decisions directly relate to RAI’s allocation of financial resources, compliance with financial covenants and ability to grow through acquisitions. As a result, these decisions can only be reached by highly trained corporate finance personnel, acting under the oversight of RAI’s Board and Audit and Finance Committee, based on confidential and competitive information.

RAI carefully evaluates a number of methods of returning capital to its shareholders, and has historically included both quarterly cash dividends and share repurchase programs. RAI’s current dividend policy is to pay out approximately 75% of annual consolidated adjusted net income in the form of cash dividends. On February 11, 2016, RAI announced its 47th consecutive quarterly cash dividend since going public in 2004. Between its formation in 2004 and year-end 2015, RAI’s total return to shareholders was 864%, well outpacing the Standard & Poor’s 500 index’s return of 135% during that timeframe.

In addition, management does consider share repurchase programs, and has undertaken two such programs since 2004, completing the last in May 2014. The Board has not authorized a current share repurchase program for RAI.

As RAI communicated to its shareholders at its annual Investor Day in November 2015, one of RAI’s priorities is to reduce the debt it incurred in order to complete the successful acquisition of Lorillard, while meeting its overarching goals of delivering consistent operating income, earnings per share and dividend growth. RAI will continue to evaluate share repurchases and its dividend target level after de-leveraging.

Currently, management balances all relevant factors and makes determinations about which forms of capital return are in the best long-term interests of shareholders. If the proposal were to be approved and applied as written, management would be obligated to change its assessment to give “preference” to share repurchases, even though that determination may not be in shareholders’ best interests.

Further, the proponent’s proposal is too vague to enable shareholders to feel confident voting on it. Because the term “preference” is not defined by the proponent, it is thus left open to shareholders’ individual interpretations in deciding how to vote their shares, and reasonable investors may interpret the proposal differently. If the proposal were to be adopted as written, RAI would have to design a shareholder return program that it believes gives “preference” to share repurchase, but RAI’s interpretation may not be the same as that of any shareholder.

Share repurchases are not a substitute for cash dividends, and thus a policy that requires “preference” for share repurchases over cash dividends does not appropriately balance the nuances and effects of one form of capital return to investors compared to another.

Your Board of Directors recommends a vote “AGAINST” this shareholder proposal.

Item 7: Shareholder Proposal on Mediation of Alleged Human Rights Violations

A shareholder has submitted the following proposal, which will be voted upon at our annual meeting if presented by its proponent:

“RESOLVED, shareholders of Reynolds American Inc. (the ‘Company’) urge the Company to participate in mediation of any specific instances of alleged human rights violations involving the Company’s operations if mediation is offered by a governmental National Contact Point for the Organisation for Economic Cooperation and Development (the ‘OECD’) Guidelines for Multinational Enterprises.

“For the purposes of this policy, the human rights subject to mediation shall include, at a minimum, those expressed in the International Labor Organization’s Declaration on Fundamental Principles and Rights at Work:

(a)	freedom of association and the effective recognition of the right to collective bargaining;

(b)	the elimination of all forms of forced or compulsory labor;

(c)	the effective abolition of child labor; and

(d)	the elimination of discrimination in respect of employment and occupation.”

The proponent has submitted the following statement in support of this proposal:

“The United Nation’s Guiding Principles on Business and Human Rights call on business enterprises to have in place the following policies and processes:

a.	A policy commitment to meet their responsibility to respect human rights;

b.	A human rights due diligence process to identify, prevent, mitigate and account for how they address their impacts on human rights;

c.	Processes to enable the remediation of any adverse human rights impacts they cause or to which they contribute.

“(Guiding Principles on Business and Human Rights, United Nations, 2011, available at http://www.ohchr.org/Documents/Publications/GuidingPrinciplesBusinessHR EN.pdf). While our Company has taken steps to commit to respect human rights and to conduct due diligence, we believe the Company needs to provide adequate remedies for human rights violations involving the Company’s operations including its tobacco supply chain.

“Non-judicial grievance mechanisms to remedy human rights violations are needed the most when formal legal mechanisms are inadequate. For example, in the United States, agricultural workers are excluded from the National Labor Relations Act that protects the rights of workers to organize and collectively bargain. Agricultural child labor is also permitted in the United States under the Fair Labor Standards Act.

“This proposal urges our Company to participate in mediation of alleged human rights violations if mediation is offered by a governmental National Contact Point pursuant to the OECD Guidelines for Multinational Enterprises. (OECD, 2011, available at http://www.oecd.org/daf/inv/mne/48004323.pdf). In the United States, the State Department’s Office of the U.S. National Contact Point provides mediation of specific instances of human rights violations through the U.S. Federal Mediation and Conciliation Service. (‘Specific Instance Process,’ Office of the U.S. National Contact Point, U.S. Department of State, available at http://www.state.gov/e/eb/oecd/usncp/specificinstance/index.htm). .

“Participation in the National Contact Point mediation process is voluntary and does not mean that the Company will be bound by the outcome of mediation. By agreeing to participate in National Contact Point mediation, our Company can affirmatively signal its commitment to remedy human rights violations should they arise in the future.”

Your Board of Directors recommends a vote “AGAINST” this shareholder proposal.

The proposal would require that specific instances of alleged human rights violations arising in connection with RAI’s operations be mediated by the U.S. Federal Mediation and Conciliation Service through a program administered by the U.S. Department of State. Though the proposal is drafted quite broadly, and would appear to cover disputes between RAI and its employees, we understand that the proponents are concerned with potential violations arising in connection with the supply chain for tobacco leaf.

RAI recognizes the potential of extra-judicial mediation mechanisms. RAI will continue to work with the Farm Labor Practices Group, sometimes referred to as the FLPG, a multilateral dialogue group that includes growers, purchasers, a labor union, and the U.S. Department of Labor, in pursuit of such a mechanism. The FLPG’s work in this area suggests that, to be effective, any dispute resolution program should be expeditious and should involve the grower alleged to have committed the violation.

While the U.S. Department of State and the U.S. Federal Mediation and Conciliation Service have expertise in mediation, their processes are quite formal, and reportedly require six months to a year to bring an issue to resolution. For migrant and seasonal workers, who move from farm to farm and state to state, quicker mediation mechanisms are required. Disputes arising abroad present a different issue. While such disputes fit more comfortably into a program administered by the U.S. Department of State, RJR Tobacco would not be an appropriate party to such a dispute.

RJR Tobacco does not purchase tobacco from foreign growers. Instead, it buys tobacco through leaf dealers. RJR Tobacco promotes responsibility throughout its international supply chain by participating in the Social Responsibility in Tobacco Production program administered by AB Sustain. This program assesses and audits international leaf dealers against a variety of criteria, including labor rights. Because RJR Tobacco does not have employees or facilities abroad, and does not have relationships with growers outside the United States, RJR Tobacco is not itself in a position to participate in any resolution of a dispute arising on a tobacco farm in another country. Instead, the leaf dealer(s) purchasing from such a farm would, in the absence of the grower alleged to have committed the violation, be the more appropriate participant in any such dispute.

RAI agrees with the proponent that the supply chain for U.S. tobacco leaf could benefit from an effective and expeditious dispute resolution mechanism. As described above, RAI will continue to work with the Farm Labor Practices Group in pursuit of such a mechanism. However, the specific mechanism proposed by the proponent is not well suited to the needs of growers and their employees.

Your Board of Directors recommends a vote “AGAINST” this shareholder proposal.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transaction Approval Policy

Effective February 6, 2007, RAI’s Board adopted a Related Person Transaction Approval Policy, referred to as the Policy. The Policy generally requires that certain transactions in which (1) RAI, or one of its subsidiaries, is a participant and (2) a related person has a direct or indirect interest, be approved in advance by a designated executive officer, the Audit Committee, the Board or a sub-set of the Board. The arbiter in any particular case may only approve a proposed related person transaction if it has determined in good faith that such transaction is in, or not inconsistent with, the best interests of RAI and its shareholders. The definition of “related person” for purposes of the Policy is based upon the definition set forth in the applicable rules of the SEC; a “related person” of RAI means a director or director nominee of RAI, an executive officer of RAI, a greater than 5% shareholder of RAI or an immediate family member of any of the foregoing.

The Policy’s pre-approval requirements depend upon the related person and the dollar amount involved in a proposed transaction, as summarized below:

Related Person:	Dollar Amount of Transaction:	Approval Required by:
• Transactions in which an RAI director, executive officer or an immediate family member of either of the foregoing has an interest (1)	• Less than or equal to $25,000 • Greater than $25,000	• Chief Executive Officer or Chief Financial Officer • Audit Committee
• Transactions in which BAT, or an affiliate thereof, has an interest	• Less than $1 million	• Chief Executive Officer, Chief Financial Officer or General Counsel
	• Greater than or equal to $1 million and less than $20 million	• Audit Committee
	• Greater than or equal to $20 million	• Independent directors (excluding any independent directors who have been designated by B&W)
• Transactions in which any related person other than those listed above has an interest	• Less than $1 million	• Chief Executive Officer, Chief Financial Officer or General Counsel
	• Greater than or equal to $1 million and less than $20 million	• Audit Committee
	• Greater than or equal to $20 million	• Board of Directors

(1)	If the transaction involves RAI’s Chief Executive Officer, or an immediate family member of such officer, then the Audit Committee is required to approve the transaction. If the transaction involves RAI’s Chief Financial Officer, or an immediate family member of such officer, then the Audit Committee or the Chief Executive Officer is required to approve the transaction.

Under the Policy, any contract in existence on the effective date of the Policy (February 6, 2007) involving a related person is not required to be pre-approved under the Policy; provided, however, that if a material amendment or modification of any such pre-existing contract is adopted after February 6, 2007, then such material amendment or modification shall be subject to the Policy’s pre-approval requirements. Further, any compensation, benefit or indemnification arrangement involving an RAI director, executive officer or an immediate family member of any of the foregoing, which arrangement is approved by the RAI Board or another Board committee, is not required to be pre-approved under the Policy.

The approval requirements of the Policy are in addition to other measures already in place. For example, under the Governance Agreement, the independent directors of RAI (excluding any independent directors who have been designated by B&W) are required to approve any material contract or transaction involving RAI or any of its subsidiaries, on the one hand, and BAT or any of its subsidiaries, on the other hand, if the terms of that contract or transaction are not governed by either an agreement existing on the date of the Business Combination or a provision of our Articles of Incorporation or Bylaws.

The full text of the Policy can be found in the “Governance” section of our website at www.reynoldsamerican.com, or can be requested free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

2015 Related Person Transactions

RAI paid BAT an aggregate of $369,004 during 2015 in consideration for the services of Mr. Oberlander as a director of RAI. In addition, at the direction of BAT, RAI paid Mr. Daly the sum of $369,004 during 2015, which amount normally would have been paid to BAT, in consideration for his service as a director of RAI after his retirement from BAT. For further information on this arrangement, see “The Board of Directors — Director Compensation — Payment for Services of Certain Board Designees,” above.

In connection with the consummation of the Business Combination on July 30, 2004, RJR Tobacco entered into contract manufacturing agreements with two subsidiaries of BAT — BATUS Japan, Inc., referred to as BATUSJ, and B.A.T. (U.K. & Export) Limited, referred to as BATUKE (BAT and all its subsidiaries, including B&W, BATUSJ and BATUKE, are referred to as the BAT Group), pursuant to which RJR Tobacco manufactures certain of BAT’s U.S.-sourced cigarettes and other tobacco products for export outside of the United States.

In May 2015, RJR Tobacco, BATUKE and BATUSJ entered into a restated and revised American-blend cigarette manufacturing agreement, referred to as the 2015 Agreement, modifying the parties’ prior contract manufacturing agreement. Under the 2015 Agreement, RJR Tobacco is BATUKE’s exclusive manufacturer of all of BATUKE’s requirements for certain American-blend cigarettes intended to be sold and distributed in Japan. Either RJR Tobacco or BATUKE may terminate the 2015 Agreement by furnishing, no earlier than January 1, 2016, three years’ notice of termination to the other party. The foregoing termination right is in addition to certain other termination rights each party has under the 2015 Agreement, including, without limitation, the right of a party to terminate upon the material, uncured breach of the 2015 Agreement by the other party. On January 4, 2016, RJR Tobacco received written notice from BATUKE terminating the 2015 Agreement effective January 5, 2019. Sales by RJR Tobacco to the BAT Group pursuant to the 2015 Agreement during 2015 were $229,342,000.

During 2015, the BAT Group purchased tobacco leaf from RJR Tobacco in the amount of $29,246,000. Also during 2015, the BAT Group agreed to purchase additional tobacco leaf from RJR Tobacco in the amount of $33,289,000, none of which (including that portion of the purchase price that was paid by the BAT Group in 2015) was recorded as sales in RAI’s 2015 financial statements, but will be recognized as sales when the product is shipped to the BAT Group. In addition, during 2015, the BAT Group purchased from RJR Tobacco expanded tobacco and re-constituted tobacco, and other tobacco products, in the amount of $54,000.

RJR Tobacco and a member of the BAT Group are also parties to a technology sharing and development services agreement, which was entered into on July 30, 2004. Pursuant to this agreement, each party may license or otherwise transfer rights to the other in its respective technologies, and may pursue joint technology projects with the other party. Each party or its respective affiliates also may provide certain contract services to the other party or its affiliates. Unless earlier terminated as provided therein, the technology sharing and development services agreement automatically renews for additional one-year periods each December 31 unless one of the parties provides a notice of non-renewal at least 12 months prior to the December 31 date on which termination is to become effective. During 2015, RJR Tobacco billed the BAT Group $3,020,000, and the BAT Group billed RJR Tobacco approximately $31,000, pursuant to such agreement. In 2015, RJR Tobacco recorded royalty income of $30,000 for the use of certain capsule technology by the BAT Group.

RJR Tobacco also purchases from the BAT Group tobacco leaf and cigarettes, and pays royalties to the BAT Group relating to the sale by RJR Tobacco of certain cigarette brands. The parties entered into the agreements evidencing such arrangements, which have various expiration dates, following the consummation of the Business Combination. During 2015, RJR Tobacco recorded purchases from the BAT Group of $11,302,000 pursuant to the foregoing arrangements. RJR Tobacco also paid the BAT Group $6,005,000 for other purchases. In addition, as of the end of 2015, RJR Tobacco had $9,201,000 in accounts payable to the BAT Group under such arrangements. During 2015, two additional operating subsidiaries also recorded purchases from the BAT Group — American Snuff Company, LLC recorded leaf purchases of $1,633,000; and SFR Tobacco International GmbH recorded cigarette purchases of $1,985,000.

In connection with the Business Combination, RJR Tobacco agreed to indemnify B&W and its affiliates for certain litigation liabilities arising out of the U.S. cigarette and tobacco business of B&W. As a result of this indemnity, RJR Tobacco has assumed the defense of pending B&W-specific tobacco-related litigation, has paid the judgments and costs related to certain pre-Business Combination tobacco-related litigation of B&W, and has posted bonds on behalf of B&W, where necessary, in connection with cases decided since the Business Combination. In 2015, RJR Tobacco paid no reimbursements to the BAT Group in connection with this indemnity.

From time to time, each of RJR Tobacco and the BAT Group has seconded certain of its employees to the other or a member of such entity’s group of companies in connection with particular assignments. During their service with the other entity or a member of such entity’s group of companies, the seconded employees continue to be paid by the original employer and participate in employee benefit plans sponsored by such employer. Each of RJR Tobacco and the BAT Group reimburse members of the other party’s group of companies certain costs of the seconded employees’ compensation and benefits during the secondment period. For 2015, RJR Tobacco billed the BAT Group $6,000 in connection with such secondment arrangements.

In November 2011, RAI, BAT and B&W also entered into Amendment No. 3 to the Governance Agreement pursuant to which, among other things, RAI agreed, that if RAI issued RAI common stock or any other RAI equity security to certain designated persons, including its directors, executive officers or employees (such as upon the vesting of performance shares or restricted stock units), then RAI would repurchase a number of shares of RAI common stock equal to the number of shares of RAI common stock issued so that the number of outstanding shares of RAI common stock is not increased, and the beneficial ownership interest of BAT and its subsidiaries is not decreased, by such issuance after taking into account the repurchases. During 2015, RAI repurchased and cancelled 1,820,453 shares of RAI common stock for the aggregate amount of $82,012,176 pursuant to the Governance Agreement.

In July 2014, RAI and BAT entered into a Subscription and Support Agreement, referred to as the subscription agreement, in connection with the transactions related to RAI’s proposed acquisition of Lorillard. In June 2015, concurrently with the completion of such acquisition and pursuant to the subscription agreement, BAT, indirectly (through a wholly owned subsidiary) purchased, at a price of approximately $4.7 billion in the aggregate, 77,680,259 shares of RAI common stock (prior to giving effect to the 2015 Stock Split), which was sufficient for BAT and its subsidiaries to collectively maintain their approximately 42% beneficial ownership in RAI. In addition, BAT caused all shares of RAI common stock beneficially owned by BAT and its subsidiaries to be voted in favor of the issuance of the additional shares of RAI common stock contemplated by both the merger agreement related to the acquisition of Lorillard and the subscription agreement.

In December 2015, RJR Tobacco and Nicoventures Holdings Limited, a subsidiary of BAT, signed a definitive vapor technology-sharing and licensing agreement, pursuant to which the companies will collaborate on the development of next generation vapor products.

Lisa J. Caldwell, currently Executive Vice President and Chief Human Resources Officer of RAI and RAISC, is married to Alan L. Caldwell, who is currently Director — Corporate and Civic Engagement of RAISC, and previously served in a variety of positions with RJR Tobacco since joining RJR Tobacco in 1981. During 2015, Mr. Caldwell earned approximately $225,400 in salary and bonus, and vested in a long-term incentive award valued at approximately $108,400.

Nancy H. Hawley, currently Executive Vice President – Operations of RJR Tobacco, is married to Ray W. Hawley, Sr., who is currently Manager – Payroll for RAISC. During 2015, Mr. Hawley earned approximately $173,000 in salary and bonus.

OTHER

The Board is not aware of any matters to be presented for action at the 2016 annual meeting other than those described herein and does not intend to bring any other matters before the annual meeting. However, if other matters shall come before the 2016 annual meeting, it is intended that the holders of proxies solicited hereby will vote thereon in their discretion.

By Order of the Board of Directors,

McDara P. Folan, III

Secretary

Dated: March     , 2016

APPENDIX A

Proposed Amendments to SECTIONS (3) and (5) of ARTICLE EIGHTH

of RAI’s Amended and Restated Articles of Incorporation

(3) ~~The~~Until the 2017 annual meeting of shareholders, the members of the Board of Directors, other than those directors elected solely by the holders of any series of Preferred Stock, shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may reasonably be possible, of one-third of the total number of directors constituting the Board of Directors. ~~Each director shall serve for a term ending on the date of the third~~Commencing with the 2017 annual meeting of shareholders ~~next following the annual meeting at which such director was elected, provided that directors initially designated as Class I directors shall serve for a term ending on the date of the year 2005 annual meeting, directors initially designated as Class II directors shall serve for a term ending on the date of the year 2006 annual meeting, and directors initially designated as Class III directors shall serve for a term ending on the date of the year 2007 annual meeting~~, the foregoing classification of directors shall cease, and the terms of all directors then in office shall expire. At the 2017 annual meeting of shareholders and at each annual meeting of shareholders thereafter, each nominee for director shall stand for election to a one-year term expiring at the next annual meeting of shareholders. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. In ~~the event of any change in the number of directors, the Board of Directors shall apportion any newly-created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as may reasonably be possible, the number of directors in each class. In~~ no event will a decrease in the number of directors shorten the term of any incumbent director.

(5) Except as otherwise provided by law, vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly-created directorships resulting from any increase in the number of directors shall be filled for the unexpired term only by a majority of the directors then in office (although less than a quorum) or by the sole remaining director and not by the shareholders~~, and each director so elected shall hold office for a term that shall coincide with the term of the Class to which such director shall have been elected and until such director’s successor has been elected and qualified~~.

You have the option to submit your proxy by the Internet, telephone or mail. Your vote does not count until we receive it. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your votinginstructions and for electronic delivery of information up until 11:59 P.M. (Eastern Time) on May 4, 2016 (April 30, 2016 for 401k Plan or SIP participants). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Reynolds American Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. (Eastern Time) on May 4, 2016 (April 30, 2016 for 401k Plan or SIP participants). Have your proxy card in hand when you call and follow the simple instructions provided to you. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Reynolds American Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your telephone or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned the proxy card. If you vote by telephone or Internet, do not mail back the proxy card. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E01585-P74494-Z67280 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY REYNOLDS AMERICAN INC. The Board of Directors recommends a vote FOR: 1. Election of Directors Nominees For Class III: For Against Abstain 1a. Susan M. Cameron For Against Abstain 1b. Martin D. Feinstein 2. Amendment to Articles of Incorporation to Declassify the Board of Directors 1c. Murray S. Kessler 3. Amendment to Articles of Incorporation to Increase the Number of Authorized Shares of RAI Common Stock 1d. Lionel L. Nowell, III 4. Advisory Vote to Approve the Compensation of Named Executive Officers 1e. Ricardo Oberlander 5. Ratification of the Appointment of KPMG LLP as Independent Registered PublicAccounting Firm for 2016 Nominees For Class II: The Board of Directors recommends a vote AGAINST: 1f. Jerome Abelman 6. Shareholder Proposal on Adoption of Payout Policy Preference for Share Repurchases 1g. Robert Lerwill 7. Shareholder Proposal on Mediation of Alleged Human Rights Violations For address changes and/or comments, please check this box and write them on the back where indicated. Note: Please make sure that you complete, sign and date your proxy card. Shares for which an executed proxy is received, but no instruction is given, will Please sign exactly as your name(s) appear(s) on the account. When signing be voted by the proxies FOR Items 1, 2, 3, 4 and 5; and AGAINST Items 6 and 7; as a fiduciary, please give your full title as such. Each joint owner should sign and by Fidelity, as Trustee under the 401k Plan, and FESC, as Custodian under the personally. Corporate proxies should be signed in full corporate name by an SIP, in the same proportion as the shares for which instructions are received by authorized officer. Fidelity and FESC, respectively. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

YOUR VOTE IS IMPORTANT! Please complete, sign and date your proxy card and return this proxy card in the enclosed envelope or vote by telephone or Internet as soon as possible To: Shareholders of Reynolds American Inc. Participants in the RAI 401k Savings Plan Participants in the Puerto Rico Savings & Investment Plan Shares of common stock of Reynolds American Inc. will be voted as you direct if this card is completed by you and received by Broadridge on or before May 4, 2016 (April 30, 2016 for 401k Plan or SIP participants). Broadridge is responsible for tabulating the returns. If you have any questions or need assistance in voting the shares, please contact: Reynolds American Inc. Shareholder Services 401 North Main Street Winston-Salem, NC 27101 (866) 210-9976 (toll-free) Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Form 10-K and Shareholder Letter are available at www.proxyvote.com. DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET E01586-P74494-Z67280 REYNOLDS AMERICAN INC. PROXY This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on May 5, 2016. The undersigned shareholder of Reynolds American Inc. hereby appoints Susan M. Cameron, McDara P. Folan, III and Constantine (Dean) E. Tsipis, and each of them (with full power of substitution and resubstitution), as proxies of the undersigned, to vote all shares of the common stock of Reynolds American Inc. that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 5, 2016 at 9:00 a.m. (Eastern Time) in the Reynolds American Plaza Building Auditorium, 401 North Main Street, Winston-Salem, North Carolina, and at any adjournments or postponements thereof, as designated on the reverse side of this proxy card, and in their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. The undersigned also provides instructions to Fidelity Management Trust Company (“Fidelity”), as Trustee under the RAI 401k Savings Plan (the “401k Plan”), and to Fidelity Employer Services Company LLC (“FESC”), as Custodian under the Puerto Rico Savings & Investment Plan (the “SIP”), to vote shares of the common stock of Reynolds American Inc. allocated, respectively, to accounts of the undersigned under the 401k Plan or the SIP, and which are entitled to be voted at the Annual Meeting, and at any adjournments or postponements thereof, as designated on the reverse side of this proxy card, and to vote all such shares on such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed and dated on reverse side